As filed with the Securities and Exchange Commission on February 23, 2018

Registration No. 333-222994

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	47-0883144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

(720) 437-6580

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joshua R. Disbrow

Chief Executive Officer

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

Telephone: (720) 437-6580

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Marcelle Balcombe, Esq. Jeff Cahlon, Esq. Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas, 37th Floor New York, New York 10036 (212) 930-9700	Anthony J. Marsico, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 666 Third Avenue New York, New York 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
Common stock, $0.0001 par value(3)	$11,500,000	$1,431.75
Underwriters’ warrants(4)(5)	—	—
Shares of common stock underlying Underwriters’ warrants(5)	$875,000	$108.94
Total	$12,375,000	$1,540.69	*

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of the stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(3)	Includes shares of common stock which may be issued upon exercise of a 45-day option granted to the representative of the underwriters to cover over-allotments, if any.
(4)	No fee pursuant to Rule 457(g) under the Securities Act.
(5)	The underwriters’ warrants will represent the right to purchase 7% of the aggregate number of shares of common stock sold in this offering excluding the overallotment option at an exercise price equal to 125% of the offering price per share.

* Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement relating to these securities filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED FEBRUARY 23, 2018

7,936,508 Shares

Common Stock

Aytu BioScience, Inc.

Aytu BioScience, Inc. is offering 7,936,508 shares of common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AYTU.” On February 20, 2018, the last reported sale price of our common stock on the NASDAQ Capital Market was $1.26.

The final public offering price of each share will be determined through negotiation between us and the underwriters in this offering and will take into account the recent market price of our common stock, the general condition of the securities market at the time of this offering, the history of, and the prospects for, the industry in which we compete, and our past and present operations and our prospects for future revenues. The recent market price used throughout this prospectus may not be indicative of the public offering price.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds (excluding any proceeds from exercise of the over-allotment option) of this offering payable to Joseph Gunnar & Co., LLC, the representative of the underwriters. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 1,190,476 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers in the offering on or about           , 2018.

Sole Book-Running Manager
Joseph Gunnar & Co.
Lead Manager
Fordham Financial Management

             , 2018

Complementary Urology Product Portfolio

Natesto
testosterone nasal gel

- Only FDA-approved, nasally-administered testosterone; indicated for **hypogonadism**[1]
- Approved for use **WITHOUT black box warning** related to testosterone transference

MiOXSYS

- CE Marked *in vitro* diagnostic device for **male infertility**[2]
- Initial revenues ramping; devices placed at leading ex-US urology centers; diagnostic target recently implicated by **leading reproductive medicine association**

fiera.

- Fiera is **the first *pre-intimacy* device** proven to increase sexual desire and arousal in women[3]
- On-market product that has the potential to benefit **the 44% of women** worldwide that report a sexual problem[4]

ProstaScint®
(Capromab Pendetide)

Fused Image

- FDA-approved imaging agent for **prostate cancer** assessment and staging[5]:
  - Newly diagnosed patients at higher risk for pelvic lymph node disease
  - Patients with suspected recurrent disease

1. Natesto Prescribing Information. 2. MiOXSYS Instructions for Use and Clinical Study Summary. 3.Data on File. 4. Shifren JL, Brigitta UM, Monz MD, Russo PA, Segreti A, Johannes CB. Sexual Problems and Distress in United States Women: Prevalence and Correlates. Obstet Gynecol 2008;112:970–8. 5. ProstaScint Prescribing Information.

You should rely only on the information contained in this prospectus, as supplemented and amended. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor any of the underwriters is making an offer to sell or seeking offers to buy these securities in any jurisdiction where, or to any person to whom, the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

We urge you to read carefully this prospectus, as supplemented and amended, before deciding whether to invest in any of the common stock being offered.

Unless the context indicates otherwise, as used in this prospectus, the terms “Aytu,” “we,” “us,” “our,” “our company” and “our business” refer to Aytu BioScience, Inc. and its subsidiary.

We own or have rights to various U.S. federal trademark registrations and applications, and unregistered trademarks and service marks, including Fiera, Natesto, ProstaScint, MiOXSYS, RedoxSYS, Luoxis, Vyrix and Nuelle. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective owners. We have assumed that the reader understands that all such terms are source-indicating. Accordingly, such terms, when first mentioned in this prospectus, appear with the trade name, trademark or service mark notice and then throughout the remainder of this prospectus without trade name, trademark or service mark notices for convenience only and should not be construed as being used in a descriptive or generic sense.

i

PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in shares of our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our securities, you should read the entire prospectus carefully, including “Risk Factors” beginning on page 7, and the financial statements and related notes included in this prospectus.

Overview

We are a commercial-stage specialty healthcare company focused on acquiring, developing and commercializing novel products in the field of urology. We have multiple urology-focused products on the market, and we seek to build a portfolio of novel therapeutics that serve large medical needs in the field of urology. We are concentrating on hypogonadism, prostate cancer, male infertility and, recently, female sexual wellbeing and intimacy and may expand into other urological indications for which we believe there are significant medical needs.

We acquired exclusive U.S. rights to Natesto ® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, and we launched Natesto in the United States with our direct sales force in late summer 2016. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $1.8 billion market. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel ®.

Outside the U.S. we market MiOXSYS ®, a novel in vitro diagnostic device that is currently CE marked (or Conformité Européene marked, which generally enables it to be sold within the European Economic Area) and for which we intend to initiate a final clinical study to enable FDA clearance in the U.S. Our MiOXSYS system is a novel, point-of-care semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. Male infertility is a prevalent and underserved condition and oxidative stress is widely implicated in its pathophysiology. MiOXSYS was developed from our core oxidation-reduction potential research platform known as RedoxSYS ®. We are advancing MiOXSYS toward FDA clearance or approval, potentially via the De Novo Classification Request process (see “Business--Regulatory Pathway”).

We currently market ProstaScint ® (capromab pendetide), the only single-photon emission tomography, or SPECT -based radioimaging agent indicated to detect the prostate specific membrane antigen, or PSMA, in the assessment and staging of prostate cancer. ProstaScint is approved by the FDA for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer.

On May 5, 2017, we acquired Nuelle, Inc, or Nuelle, a women’s sexual health company. This transaction expanded our product portfolio with the addition of the Fiera ® personal care device for women. Fiera was recently launched in the U.S. and is a proprietary, revenue-generating product scientifically proven to enhance physical arousal and sexual desire in the millions of adult women around the world impacted by changes in sexual desire. This acquisition adds a novel, commercial-stage product in a complementary adjacency readily accessible by our U.S.-based commercial infrastructure. Nuelle was previously a portfolio company of leading venture capital firm New Enterprise Associates.

In the future we will look to acquire additional urology products, including existing products we believe can offer distinct commercial advantages. Our management team’s prior experience has involved identifying clinical assets that can be re-launched to increase value, with a focused commercial infrastructure specializing in urology.

Natesto® (testosterone) nasal gel.

On April 22, 2016, we entered into an agreement to acquire the exclusive U.S. rights to Natesto (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired on July 1, 2016. Natesto is a patented, FDA-approved testosterone replacement therapy, or TRT, and is the only nasally-administered formulation of testosterone available in the United States. Natesto is a discreet, easy-to-administer nasal gel that may be appropriate for men with active lifestyles as Natesto is small, portable, Transportation Security Administration, or TSA-compliant, and easy to use. Importantly, Natesto is not applied directly to the patient’s skin as other topically applied TRTs are. Rather, it is delivered directly into the nasal mucosa via a proprietary nasal applicator. Thus, Natesto does not carry a black box warning related to testosterone transference to a man’s female partner or children — as other topically (primarily gels and solutions) administered TRTs do by virtue of their delivery directly onto the skin. We launched Natesto in the U.S. in late summer 2016 with our direct sales force, and we are positioning Natesto as the ideal treatment solution for men with active, busy lifestyles who suffer from hypogonadism.

MiOXSYS®.

MiOXSYS is a rapid in vitro diagnostic semen analysis test used in the quantitative measurement of static oxidation-reduction potential, or sORP, in human semen. MiOXSYS is a CE marked system and is an accurate, easy to use, and fast infertility assessment tool. It is estimated that 72.4 million couples worldwide experience infertility problems. In the United States, approximately 10% of couples are defined as infertile. Male infertility is responsible for between 40 – 50% of all infertility cases and affects approximately 7% of all men. Male infertility is often unexplained (idiopathic), and this idiopathic infertility is frequently associated with increased levels of oxidative stress in the semen. As such, having a rapid, easy-to-use diagnostic platform to measure oxidative stress should provide a practical way for male infertility specialists to improve semen analysis and infertility assessments without having to refer patients to outside clinical laboratories.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. The global male infertility market is expected to grow to over $300 million by 2020 with a compound annual growth rate, or CAGR, of nearly 5% from 2014 to 2020. Oxidative stress is broadly implicated in the pathophysiology of idiopathic male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess the degree of oxidative stress and potentially enable the monitoring of patients’ responses to antioxidant therapy as a treatment regimen for infertility. The MiOXSYS System received CE marking in Europe in January 2016, obtained Health Canada Class II Medical Device approval in March 2016, and obtained Australian Therapeutic Goods Administration, or TGA approval in November 2017. We expect to advance MiOXSYS into clinical trials in the United States in order to enable FDA clearance or approval, potentially via the De Novo Classification Request process.

ProstaScint® (capromab pendetide).

We became a commercial stage company by virtue of our acquisition of ProstaScint in May 2015 and are generating sales of this FDA-approved prostate cancer imaging agent. Because prostate cancer is a condition commonly diagnosed and treated by urologists, ProstaScint complements our urology-focused product portfolio and pipeline. Prostate cancer is the second most common cancer in American men after skin cancer. The American Cancer Society’s estimates for prostate cancer in the United States for 2018 are: About 164,690 new cases of prostate cancer and about 29,430 deaths from prostate cancer. Further, there are more than 2.9 million men alive with some history of prostate cancer. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. Approximately $4.4 billion is spent annually on screening, diagnosing and staging, and an additional $9.9 billion annually on treatment of prostate cancer patients, totaling nearly $15 billion per year on prostate cancer in the US alone. At June 30, 2017, the ProstaScint asset was impaired based upon sales projections that we intend to only sell this product through mid-fiscal 2019, when our existing supplies of the product will expire.

Fiera ® Personal Care Device

The Fiera Personal Care Device is the first hands-free wearable product for women, specifically designed to increase interest in, and physical readiness for sex, naturally. Fiera does this by creating a physically aroused state via the genitals. Co-created with healthcare professionals, Fiera is a small, discreet, fast-acting, and hands-free product that is designed to be used in advance of physical intimacy to help women feel ready and in the mood for sex. Fiera uses gentle suction coupled with stimulation to enhance blood flow to the genitals, increase lubrication, and ultimately get a woman ready for partnered intimacy in as little as 5 minutes.

With the acquisition of Nuelle, Inc., Aytu is expanding into the women’s sexual health and wellness market. Sexual wellness is inclusive of female sexual dysfunction which is a term that describes various sexual problems, such as low desire or interest, diminished arousal, orgasmic difficulties, and dyspareunia. Female sexual dysfunction is considered common, with an estimated prevalence of 43% from the U.S. National Health and Social Life Survey and similar estimates from other large, population-based surveys in the United States and the United Kingdom. In a study of over 31,000 women in the United States it was determined that 44% of women report a sexual problem. Specifically, the most common sexual problem is low desire, with a prevalence of 39%; followed by low arousal (26%) and orgasm difficulties (21%). Additionally, the incidence of sexual dysfunction is expected to increase through 2020 to effect more than 124 million women worldwide.

Fiera has been well studied and tested by health care professionals, and consumers and is scientifically proven to enhance arousal and interest in women of all ages, including pre- and post-menopausal women. Recent consumer study results in women ages 25 – 75 showed that after 4 weeks of using Fiera:

●	97% of women felt physically aroused;

●	96% looked forward to being intimate with their partner;

●	93% felt excited and ready for sex;

●	89% of women felt more “in the mood”;

●	87% felt as ready for sex as their partner did;

●	86% of women felt a stronger emotional connection with their partner;

●	85% reported their orgasm felt pleasurable and intense;

●	85% thought about sex more often; and

●	85% engaged in sexual activity more often and felt satisfied in her relationship.

 Previous studies also showed that 87% of women felt increased desire and 67% felt increased lubrication.

Key elements of our business strategy include:

●	Expand the commercialization of Natesto in the U.S. for the treatment of hypogonadism with our direct sales force. We launched Natesto in late summer 2016 and are targeting high prescribing TRT prescribers with a primary emphasis on urologists and male health practitioners.

●	Establish MiOXSYS as a leading in vitro diagnostic device in the assessment of male infertility.

●	Expand the commercialization in the U.S. of Fiera.

●	Maintain the availability of FDA-approved ProstaScint for the staging of both newly diagnosed high-risk and recurrent prostate cancer patients through mid-fiscal 2019.

●	Acquire additional marketed products and late-stage development assets that can be efficiently marketed through our growing commercial organization.

●	Develop a pipeline of novel products, with a focus on identifying novel products with sufficient clinical proof of concept that require modest internal R&D expense.

We may augment our core in-development and commercial assets through efficient identification of complementary therapeutics, devices, and diagnostics related to urological disorders, but we will remain opportunistic in identifying assets outside of urology. Under this strategy, we would seek assets that are near commercial stage or already generating revenues. Further, we would seek to acquire products through asset purchases, licensing, co-development, or collaborative commercial arrangements (co-promotions, co-marketing, etc.).

Our management team has extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will build a substantial portfolio of complementary urology products.

Corporate Information

We were incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado.

Vyrix Pharmaceuticals, Inc., or Vyrix, was incorporated under the laws of the State of Delaware on November 18, 2013 and was wholly owned by Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), or Ampio, immediately prior to the completion of the Merger (defined below). Vyrix was previously a carve-out of the sexual dysfunction therapeutics business, including the late-stage men’s health product candidates, Zertane and Zertane-ED, from Ampio, that carve-out was announced in December 2013. Luoxis Diagnostics, Inc., or Luoxis, was incorporated under the laws of the State of Delaware on January 24, 2013 and was majority owned by Ampio immediately prior to the completion of the Merger. Luoxis was initially focused on developing and advancing the RedoxSYS System. The MiOXSYS System was developed following the completed development of the RedoxSYS System.

On March 20, 2015, Rosewind formed Rosewind Merger Sub V, Inc. and Rosewind Merger Sub L, Inc., each a wholly-owned subsidiary formed for the purpose of the Merger, and on April 16, 2015, Rosewind Merger Sub V, Inc. merged with and into Vyrix and Rosewind Merger Sub L, Inc. merged with and into Luoxis, and Vyrix and Luoxis became subsidiaries of Rosewind. Immediately thereafter, Vyrix and Luoxis merged with and into Rosewind with Rosewind as the surviving corporation (herein referred to as the Merger). Concurrent with the closing of the Merger, Rosewind abandoned its pre-merger business plans, and we now solely pursue the specialty healthcare market, focusing on urological related conditions, including the business of Vyrix and Luoxis. When we discuss our business in this prospectus, we include the pre-Merger business of Luoxis and Vyrix.

On June 8, 2015, we (i) reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and (ii) effected a reverse stock split in which each common stock holder received one share of common stock for each 12.174 shares outstanding. At our annual meeting of shareholders held on May 24, 2016, our shareholders approved (1) an amendment to our Certificate of Incorporation to reduce the number of authorized shares of common stock from 300.0 million to 100.0 million, which amendment was effective on June 1, 2016, and (2) an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of 1-for-12 which became effective on June 30, 2016. At our special meeting of shareholders held on July 26, 2017, our shareholders approved an amendment to our Certificate of Incorporation to affect a reverse stock split at a ratio of 1-for-20 which became effective on August 25, 2017. All share and per share amounts in this prospectus have been adjusted to reflect the effect of these three reverse stock splits (hereafter referred to collectively as the “Reverse Stock Splits”).

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, and our phone number is (720) 437-6580. Our corporate website address is http://www.aytubio.com. The information contained on, connected to or that can be accessed via our website is not part of this prospectus. We have included our website address in this prospectus as an inactive textual reference only and not as an active hyperlink.

THE OFFERING

Issuer	Aytu BioScience, Inc.

Securities offered by us	7,936,508 shares of common stock

Public offering price	$ per share

Option to purchase additional shares	We have granted the representative of the underwriters an option for a period of 45 days to purchase up to 1,190,476 additional shares of common stock, at the public offering price, less the underwriting discount.

Common stock to be outstanding immediately after this offering	12,906,146 shares, or 14,096,622 shares if the representative of the underwriters exercises in full its option to purchase additional shares of common stock.

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital. See “Use of Proceeds” on page 33.

Risk factors	This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page 7 of this prospectus for a discussion of factors to consider before deciding to purchase our securities.

NASDAQ Capital Market Trading Symbol of Common Stock	“AYTU”

Lock-up	We and our directors and executive officers have agreed with the underwriters not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of six months commencing on the date of this prospectus in the case of our directors and executive officers. See “Underwriting” beginning on page 100.

Registered Securities	This prospectus also relates to the offering of the underwriters’ warrants and the shares issuable upon the exercise of the underwriters’ warrants.

Based on 4,969,638 shares of common stock outstanding on February 1, 2018.

Unless otherwise indicated, all information in this prospectus assumes no exercise by the representative of the underwriters of its option to purchase up to shares of common stock to cover over-allotments, if any, and excludes as of February 1, 2018 (i) 36,795 shares of our common stock issuable upon exercise of outstanding stock options under our 2015 Stock Option and Incentive Plan at a weighted average exercise price of $16.30 per share, (ii) 6,600,720 shares of our common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $5.62 per share, (iii) 633,333 shares of common stock issuable upon conversion of 1,900 outstanding shares of Series A Preferred Stock; and (iv) shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering.

Summary Financial Information

The following summary historical financial information as of June 30, 2017 and 2016, and for the years ended June 30, 2017 and 2016, has been derived from our audited financial statements included elsewhere in this prospectus. The following summary historical financial information as of December 31, 2017, and for the six months ended December 31, 2017 and 2016, has been derived from our unaudited interim financial statements included elsewhere in this prospectus. The unaudited interim financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of this information.

Our historical results are not necessarily indicative of the results that may be achieved in any future period, and results for any interim period are not necessarily indicative of the results to be expected for the full year. The summary financial information should be read together with our financial statements and related notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 38 of this prospectus. Our audited annual financial statements and unaudited interim financial statements have been prepared in U.S. dollars in accordance with United States generally accepted accounting principles, or GAAP.

	Six Months Ended December 31,		Years Ended June 30,
	(unaudited)
	2017	2016	2017	2016
Product revenue	$2,127,522	$1,492,152	$3,221,590	$2,050,838
License revenue	-	-	-	511,607
Total revenue	2,127,522	1,492,152	3,221,590	2,562,445
Cost of sales	672,612	743,217	1,417,355	957,076
Research and development expenses	(136,532)	495,479	959,857	6,127,772
Research and development expenses - related party	-	95,996	387,960	191,991
Sales, general and administrative expenses	9,171,769	9,347,082	17,442,627	8,517,592
Sales, general and administrative expenses - related party	-	101,544	165,131	307,704
Amortization and impairment of intangible assets expenses	769,652	874,029	2,973,896	8,164,707
Total operating expenses	10,477,501	11,657,347	23,346,826	24,266,842
Loss from operations	(8,349,979)	(10,165,195)	(20,125,236)	(21,704,397)
Interest expense	(385,526)	(803,465)	(2,534,358)	(5,491,486)
Derivative income (expense)	817,785	196,148	212,809	(12,572)
(Loss) on investment	-	-	(61,519)	(971,629)
Unrealized gain on investment	-	230,936	-	-
Total other income (expense)	432,259	(376,381)	(2,383,068)	(6,475,687)
Net loss	$(7,917,720)	$(10,541,576)	$(22,508,304)	$(28,180,084)
Weighted average number of common shares outstanding	2,481,110	295,546	466,024	87,057
Basic and diluted net loss per common share	$(3.19)	$(35.67)	$(48.30)	$(323.70)

The following summary balance sheet data as of December 31, 2017 is presented:

●	on an actual basis;

●	on a pro forma basis after giving effect to the sale of an assumed 7,936,508 shares of common stock at an assumed public offering price of $1.26 per share (the closing price of our common stock on February 20, 2018) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2017		As of June 30,
	(unaudited)
	Actual	Pro Forma	2017	2016

Balance Sheet Data:
Cash, cash equivalents and restricted cash	$3,983,717	$12,904,217	$877,542	$8,054,190
Other current assets	3,761,008	3,761,008	2,151,020	2,066,037
Other long-term assets	11,113,673	11,113,673	11,969,955	14,222,780
Total assets	18,858,398	27,778,898	14,998,517	24,343,007
Accounts payable, accrued expenses and other current liabilities	4,800,901	4,800,901	3,610,468	10,104,425
Other long-term liabilities	11,026,911	11,026,911	7,388,233	4,153,329
Preferred stock	1	1	-	-
Common stock	489	1,283	82	19
Additional paid-in capital	80,017,545	88,937,251	73,069,463	56,646,659
Accumulated deficit	(76,987,449)	(76,987,449)	(69,069,729)	(46,561,425)
Total stockholders’ equity	3,030,586	11,951,086	3,999,816	10,085,253
Total liabilities and stockholders’ equity	18,858,398	27,778,898	14,998,517	24,343,007

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

We have a limited operating history, have incurred losses, and can give no assurance of profitability.

We are a commercial-stage healthcare company with a limited operating history. Prior to implementing our commercial strategy in the fourth calendar quarter of 2015, we did not have a focus on profitability. As a result, we are not profitable, and have incurred losses in each year since our inception. We incurred net losses for the years ended June 30, 2017 and 2016 of $22.5 million and $28.2 million, respectively. We incurred a net loss for the six months ended December 31, 2017 of $7.9 million. Even though we expect to have revenue growth in the next several fiscal years, it is uncertain that the revenue growth will be significant enough to offset our expenses and generate a profit in the future. We may never achieve profitability. Potential investors should evaluate us in light of the expenses, delays, uncertainties, and complications typically encountered by early-stage healthcare businesses, many of which will be beyond our control. These risks include the following:

●	uncertain market acceptance of our products and product candidates;

●	lack of sufficient capital;

●	U.S. regulatory approval of our products and product candidates;

●	foreign regulatory approval of our products and product candidates;

●	unanticipated problems, delays, and expense relating to product development and implementation;

●	lack of sufficient intellectual property;

●	the ability to attract and retain qualified employees;

●	competition; and

●	technological changes.

As a result of our limited operating history, and the increasingly competitive nature of the markets in which we compete, our historical financial data is of limited value in anticipating future operating expenses. Our planned expense levels will be based in part on our expectations concerning future operations, which is difficult to forecast accurately based on our limited operating history and the recentness of the acquisition of our products Natesto, MiOXSYS, ProstaScint and Fiera. We may be unable to adjust spending in a timely manner to compensate for any unexpected budgetary shortfall.

Even though ProstaScint and Natesto are each an FDA-approved drug that we are marketing, we only acquired ProstaScint in May 2015 and Natesto in April 2016. In addition, we only acquired Fiera in May 2017 and launched our MiOXSYS device in Europe and Canada in early fiscal 2017. As a result, we have limited experience on which to base the revenue we could expect to receive from sales of these products. To obtain revenues from our products and product candidates, we must succeed, either alone or with others, in a range of challenging activities, including expanding markets for our existing products and completing clinical trials of our product candidates, obtaining positive results from those clinical trials, achieving marketing approval for those product candidates, manufacturing, marketing and selling our existing products and those products for which we, or our collaborators, may obtain marketing approval, satisfying any post-marketing requirements and obtaining reimbursement for our products from private insurance or government payors. We, and our collaborators, if any, may never succeed in these activities and, even if we do, or one of our collaborators does, we may never generate revenues that are sufficient enough for us to achieve profitability.

We may need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain necessary capital when needed may force us to delay, limit or terminate our product expansion and development efforts or other operations.

We are expending resources to expand the market for Natesto, MiOXSYS and Fiera, none of which might be as successful as we anticipate or at all and all of which might take longer and be more expensive to market than we anticipate. We also are currently advancing our MiOXSYS device in additional markets through clinical development. Developing product candidates is expensive, lengthy and risky, and we expect to incur research and development expenses in connection with our ongoing clinical development activities with the MiOXSYS System. We may require additional capital to continue the expansion of marketing efforts for Natesto, ProstaScint and Fiera and to obtain regulatory approval for, and to commercialize, our current product candidate, the MiOXSYS System in the United States. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to expand any existing product or develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be unable to expand the market for Natesto, MiOXSYS or Fiera and/or be required to significantly curtail, delay or discontinue one or more of our research or development programs for the MiOXSYS system, or any future product candidate or expand our operations generally or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

If we do not obtain the capital necessary to fund our operations, we will be unable to successfully expand the commercialization of Natesto and Fiera and to develop, obtain regulatory approval of, and commercialize, our current product candidate, the MiOXSYS System.

The expansion of marketing and commercialization activities for our existing products and the development of pharmaceutical products, medical diagnostics and medical devices is capital-intensive. We anticipate we may require additional financing to continue to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors including:

●	the costs, progress and timing of our efforts to expand the marketing of Natesto and Fiera;

●	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;

●	the costs of securing manufacturing arrangements for commercial production;

●	the scope, prioritization and number of our research and development programs;

●	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we obtain;

●	the costs of establishing, expanding or contracting for sales and marketing capabilities for any existing products and if we obtain regulatory clearances to market our current product candidate, the MiOXSYS system;

●	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any; and

●	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights.

If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our commercialization efforts or our technologies, research or development programs.

Risks Related to Product Development, Regulatory Approval and Commercialization

Natesto, MiOXSYS, ProstaScint and Fiera may prove to be difficult to effectively commercialize as planned.

Various commercial, regulatory, and manufacturing factors may impact our ability to maintain or grow revenues from sales of Natesto, MiOXSYS, ProstaScint and Fiera. Specifically, we may encounter difficulty by virtue of:

●	our inability to adequately market and increase sales of any of these products;

●	our inability to secure continuing prescribing of any of these prescription products by current or previous users of the product, and our inability to continue and grow sales of the Fiera sexual wellness product;

●	our inability to effectively transfer and scale manufacturing as needed to maintain an adequate commercial supply of these products;

●	reimbursement and medical policy changes that may adversely affect the pricing, profitability or commercial appeal of Natesto, MiOXSYS, or ProstaScint; and

●	our inability to effectively identify and align with commercial partners outside the United States, or the inability of those selected partners to gain the required regulatory, reimbursement, and other approvals needed to enable commercial success of MiOXSYS, ProstaScint or Fiera.

We have limited experience selling our current products as they were acquired from other companies or were recently approved for sale. As a result, we may be unable to successfully commercialize our products and product candidates.

Despite our management’s extensive experience in launching and managing commercial-stage healthcare companies, we have limited marketing, sales and distribution experience with our current products. Our ability to achieve profitability depends on attracting and retaining customers for our current products, and building brand loyalty for Natesto, MiOXSYS, ProstaScint and Fiera. To successfully perform sales, marketing, distribution and customer support functions, we will face a number of risks, including:

●	our ability to attract and retain skilled support team, marketing staff and sales force necessary to increase the market for our approved products and to maintain market acceptance for our product candidates;

●	the ability of our sales and marketing team to identify and penetrate the potential customer base; and

●	the difficulty of establishing brand recognition and loyalty for our products.

In addition, we may seek to enlist one or more third parties to assist with sales, distribution and customer support globally or in certain regions of the world. If we do seek to enter into these arrangements, we may not be successful in attracting desirable sales and distribution partners, or we may not be able to enter into these arrangements on favorable terms, or at all. If our sales and marketing efforts, or those of any third-party sales and distribution partners, are not successful, our currently approved products may not achieve increased market acceptance and our product candidates may not gain market acceptance, which would materially impact our business and operations.

We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our current or future product candidates.

We may not be able to develop our current or any future product candidates. Our product candidates will require substantial additional clinical development, testing, and regulatory approval before we are permitted to commence commercialization. The clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through pre-clinical testing and clinical trials that the product candidate is safe and effective for use in each target indication. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the U.S., only a small percentage successfully completes the FDA regulatory approval process and is commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and clinical programs, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

We are not permitted to market a product in the U.S. until we receive approval of a New Drug Application, or an NDA, for that product from the FDA, or in any foreign countries until we receive the requisite approval from such countries. Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any product candidate for many reasons, including, among others:

●	we may not be able to demonstrate that a product candidate is safe and effective to the satisfaction of the FDA;

●	the results of our clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may disagree with the number, design, size, conduct or implementation of our clinical trials;

●	the FDA may require that we conduct additional clinical trials;

●	the FDA may not approve the formulation, labeling or specifications of any product candidate;

●	the clinical research organizations, or CROs, that we retain to conduct our clinical trials may take actions outside of our control that materially adversely impact our clinical trials;

●	the FDA may find the data from pre-clinical studies and clinical trials insufficient to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks, such as the risk of drug abuse by patients or the public in general;

●	the FDA may disagree with our interpretation of data from our pre-clinical studies and clinical trials;

●	the FDA may not accept data generated at our clinical trial sites;

●	if an NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional pre-clinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy, or REMS, as a condition of approval or post-approval;

●	the FDA may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or

●	the FDA may change its approval policies or adopt new regulations.

These same risks apply to applicable foreign regulatory agencies from which we may seek approval for any of our product candidates.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market any product candidate. Moreover, because a substantial portion of our business is or may be dependent upon our product candidates, any such setback in our pursuit of initial or additional regulatory approval would have a material adverse effect on our business and prospects.

If we fail to successfully acquire new products, we may lose market position.

Acquiring new products is an important factor in our planned sales growth, including products that already have been developed and found market acceptance. If we fail to identify existing or emerging consumer markets and trends and to acquire new products, we will not develop a strong revenue source to help pay for our development activities as well as possible acquisitions. This failure would delay implementation of our business plan, which could have a negative adverse effect on our business and prospects.

If we do not secure collaborations with strategic partners to test, commercialize and manufacture product candidates, we may not be able to successfully develop products and generate meaningful revenues.

We may enter into collaborations with third parties to conduct clinical testing, as well as to commercialize and manufacture our products and product candidates. If we are able to identify and reach an agreement with one or more collaborators, our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Collaboration agreements typically call for milestone payments that depend on successful demonstration of efficacy and safety, obtaining regulatory approvals, and clinical trial results. Collaboration revenues are not guaranteed, even when efficacy and safety are demonstrated. Further, the economic environment at any given time may result in potential collaborators electing to reduce their external spending, which may prevent us from developing our product candidates.

Even if we succeed in securing collaborators, the collaborators may fail to develop or effectively commercialize our products or product candidates. Collaborations involving our product candidates pose a number of risks, including the following:

●	collaborators may not have sufficient resources or may decide not to devote the necessary resources due to internal constraints such as budget limitations, lack of human resources, or a change in strategic focus;

●	collaborators may believe our intellectual property is not valid or is unenforceable or the product candidate infringes on the intellectual property rights of others;

●	collaborators may dispute their responsibility to conduct development and commercialization activities pursuant to the applicable collaboration, including the payment of related costs or the division of any revenues;

●	collaborators may decide to pursue a competitive product developed outside of the collaboration arrangement;

●	collaborators may not be able to obtain, or believe they cannot obtain, the necessary regulatory approvals;

●	collaborators may delay the development or commercialization of our product candidates in favor of developing or commercializing their own or another party’s product candidate; or

●	collaborators may decide to terminate or not to renew the collaboration for these or other reasons.

As a result, collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. For example, our former collaborator that licensed our former product candidate, Zertane conducted clinical trials which we believe demonstrated efficacy in treating PE, but the collaborator undertook a merger that we believe altered its strategic focus and thereafter terminated the collaboration agreement. The Merger also created a potential conflict with a principal customer of the acquired company, which sells a product to treat premature ejaculation in certain European markets.

Collaboration agreements are generally terminable without cause on short notice. Once a collaboration agreement is signed, it may not lead to commercialization of a product candidate. We also face competition in seeking out collaborators. If we are unable to secure collaborations that achieve the collaborator’s objectives and meet our expectations, we may be unable to advance our products or product candidates and may not generate meaningful revenues.

We or our strategic partners may choose not to continue an existing product or choose not to develop a product candidate at any time during development, which would reduce or eliminate our potential return on investment for that product.

At any time and for any reason, we or our strategic partners may decide to discontinue the development or commercialization of a product or product candidate. If we terminate a program in which we have invested significant resources, we will reduce the return, or not receive any return, on our investment and we will have missed the opportunity to have allocated those resources to potentially more productive uses. If one of our strategic partners terminates a program, we will not receive any future milestone payments or royalties relating to that program under our agreement with that party. As an example, we discontinued the development of Zertane in June 2016 and sold Primsol in March 2017.

Our pre-commercial product candidates are expected to undergo clinical trials that are time-consuming and expensive, the outcomes of which are unpredictable, and for which there is a high risk of failure. If clinical trials of our product candidates fail to satisfactorily demonstrate safety and efficacy to the FDA and other regulators, we or our collaborators may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of these product candidates.

Pre-clinical testing and clinical trials are long, expensive and unpredictable processes that can be subject to extensive delays. We cannot guarantee that any clinical studies will be conducted as planned or completed on schedule, if at all. It may take several years to complete the pre-clinical testing and clinical development necessary to commercialize a drug, and delays or failure can occur at any stage. Interim results of clinical trials do not necessarily predict final results, and success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials even after promising results in earlier trials and we cannot be certain that we will not face similar setbacks. The design of a clinical trial can determine whether its results will support approval of a product and flaws in the design of a clinical trial may not become apparent until the clinical trial is well advanced. An unfavorable outcome in one or more trials would be a major set-back for that product candidate and for us. Due to our limited financial resources, an unfavorable outcome in one or more trials may require us to delay, reduce the scope of, or eliminate one or more product development programs, which could have a material adverse effect on our business, prospects and financial condition and on the value of our common stock.

In connection with clinical testing and trials, we face a number of risks, including:

●	a product candidate is ineffective, inferior to existing approved medicines, unacceptably toxic, or has unacceptable side effects;

●	patients may die or suffer other adverse effects for reasons that may or may not be related to the product candidate being tested;

●	the results may not confirm the positive results of earlier testing or trials; and

●	the results may not meet the level of statistical significance required by the FDA or other regulatory agencies to establish the safety and efficacy of the product candidate.

If we do not successfully complete pre-clinical and clinical development, we will be unable to market and sell products derived from our product candidates and generate revenues. Even if we do successfully complete clinical trials, those results are not necessarily predictive of results of additional trials that may be needed before an NDA may be submitted to the FDA. Although there are a large number of drugs in development in the United States and other countries, only a small percentage result in the submission of an NDA to the FDA, even fewer are approved for commercialization, and only a small number achieve widespread physician and consumer acceptance following regulatory approval. If our clinical trials are substantially delayed or fail to prove the safety and effectiveness of our product candidates in development, we may not receive regulatory approval of any of these product candidates and our business, prospects and financial condition will be materially harmed.

 Delays, suspensions and terminations in any clinical trial we undertake could result in increased costs to us and delay or prevent our ability to generate revenues.

Human clinical trials are very expensive, time-consuming, and difficult to design, implement and complete. Should we undertake the development of a pharmaceutical product candidate, we would expect the necessary clinical trials to take up to 24 months to complete, but the completion of trials for any product candidates may be delayed for a variety of reasons, including delays in:

●	demonstrating sufficient safety and efficacy to obtain regulatory approval to commence a clinical trial;

●	reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

●	validating test methods to support quality testing of the drug substance and drug product;

●	obtaining sufficient quantities of the drug substance or device parts;

●	manufacturing sufficient quantities of a product candidate;

●	obtaining authorization of an IND from the FDA;

●	obtaining institutional review board approval to conduct a clinical trial at a prospective clinical trial site;

●	determining dosing and clinical design and making related adjustments; and

●	patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical trial sites, the availability of effective treatments for the relevant disease and the eligibility criteria for the clinical trial.

The commencement and completion of clinical trials for our product candidates may be delayed, suspended or terminated due to a number of factors, including:

●	lack of effectiveness of product candidates during clinical trials;

●	adverse events, safety issues or side effects relating to the product candidates or their formulation or design;

●	inability to raise additional capital in sufficient amounts to continue clinical trials or development programs, which are very expensive;

●	the need to sequence clinical trials as opposed to conducting them concomitantly in order to conserve resources;

●	our inability to enter into collaborations relating to the development and commercialization of our product candidates;

●	failure by us or our collaborators to conduct clinical trials in accordance with regulatory requirements;

●	our inability or the inability of our collaborators to manufacture or obtain from third parties materials sufficient for use in pre-clinical studies and clinical trials;

●	governmental or regulatory delays and changes in regulatory requirements, policy and guidelines, including mandated changes in the scope or design of clinical trials or requests for supplemental information with respect to clinical trial results;

●	failure of our collaborators to advance our product candidates through clinical development;

●	delays in patient enrollment, variability in the number and types of patients available for clinical trials, and lower-than anticipated retention rates for patients in clinical trials;

●	difficulty in patient monitoring and data collection due to failure of patients to maintain contact after treatment;

●	a regional disturbance where we or our collaborative partners are enrolling patients in our clinical trials, such as a pandemic, terrorist activities or war, or a natural disaster; and

●	varying interpretations of our data, and regulatory commitments and requirements by the FDA and similar foreign regulatory agencies.

Many of these factors may also ultimately lead to denial of an NDA for a product candidate. If we experience delay, suspensions or terminations in a clinical trial, the commercial prospects for the related product candidate will be harmed, and our ability to generate product revenues will be delayed.

In addition, we may encounter delays or product candidate rejections based on new governmental regulations, future legislative or administrative actions, or changes in FDA policy or interpretation during the period of product development. If we obtain required regulatory approvals, such approvals may later be withdrawn. Delays or failures in obtaining regulatory approvals may result in:

●	varying interpretations of data and commitments by the FDA and similar foreign regulatory agencies; and

●	diminishment of any competitive advantages that such product candidates may have or attain.

Furthermore, if we fail to comply with applicable FDA and other regulatory requirements at any stage during this regulatory process, we may encounter or be subject to:

●	diminishment of any competitive advantages that such product candidates may have or attain;

●	delays or termination in clinical trials or commercialization;

●	refusal by the FDA or similar foreign regulatory agencies to review pending applications or supplements to approved applications;

●	product recalls or seizures;

●	suspension of manufacturing;

●	withdrawals of previously approved marketing applications; and

●	fines, civil penalties, and criminal prosecutions.

The medical device regulatory clearance or approval process is expensive, time consuming and uncertain, and the failure to obtain and maintain required clearances or approvals could prevent us from broadly commercializing the MiOXSYS System for clinical use.

The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, (unless the device is exempt from the 510(k) requirements), has been classified pursuant to a De Novo Classification Request, or is the subject of an approved premarket approval application, or PMA. The FDA will permit marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to another 510(k)-cleared product, referred to as a predicate device. Devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA a reasonable assurance of the safety and efficacy of the device for its intended use.

If FDA has not issued a regulation classifying a particular type of device as Class I, and if there is no known predicate for a device, the device is automatically Class III, regardless of the risk the device poses. If a device is automatically/statutorily classified into Class III in this manner, a company can petition FDA to reclassify the category of devices into Class II or Class I via a process known as the De Novo Classification Request process. This direct De Novo process allows a company to request that a new product classification be established without the company first submitting a 510(k) notification for the device. When FDA agrees that the device is Class II or Class I and grants a De Novo Request, the device may then be marketed under the FDCA and can serve as a predicate for future 510(k) submissions.

The MiOXSYS System is subject to premarket review by the FDA prior to its marketing for commercial use in the United States, and to regulatory approvals beyond CE marking required by certain foreign governmental entities prior to its marketing outside the United States. FDA may require a De Novo Classification Request, a 510(k) notification, or a PMA for MiOXSYS, and we intend to obtain feedback from FDA regarding the most appropriate premarket review pathway for the device using the pre-submission program for industry. In addition, any changes or modifications to a device that has received regulatory clearance or approval that could significantly affect its safety or effectiveness, or would constitute a major change in its intended use, may require the submission of a new application for 510k clearance, PMA, or foreign regulatory approvals. The 510k clearance and pre-market approval processes, as well as the process of obtaining foreign approvals, can be expensive, time consuming and uncertain. It generally takes from four to twelve months from submission to obtain 510k clearance, and from one to three years from submission to obtain pre-market approval; however, it may take longer, and 510k clearance or PMA may never be obtained. We have limited experience in filing FDA applications for 510k clearance, De Novo classification, and pre-market approval. In addition, we are required to continue to comply with applicable FDA and other regulatory requirements even after obtaining clearance or approval. There can be no assurance that we will obtain or maintain any required clearance or approval on a timely basis, or at all. Any failure to obtain or any material delay in obtaining FDA clearance or any failure to maintain compliance with FDA regulatory requirements could harm our business, financial condition and results of operations.

The approval process for pharmaceutical and medical device products outside the United States varies among countries and may limit our ability to develop, manufacture and sell our products internationally. Failure to obtain marketing approval in international jurisdictions would prevent our product candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, we, and our collaborators, must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and may involve additional testing. We may conduct clinical trials for, and seek regulatory approval to market, our product candidates in countries other than the United States. Depending on the results of clinical trials and the process for obtaining regulatory approvals in other countries, we may decide to first seek regulatory approvals of a product candidate in countries other than the United States, or we may simultaneously seek regulatory approvals in the United States and other countries. If we or our collaborators seek marketing approval for a product candidate outside the United States, we will be subject to the regulatory requirements of health authorities in each country in which we seek approval. With respect to marketing authorizations in Europe, we will be required to submit a European Marketing Authorisation Application, or MAA, to the European Medicines Agency, or EMA, which conducts a validation and scientific approval process in evaluating a product for safety and efficacy. The approval procedure varies among regions and countries and may involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval.

Obtaining regulatory approvals from health authorities in countries outside the United States is likely to subject us to all of the risks associated with obtaining FDA approval described above. In addition, marketing approval by the FDA does not ensure approval by the health authorities of any other country, and approval by foreign health authorities does not ensure marketing approval by the FDA.

Even if we, or our collaborators, obtain marketing approvals for our product candidates, the terms of approvals and ongoing regulation of our products may limit how we or they market our products, which could materially impair our ability to generate revenue.

Even if we receive regulatory approval for a product candidate, this approval may carry conditions that limit the market for the product or put the product at a competitive disadvantage relative to alternative therapies. For instance, a regulatory approval may limit the indicated uses for which we can market a product or the patient population that may utilize the product, or may be required to carry a warning in its labeling and on its packaging. Products with black box warnings are subject to more restrictive advertising regulations than products without such warnings. These restrictions could make it more difficult to market any product candidate effectively. Accordingly, assuming we, or our collaborators, receive marketing approval for one or more of our product candidates, we, and our collaborators expect to continue to expend time, money and effort in all areas of regulatory compliance.

Any of our products and product candidates for which we, or our collaborators, obtain marketing approval in the future could be subject to post-marketing restrictions or withdrawal from the market and we, and our collaborators, may be subject to substantial penalties if we, or they, fail to comply with regulatory requirements or if we, or they, experience unanticipated problems with our products following approval.

Any of our approved products and product candidates for which we, or our collaborators, obtain marketing approval, as well as the manufacturing processes, post approval studies and measures, labeling, advertising and promotional activities for such products, among other things, are or will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include submissions of safety and other post-marketing information and reports, registration and listing requirements, requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, requirements regarding the distribution of samples to physicians and recordkeeping. Even if marketing approval of a product candidate is granted, the approval may be subject to limitations on the indicated uses for which the product may be marketed or to the conditions of approval, including the FDA requirement to implement a REMS to ensure that the benefits of a drug outweigh its risks.

The FDA may also impose requirements for costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of a product. The FDA and other agencies, including the Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed and distributed only for the approved indications and in accordance with the provisions of the approved labeling. The FDA imposes stringent restrictions on manufacturers’ communications regarding off-label use and if we, or our collaborators, do not market any of our product candidates for which we, or they, receive marketing approval for only their approved indications, we, or they, may be subject to warnings or enforcement action for off-label marketing. Violation of the FDCA and other statutes, including the False Claims Act, relating to the promotion and advertising of prescription drugs may lead to investigations or allegations of violations of federal and state health care fraud and abuse laws and state consumer protection laws. In addition, the U.S. Federal Trade Commission (FTC) has the authority to regulate traditional and digital advertising for most types of consumer products, including our Fiera product.

If we do not achieve our projected development and commercialization goals in the timeframes we announce and expect, the commercialization of our product candidates may be delayed, and our business will be harmed.

We sometimes estimate for planning purposes the timing of the accomplishment of various scientific, clinical, regulatory and other product development objectives. These milestones may include our expectations regarding the commencement or completion of scientific studies and clinical trials, the submission of regulatory filings, or commercialization objectives. From time to time, we may publicly announce the expected timing of some of these milestones, such as the initiation or completion of an ongoing clinical trial, the initiation of other clinical programs, receipt of marketing approval, or a commercial launch of a product. The achievement of many of these milestones may be outside of our control. All of such milestones are based on a variety of assumptions which may cause the timing of achievement of the milestones to vary considerably from our estimates, including:

●	our available capital resources or capital constraints we experience;

●	the rate of progress, costs and results of our clinical trials and research and development activities, including the extent of scheduling conflicts with participating clinicians and collaborators, and our ability to identify and enroll patients who meet clinical trial eligibility criteria;

●	our receipt of approvals from the FDA and other regulatory agencies and the timing thereof;

●	other actions, decisions or rules issued by regulators;

●	our ability to access sufficient, reliable and affordable supplies of compounds used in the manufacture of our product candidates;

●	the efforts of our collaborators with respect to the commercialization of our products; and

●	the securing of, costs related to, and timing issues associated with, product manufacturing as well as sales and marketing activities.

If we fail to achieve announced milestones in the timeframes we announce and expect, the commercialization of our product candidates may be delayed and our business, prospects and results of operations may be harmed.

We rely on third parties to conduct our clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing product candidates.

We rely, and will rely in the future, on medical institutions, clinical investigators, contract research organizations (or CROs), contract laboratories, and collaborators to perform data collection and analysis and others to carry out our clinical trials. Our development activities or clinical trials conducted in reliance on third parties may be delayed, suspended, or terminated if:

●	the third parties do not successfully carry out their contractual duties or fail to meet regulatory obligations or expected deadlines;

●	we replace a third party; or

●	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to clinical protocols, regulatory requirements, or for other reasons.

Third party performance failures may increase our development costs, delay our ability to obtain regulatory approval, and delay or prevent the commercialization of our product candidates. While we believe that there are numerous alternative sources to provide these services, in the event that we seek such alternative sources, we may not be able to enter into replacement arrangements without incurring delays or additional costs.

Even if collaborators with which we contract in the future successfully complete clinical trials of our product candidates, those product candidates may not be commercialized successfully for other reasons.

Even if we contract with collaborators that successfully complete clinical trials for one or more of our product candidates, those candidates may not be commercialized for other reasons, including:

●	failure to receive regulatory clearances required to market them as drugs;

●	being subject to proprietary rights held by others;

●	being difficult or expensive to manufacture on a commercial scale;

●	having adverse side effects that make their use less desirable; or

●	failing to compete effectively with products or treatments commercialized by competitors.

Any third-party manufacturers we engage are subject to various governmental regulations, and we may incur significant expenses to comply with, and experience delays in, our product commercialization as a result of these regulations.

The manufacturing processes and facilities of third-party manufacturers we have engaged for our current approved products are, and any future third-party manufacturer will be, required to comply with the federal Quality System Regulation, or QSR, which covers procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of devices, and current Good Manufacturing Practices (CGMPs) that cover procedures and documentation for the sourcing, production, packaging, labeling, and warehousing of drugs. The FDA enforces the QSR and CGMPs through periodic unannounced inspections of manufacturing facilities. Any inspection by the FDA could lead to additional compliance requests that could cause delays in our product commercialization. Failure to comply with applicable FDA requirements, or later discovery of previously unknown problems with the manufacturing processes and facilities of third-party manufacturers we engage, including the failure to take satisfactory corrective actions in response to an adverse QSR or CGMP inspection, can result in, among other things:

●	administrative or judicially imposed sanctions;

●	injunctions or the imposition of civil penalties;

●	recall or seizure of the product in question;

●	total or partial suspension of production or distribution;

●	the FDA’s refusal to grant pending future clearance or pre-market approval;

●	withdrawal or suspension of marketing clearances or approvals;

●	clinical holds;

●	warning letters;

●	refusal to permit the export of the product in question; and

●	criminal prosecution.

Any of these actions, in combination or alone, could prevent us from marketing, distributing or selling our products, and would likely harm our business.

In addition, a product defect or regulatory violation could lead to a government-mandated or voluntary recall by us. We believe the FDA would request that we initiate a voluntary recall if a product was defective or presented a risk of injury or gross deception. Regulatory agencies in other countries have similar authority to recall drugs or devices because of material deficiencies or defects in design or manufacture that could endanger health. Any recall would divert our management attention and financial resources, expose us to product liability or other claims, and harm our reputation with customers.

We face substantial competition from companies with considerably more resources and experience than we have, which may result in others discovering, developing, receiving approval for, or commercializing products before or more successfully than us.

We compete with companies that design, manufacture and market already-existing and new urology and sexual wellbeing products. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and/or our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in product marketing and new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable. Our ability to compete successfully will depend largely on our ability to:

●	expand the market for our approved products, especially Natesto, MiOXSYS and Fiera;

●	successfully commercialize our product candidates alone or with commercial partners;

●	discover and develop product candidates that are superior to other products in the market;

●	obtain required regulatory approvals;

●	attract and retain qualified personnel; and

●	obtain patent and/or other proprietary protection for our product candidates.

Established pharmaceutical companies devote significant financial resources to discovering, developing or licensing novel compounds that could make our products and product candidates obsolete. Our competitors may obtain patent protection, receive FDA approval, and commercialize medicines before us. Other companies are or may become engaged in the discovery of compounds that may compete with the product candidates we are developing.

Natesto competes in a large, growing market. The U.S. prescription testosterone market is comprised primarily of topically applied treatments in the form of gels, solutions, and patches. Testopel® and Aveed®, injectable products typically implanted directly under the skin by a physician, are also FDA-approved. AndroGel is the market-leading TRT and is marketed by AbbVie.

For the MiOXSYS System and ProstaScint, we compete with companies that design, manufacture and market already existing and new in-vitro diagnostics and diagnostic imaging systems and radio-imaging agents for cancer detection. Additionally, with respect to Fiera, we compete with numerous companies who produce sexual wellbeing related products. There are any number of products available on the market that could compete with Fiera.

We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Most of our current competitors, as well as many of our potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater resources to invest in new technologies, more substantial experience in new product development, greater regulatory expertise, more extensive manufacturing capabilities and the distribution channels to deliver products to customers. If we are not able to compete successfully, we may not generate sufficient revenue to become profitable.

Any new product we develop or commercialize that competes with a currently-approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and/or safety in order to address price competition and be commercially successful. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

Government restrictions on pricing and reimbursement, as well as other healthcare payor cost-containment initiatives, may negatively impact our ability to generate revenues.

The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care costs to contain or reduce costs of health care may adversely affect one or more of the following:

●	our or our collaborators’ ability to set a price we believe is fair for our approved products;

●	our ability to generate revenue from our approved products and achieve profitability; and

●	the availability of capital.

The 2010 enactments of the Patient Protection and Affordable Care Act, or PPACA, and the Health Care and Education Reconciliation Act, or the Health Care Reconciliation Act, significantly impacted the provision of, and payment for, health care in the United States. Various provisions of these laws are designed to expand Medicaid eligibility, subsidize insurance premiums, provide incentives for businesses to provide health care benefits, prohibit denials of coverage due to pre-existing conditions, establish health insurance exchanges, and provide additional support for medical research. Amendments to the PPACA and/or the Health Care Reconciliation Act, as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could influence the purchase of medicines and medical devices and reduce demand and prices for our products and product candidates, if approved. This could harm our or our collaborators’ ability to market any approved products and generate revenues. As we expect to receive significant revenues from reimbursement of our Natesto and ProstaScint products by commercial third-party payors and government payors, cost containment measures that health care payors and providers are instituting and the effect of further health care reform could significantly reduce potential revenues from the sale of any of our products and product candidates approved in the future, and could cause an increase in our compliance, manufacturing, or other operating expenses. In addition, in certain foreign markets, the pricing of prescription drugs and devices is subject to government control and reimbursement may in some cases be unavailable. We believe that pricing pressures at the federal and state level, as well as internationally, will continue and may increase, which may make it difficult for us to sell any approved product at a price acceptable to us or any of our future collaborators.

In addition, in some foreign countries, the proposed pricing for a drug or medical device must be approved before it may be lawfully marketed. The requirements governing pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. A member state may require that physicians prescribe the generic version of a drug instead of our approved branded product. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products or product candidates. Historically, pharmaceutical products launched in the European Union do not follow price structures of the United States and generally tend to have significantly lower prices.

Our financial results will depend on the acceptance among clinicians, third-party payors and the medical community of our products and product candidates.

Our future success depends on the acceptance by our target customers, third-party payors and the medical community that our products and product candidates are reliable, safe and cost-effective. Many factors may affect the market acceptance and commercial success of our products and product candidates, including:

●	our ability to convince our potential customers of the advantages and economic value our products and product candidates over existing technologies and products;

●	the relative convenience and ease of our products and product candidates over existing technologies and products;

●	the introduction of new technologies and competing products that may make our products and product candidates less attractive for our target customers;

●	our success in training medical personnel on the proper use of our products and product candidates;

●	the willingness of third-party payors to reimburse our target customers that adopt our products and product candidates;

●	the acceptance in the medical community of our products and product candidates;

●	the extent and success of our marketing and sales efforts; and

●	general economic conditions.

If third-party payors do not reimburse our customers for the products we sell or if reimbursement levels are set too low for us to sell one or more of our products at a profit, our ability to sell those products and our results of operations will be harmed.

While Natesto and ProstaScint are already FDA-approved and generating revenues in the U.S., they may not receive, or continue to receive, physician or hospital acceptance, or they may not maintain adequate reimbursement from third party payors. Additionally, even if one of our product candidates is approved and reaches the market, the product may not achieve physician or hospital acceptance, or it may not obtain adequate reimbursement from third party payors. In the future, we might possibly sell other product candidates to target customers substantially all of whom receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid, other domestic and foreign government programs, private insurance plans and managed care programs. Reimbursement decisions by particular third-party payors depend upon a number of factors, including each third-party payor’s determination that use of a product is:

●	a covered benefit under its health plan;

●	appropriate and medically necessary for the specific indication;

●	cost effective; and

●	neither experimental nor investigational.

Third-party payors may deny reimbursement for covered products if they determine that a medical product was not used in accordance with cost-effective diagnosis methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for procedures and devices deemed to be experimental.

Obtaining coverage and reimbursement approval for a product from each government or third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our potential product to each government or third-party payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. In addition, eligibility for coverage does not imply that any product will be covered and reimbursed in all cases or reimbursed at a rate that allows our potential customers to make a profit or even cover their costs.

Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and reimbursement available for any product or product candidate, which in turn, could negatively impact pricing. If our customers are not adequately reimbursed for our products, they may reduce or discontinue purchases of our products, which would result in a significant shortfall in achieving revenue expectations and negatively impact our business, prospects and financial condition.

Manufacturing risks and inefficiencies may adversely affect our ability to produce our products.

As part of the acquisition of ProstaScint from Jazz Pharmaceuticals, we terminated the relationship with the third-party manufacturer of ProstaScint. We do not expect to continue to supply ProstaScint beyond the end of the 2018 calendar year due to our existing supply of the product expiring. In addition, we expect to engage third parties to manufacture components of the MiOXSYS and RedoxSYS systems. We have an agreement for supplies of Natesto with Acerus, from whom we license Natesto. We have an agreement with a third party manufacturer for our Fiera product as well. For any future product, we expect to use third-party manufacturers because we do not have our own manufacturing capabilities. In determining the required quantities of any product and the manufacturing schedule, we must make significant judgments and estimates based on inventory levels, current market trends and other related factors. Because of the inherent nature of estimates and our limited experience in marketing our current products, there could be significant differences between our estimates and the actual amounts of product we require. If we do not effectively maintain our supply agreement for Natesto in particular, we will face difficulty finding replacement suppliers, which could harm sales of those products. If we do not effectively transition sites with our manufacturing and development partners to enable to production scale of ProstaScint, or if we do not secure collaborations with manufacturing and development partners to enable production to scale of the MiOXSYS System, we may not be successful in selling ProstaScint or in commercializing the MiOXSYS System in the event we receive regulatory approval of the MiOXSYS System. If we fail in similar endeavors for future products, we may not be successful in establishing or continuing the commercialization of our products and product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured these components ourselves, including:

●	reliance on third parties for regulatory compliance and quality assurance;

●	possible breaches of manufacturing agreements by the third parties because of factors beyond our control;

●	possible regulatory violations or manufacturing problems experienced by our suppliers; and

●	possible termination or non-renewal of agreements by third parties, based on their own business priorities, at times that are costly or inconvenient for us.

Further, if we are unable to secure the needed financing to fund our internal operations, we may not have adequate resources required to effectively and rapidly transition our third party manufacturing. We may not be able to meet the demand for our products if one or more of any third-party manufacturers is unable to supply us with the necessary components that meet our specifications. It may be difficult to find alternate suppliers for any of our products or product candidates in a timely manner and on terms acceptable to us.

Our future growth depends, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability will depend, in part, on our ability to commercialize our products and product candidates in foreign markets for which we intend to primarily rely on collaboration with third parties. If we commercialize our products or product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries, and related prevalence of generic alternatives to our products;

●	foreign currency exchange rate fluctuations;

●	our customers’ ability to obtain reimbursement for our products in foreign markets; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our products or product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We are subject to various regulations pertaining to the marketing of our approved products requiring a prescription.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration for the purchase of our products, including inducements to potential patients to request our products and services. Additionally, any product promotion educational activities, support of continuing medical education programs, and other interactions with health-care professionals must be conducted in a manner consistent with the FDA regulations and the Anti-Kickback Statute. The Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Violations of the Anti-Kickback Statute can also carry potential federal False Claims Act liability. Additionally, many states have adopted laws similar to the Anti-Kickback Statute. Some of these state prohibitions apply to referral of patients for healthcare items or services reimbursed by any third party payer, not only the Medicare and Medicaid programs, and do not contain identical safe harbors. These and any new regulations or requirements may be difficult and expensive for us to comply with, may adversely impact the marketing of our existing products or delay introduction of our product candidates, which may have a material adverse effect on our business, operating results and financial condition.

 Our products and product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Further, if a product candidate receives marketing approval and we or others identify undesirable side effects caused by the product after the approval, or if drug abuse is determined to be a significant problem with an approved product, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw or limit their approval of the product;

●	regulatory authorities may require the addition of labeling statements, such as a “Black Box warning” or a contraindication;

●	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;

●	we may decide to remove the product from the marketplace;

●	we could be sued and held liable for injury caused to individuals exposed to or taking the product; and

●	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidate and could substantially increase the costs of commercializing an affected product or product candidates and significantly impact our ability to successfully commercialize or maintain sales of our product or product candidates and generate revenues.

Natesto contains, and future other product candidates may contain, controlled substances, the manufacture, use, sale, importation, exportation, prescribing and distribution of which are subject to regulation by the DEA.

Natesto, which is approved by the FDA, is regulated by the DEA as a Schedule III controlled substance. Before any commercialization of any product candidate that contains a controlled substance, the DEA will need to determine the controlled substance schedule, taking into account the recommendation of the FDA. This may be a lengthy process that could delay our marketing of a product candidate and could potentially diminish any regulatory exclusivity periods for which we may be eligible. Natesto is, and our other product candidates may, if approved, be regulated as “controlled substances” as defined in the Controlled Substances Act of 1970, or CSA, and the implementing regulations of the DEA, which establish registration, security, recordkeeping, reporting, storage, distribution, importation, exportation, inventory, quota and other requirements administered by the DEA. These requirements are applicable to us, to our third-party manufacturers and to distributors, prescribers and dispensers of our product candidates. The DEA regulates the handling of controlled substances through a closed chain of distribution. This control extends to the equipment and raw materials used in their manufacture and packaging, in order to prevent loss and diversion into illicit channels of commerce. A number of states and foreign countries also independently regulate these drugs as controlled substances.

The DEA regulates controlled substances as Schedule I, II, III, IV or V substances. Schedule I substances by definition have no established medicinal use, and may not be marketed or sold in the United States. A pharmaceutical product may be listed as Schedule II, III, IV or V, with Schedule II substances considered to present the highest risk of abuse and Schedule V substances the lowest relative risk of abuse among such substances.

Natesto is regulated by the DEA as a Schedule III controlled substance. Consequently, the manufacturing, shipping, storing, selling and using of the products are subject to a high degree of regulation. Also, distribution, prescribing and dispensing of these drugs are highly regulated.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule.

Because of their restrictive nature, these laws and regulations could limit commercialization of our product candidates containing controlled substances. Failure to comply with these laws and regulations could also result in withdrawal of our DEA registrations, disruption in manufacturing and distribution activities, consent decrees, criminal and civil penalties and state actions, among other consequences.

If testosterone replacement therapies are found, or are perceived, to create health risks, our ability to sell Natesto could be materially adversely affected and our business could be harmed.

Recent publications have suggested potential health risks associated with testosterone replacement therapy, such as increased cardiovascular disease risk, including increased risk of heart attack or stroke, fluid retention, sleep apnea, breast tenderness or enlargement, increased red blood cells, development of clinical prostate disease, including prostate cancer, and the suppression of sperm production. Prompted by these events, the FDA held a T-class Advisory Committee meeting on September 17, 2014 to discuss this topic further. The FDA has also asked health care professionals and patients to report side effects involving prescription testosterone products to the agency.

At a meeting held on September 17, 2014, members of the FDA’s Bone, Reproductive and Urologic Drugs Advisory Committee and the Drug Safety and Risk Management Advisory Committee discussed (i) the identification of the appropriate patient population for whom testosterone replacement therapy should be indicated and (ii) the potential risk of major adverse cardiovascular events, defined as non-fatal stroke, non-fatal myocardial infarction and cardiovascular death associated with testosterone replacement therapy.

At the meeting, the Advisory Committee voted that the FDA should require sponsors of testosterone products to conduct a post marketing study (e.g. observational study or controlled clinical trial) to further assess the potential cardiovascular risk. Based on that expert input, the FDA is requiring manufacturers of approved testosterone products to conduct a well-designed clinical trial to address the need for more safety data.

It is possible that the FDA’s evaluation of this topic and further studies on the effects of testosterone replacement therapies could demonstrate the risk of major adverse cardiovascular events or other health risks or could impose requirements that impact the marketing and sale of Natesto, including:

●	mandate that certain warnings or precautions be included in our product labeling;

●	require that our product carry a “black box warning”; and

●	limit use of Natesto to certain populations, such as men without specified conditions.

Demonstrated testosterone replacement therapy safety risks, as well as negative publicity about the risks of hormone replacement therapy, including testosterone replacement, could hurt sales of and impair our ability to successfully relaunch Natesto, which could have a materially adverse impact on our business.

FDA action regarding testosterone replacement therapies could add to the cost of producing and marketing Natesto.

The FDA is requiring post-marketing safety studies for all testosterone replacement therapies approved in the U.S. to assess long-term cardiovascular events related to testosterone use. Depending on the total cost and structure of the proposed safety studies there may be a substantial cost associated with conducting these studies. Pursuant to our license agreement with Acerus Pharmaceuticals, Acerus is obligated to reimburse us for the entire cost of any studies required for Natesto by the FDA. However, in the event that Acerus is not able to reimburse us for the cost of any required safety studies, we may be forced to incur this cost, which could have a material adverse impact on our business and results of operations.

Our approved products may not be accepted by physicians, patients, or the medical community in general.

Even if the medical community accepts a product as safe and efficacious for its indicated use, physicians may choose to restrict the use of the product if we or any collaborator is unable to demonstrate that, based on experience, clinical data, side-effect profiles and other factors, our product is preferable to any existing medicines or treatments. We cannot predict the degree of market acceptance of any of our approved products, which will depend on a number of factors, including, but not limited to:

●	the efficacy and safety of the product;

●	the approved labeling for the product and any required warnings;

●	the advantages and disadvantages of the product compared to alternative treatments;

●	our and any collaborator’s ability to educate the medical community about the safety and effectiveness of the product;

●	the reimbursement policies of government and third-party payors pertaining to the product; and

●	the market price of our product relative to competing treatments.

We may use hazardous chemicals and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes may involve the controlled use of hazardous materials, including chemicals and biological materials. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from these materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials, and our liability may exceed any insurance coverage and our total assets. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials and specified waste products, as well as the discharge of pollutants into the environment and human health and safety matters. Compliance with environmental laws and regulations may be expensive and may impair our research and development efforts. If we fail to comply with these requirements, we could incur substantial costs, including civil or criminal fines and penalties, clean-up costs or capital expenditures for control equipment or operational changes necessary to achieve and maintain compliance. In addition, we cannot predict the impact on our business of new or amended environmental laws or regulations or any changes in the way existing and future laws and regulations are interpreted and enforced.

Failure to comply with the U.S. Foreign Corrupt Practices Act and similar laws associated with our activities outside the U.S. could subject us to penalties and other adverse consequences.

A significant portion of our revenues is and will be from jurisdictions outside of the U.S. We are subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits U.S. companies and their intermediaries from making payments to foreign officials for the purpose of directing, obtaining or keeping business, and requires companies to maintain reasonable books and records and a system of internal accounting controls. The FCPA applies to companies and individuals alike, including company directors, officers, employees and agents. Under the FCPA, U.S. companies may be held liable for the corrupt actions taken by employees, strategic or local partners or other representatives. In addition, the government may seek to rely on a theory of successor liability and hold us responsible for FCPA violations committed by companies or associated with assets which we acquire. In recent years, the medical device and pharmaceutical industries have been a focus of the U.S. government’s FCPA enforcement priorities, and settlements often include very significant payments potentially consisting of millions of dollars. Other countries have similar laws to which we may be subject, including the United Kingdom Bribery Act. If we or our intermediaries fail to comply with the requirements of the FCPA or similar legislation, governmental authorities in the U.S. and elsewhere could seek to impose civil and/or criminal fines and penalties which could have a material adverse effect on our reputation, business, operating results and financial conditions. We may also face collateral consequences, such as debarment and the loss of our export privileges.

Our sexual wellness product, Fiera, is subject to Federal and State prohibitions on false advertising and other consumer protection laws.

The FTC has the authority to regulate traditional and digital advertising for most types of consumer products, including our Fiera product. FTC broadly interprets Section 5 of the Federal Trade Commission Act prohibiting un fair or deceptive acts or practices in commerce and oversees express and implied claims in advertising as well as certain promotional activities such as the use of social media influencers by advertising companies.

The FTC revised its Guides Concerning the Use of Endorsements and Testimonials in Advertising, or Guides, which became effective on December 1, 2009. Although the Guides are not binding, they explain how the FTC interprets Section 5 of the FTC Act’s prohibition on unfair or deceptive acts or practices when advertisers use experts or laypersons to endorse their products. Consequently, the FTC can bring a Section 5 enforcement action based on practices that are inconsistent with the Guides. Under the revised Guides, advertisements that feature a consumer and convey his or her atypical experience with a product or service are required to clearly disclose the results that consumers can generally expect. The revised Guides also add new examples to illustrate the long-standing principle that “material connections.” The FTC also recently issued a Native Advertising Guide for Businesses that explains the Commission’s perspectives on deceptively formatted advertisements.

Our marketing, advertising, and promotional activities for the consumer product Fiera must continually adhere to the FTC Act’s requirement for truthful, non-misleading and adequately substantiated claims. If Fiera advertising does not comply with FTC and similar State requirements, we could become subject to an investigation by FTC or a consent decree, which could have a material adverse impact on our business and reputation.

Intellectual Property Risks Related to Our Business

Our ability to compete may decline if we do not adequately protect our proprietary rights or if we are barred by the patent rights of others.

Our commercial success depends on obtaining and maintaining proprietary rights to our products and product candidates as well as successfully defending these rights against third-party challenges. We will only be able to protect our products and product candidates from unauthorized use by third parties to the extent that valid and enforceable patents, or effectively protected trade secrets, cover them. Our ability to obtain patent protection for our products and product candidates is uncertain due to a number of factors, including that:

●	we may not have been the first to make the inventions covered by pending patent applications or issued patents;

●	we may not have been the first to file patent applications for our products and product candidates;

●	others may independently develop identical, similar or alternative products, compositions or devices and uses thereof;

●	our disclosures in patent applications may not be sufficient to meet the statutory requirements for patentability;

●	any or all of our pending patent applications may not result in issued patents;

●	we may not seek or obtain patent protection in countries that may eventually provide us a significant business opportunity;

●	any patents issued to us may not provide a basis for commercially viable products, may not provide any competitive advantages, or may be successfully challenged by third parties;

●	our compositions, devices and methods may not be patentable;

●	others may design around our patent claims to produce competitive products which fall outside of the scope of our patents; or

●	others may identify prior art or other bases which could invalidate our patents.

Even if we have or obtain patents covering our products and product candidates, we may still be barred from making, using and selling them because of the patent rights of others. Others may have filed, and in the future may file, patent applications covering products that are similar or identical to ours. There are many issued U.S. and foreign patents relating to chemical compounds, therapeutic products, diagnostic devices, personal care products and devices and some of these relate to our products and product candidates. These could materially affect our ability to sell our products and develop our product candidates. Because patent applications can take many years to issue, there may be currently pending applications unknown to us that may later result in issued patents that our products and product candidates may infringe. These patent applications may have priority over patent applications filed by us.

Obtaining and maintaining a patent portfolio entails significant expense and resources. Part of the expense includes periodic maintenance fees, renewal fees, annuity fees, various other governmental fees on patents and/or applications due in several stages over the lifetime of patents and/or applications, as well as the cost associated with complying with numerous procedural provisions during the patent application process. We may or may not choose to pursue or maintain protection for particular inventions. In addition, there are situations in which failure to make certain payments or noncompliance with certain requirements in the patent process can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If we choose to forgo patent protection or allow a patent application or patent to lapse purposefully or inadvertently, our competitive position could suffer.

Legal actions to enforce our patent rights can be expensive and may involve the diversion of significant management time. In addition, these legal actions could be unsuccessful and could also result in the invalidation of our patents or a finding that they are unenforceable. We may or may not choose to pursue litigation or other actions against those that have infringed on our patents, or used them without authorization, due to the associated expense and time commitment of monitoring these activities. If we fail to protect or to enforce our intellectual property rights successfully, our competitive position could suffer, which could harm our business, prospects, financial condition and results of operations.

Pharmaceutical and medical device patents and patent applications involve highly complex legal and factual questions, which, if determined adversely to us, could negatively impact our patent position.

The patent positions of pharmaceutical and medical device companies can be highly uncertain and involve complex legal and factual questions. The interpretation and breadth of claims allowed in some patents covering pharmaceutical compositions may be uncertain and difficult to determine, and are often affected materially by the facts and circumstances that pertain to the patented compositions and the related patent claims. The standards of the United States Patent and Trademark Office, or USPTO, are sometimes uncertain and could change in the future. Consequently, the issuance and scope of patents cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, and U.S. patents may be subject to re-examination proceedings, post-grant review and/or inter partes review in the USPTO. Foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent office, which could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, post-grant review, inter partes review and opposition proceedings may be costly. Accordingly, rights under any issued patents may not provide us with sufficient protection against competitive products or processes.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products and product candidates without providing any compensation to us, or may limit the number of patents or claims we can obtain. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights.

If we fail to obtain and maintain patent protection and trade secret protection of our products and product candidates, we could lose our competitive advantage and competition we face would increase, reducing any potential revenues and adversely affecting our ability to attain or maintain profitability.

Developments in patent law could have a negative impact on our business.

From time to time, the United States Supreme Court, other federal courts, the United States Congress or the USPTO may change the standards of patentability and any such changes could have a negative impact on our business.

In addition, the Leahy-Smith America Invents Act, or the America Invents Act, which was signed into law in 2011, includes a number of significant changes to U.S. patent law. These changes include a transition from a “first-to-invent” system to a “first-to-file” system, changes the way issued patents are challenged, and changes the way patent applications are disputed during the examination process. These changes may favor larger and more established companies that have greater resources to devote to patent application filing and prosecution. The USPTO has developed regulations and procedures to govern the full implementation of the America Invents Act, and many of the substantive changes to patent law associated with the America Invents Act, and, in particular, the first-to-file provisions, became effective on March 16, 2013. Substantive changes to patent law associated with the America Invents Act may affect our ability to obtain patents, and if obtained, to enforce or defend them. Accordingly, it is not clear what, if any, impact the America Invents Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend any patents that may issue from our patent applications, all of which could have a material adverse effect on our business.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to patent protection, because we operate in the highly technical field of discovery and development of therapies and medical devices, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We expect to enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific and commercial collaborators, sponsored researchers, and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us.

In addition to contractual measures, we try to protect the confidential nature of our proprietary information using physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. Trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, our competitive position could be harmed.

 We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to pharmaceuticals and medical devices. This could make it difficult for us to stop the infringement of some of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.

We might employ individuals who were previously employed at universities or other biopharmaceutical or medical device companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third parties. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Risks Related to Our Organization, Structure and Operation

We intend to acquire, through asset purchases or in-licensing, businesses or products, or form strategic alliances, in the future, and we may not realize the intended benefits of such acquisitions or alliances.

We intend to acquire, through asset purchases or in-licensing, additional businesses or products, form strategic alliances and/or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses or assets with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses or assets if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition or alliance, we will achieve the expected synergies to justify the transaction. These risks apply to our acquisition of ProstaScint in May 2015, Natesto in April 2016 and Fiera in May 2017. As an example, we acquired Primsol in October 2015, but sold it in March 2017. Depending on the success or lack thereof of any of our existing or future acquired products and product candidates, we might seek to out-license, sell or otherwise dispose of any of those products or product candidates, which could adversely impact our operations if the dispositions triggers a loss, accounting charge or other negative impact.

In fiscal 2017, the great majority of our net revenue and gross accounts receivable were due to three significant customers, the loss of which could materially and adversely affect our results of operations.

During fiscal 2017 and fiscal 2016, three customers accounted for 74% and one customer that accounted for 86%, respectively, of our net revenue. At December 31, 2017, June 30, 2017 and 2016, the same customers accounted for 88%, 60% and 69%, respectively, of our gross accounts receivable. Although we expect to increase revenue and not be as reliant on only a few customers, at least for fiscal 2018, and perhaps beyond, the loss of any of these customers could have a material adverse effect on our results of operations.

We will need to develop and expand our company, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

As of February 1, 2018, we had 53 full-time employees, and in connection with being a public company, we expect to continue to increase our number of employees and the scope of our operations. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the planned expanded commercialization of our approved products and the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to expand the market for our approved products and develop our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

We depend on key personnel and attracting qualified management personnel and our business could be harmed if we lose personnel and cannot attract new personnel.

Our success depends to a significant degree upon the technical and management skills of our directors, officers and key personnel. Any of our directors could resign from our board at any time and for any reason. Although our executive officers Joshua Disbrow, Jarrett Disbrow and David Green have employment agreements, the existence of an employment agreement does not guarantee the retention of the executive officer for any period of time, and each agreement obligates us to pay the officer lump sum severance of two years of salary if we terminate him without cause, as defined in the agreement, which could hurt our liquidity. The loss of the services of any of these individuals would likely have a material adverse effect on us. Our success also will depend upon our ability to attract and retain additional qualified management, marketing, technical, and sales executives and personnel. We do not maintain key person life insurance for any of our officers or key personnel. The loss of any of our directors or key executives, or the failure to attract, integrate, motivate, and retain additional key personnel could have a material adverse effect on our business.

We compete for such personnel, including directors, against numerous companies, including larger, more established companies with significantly greater financial resources than we possess. There can be no assurance that we will be successful in attracting or retaining such personnel, and the failure to do so could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Product liability and other lawsuits could divert our resources, result in substantial liabilities and reduce the commercial potential of our product candidates.

The risk that we may be sued on product liability claims is inherent in the development and commercialization of pharmaceutical, medical device and personal care products and devices. Side effects of, or manufacturing defects in, products that we develop and commercialized could result in the deterioration of a patient’s condition, injury or even death. Once a product is approved for sale and commercialized, the likelihood of product liability lawsuits increases. Claims may be brought by individuals seeking relief for themselves or by individuals or groups seeking to represent a class. These lawsuits may divert our management from pursuing our business strategy and may be costly to defend. In addition, if we are held liable in any of these lawsuits, we may incur substantial liabilities and may be forced to limit or forgo further commercialization of the affected products.

We may be subject to legal or administrative proceedings and litigation other than product liability lawsuits which may be costly to defend and could materially harm our business, financial condition and operations.

Although we maintain general liability, clinical trial liability and product liability insurance, this insurance may not fully cover potential liabilities. In addition, inability to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product or other legal or administrative liability claims could prevent or inhibit the commercial production and sale of any of our products and product candidates that receive regulatory approval, which could adversely affect our business. Product liability claims could also harm our reputation, which may adversely affect our collaborators’ ability to commercialize our products successfully.

Our internal computer systems, or those of our third-party contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we do not believe that we have experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a loss of clinical trial data for our product candidates which could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2017, we had federal net operating loss carryforwards of approximately $49.2 million. The available net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2032 and will completely expire in 2036. Under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, including, without limitation, the consolidated income tax return regulations, various corporate changes could limit our ability to use our net operating loss carryforwards and other tax attributes (such as research tax credits) to offset our income. Because Ampio’s equity ownership interest in our company fell to below 80% in January 2016, we were deconsolidated from Ampio’s consolidated federal income tax group. As a result, certain of our net operating loss carryforwards may not be available to us and we may not be able to use them to offset our U.S. federal taxable income. As a consequence of the deconsolidation, it is possible that certain other tax attributes and benefits resulting from U.S. federal income tax consolidation may no longer be available to us. Our company and Ampio do not have a tax sharing agreement that could mitigate the loss of net operating losses and other tax attributes resulting from the deconsolidation or our incurrence of liability for the taxes of other members of the consolidated group by reason of the joint and several liability of group members. In addition to the deconsolidation risk, an “ownership change” (generally a 50% change (by value) in equity ownership over a three-year period) under Section 382 of the Code could limit our ability to offset, post-change, our U.S. federal taxable income. Section 382 of the Code imposes an annual limitation on the amount of post-ownership change taxable income a corporation may offset with pre-ownership change net operating loss carryforwards and certain recognized built-in losses. We believe that the August 2017 financing created over a 50% change in our equity ownership so our current tax loss carryforward will be limited in the future. Either the deconsolidation or the ownership change scenario could result in increased future tax liability to us.

Restrictions under our August 2017 Securities Purchase Agreement may limit our ability to raise funds and operate our business.

The August 2017 Securities Purchase Agreement contains covenants described below that may restrict our ability to finance future operations or capital needs or to engage in other business activities.

For the 24 months following the Effective Date, as defined in the Securities Purchase Agreement, upon any issuance by us of any common stock or common stock equivalents for cash consideration or indebtedness or a combination thereof (a “Subsequent Financing”), each investor in the offering will have the right to participate in up to an amount of the Subsequent Financing equal to 35% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing. The “Effective Date” is the earliest of the date that (a) the initial registration statement registering all of the shares of common stock and the shares of common stock into which the Series A Preferred Stock is convertible and the warrants (collectively, the “Securities”) are exercisable has been declared effective by the SEC, (b) all of the Securities have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for our company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions or (c) following the one year anniversary of August 15, 2017, all of the Securities may be sold pursuant to an exemption from registration under Section 4(1) of the Securities Act, without volume or manner-of-sale restrictions.

Until the later of (i) 270 days after the Effective Date and (ii) 365 days from August 15, 2017, without the consent of investors that purchased at least 51% of the shares of common stock in the offering, we may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of common stock or common stock equivalents, or file any registration statement covering the issuance or resale of any shares of common stock or common stock equivalents. If the value weighted average price of our common stock exceeds $1.00 for five or more consecutive trading days, this right will terminate.

Until such time as no investor in the August 2017 offering holds any of the warrants, we are prohibited from effecting or entering into an agreement to affect any issuance by us of our common stock or common stock equivalents involving a Variable Rate Transaction, as defined in the Securities Purchase Agreement. “Variable Rate Transaction” means a transaction in which we (i) issue any debt or equity securities that are convertible into common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon, and/or varies with, the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock or (ii) enter into any transaction under, any agreement, including, but not limited to, an equity line of credit, an “at-the-market” offering or similar agreement, whereby we may issue securities at a future determined price.

The restrictions and covenants in the August 2017 Securities Purchase Agreement, as well as any future financing agreements that we may enter into, may restrict our ability to finance our operations, engage in business activities or expand or fully pursue our business strategies. Our ability to comply with these covenants may be affected by events beyond our control and we may not be able to meet those covenants.

Risks Related to this Offering and our Common Stock

There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the NASDAQ Capital Market. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that we will maintain an active trading market for our common stock and the lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

Our failure to meet the continued listing requirements of the NASDAQ Capital Market could result in a delisting of our common stock.

If we fail to satisfy the continued listing requirements of the NASDAQ Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, the exchange may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we anticipate that we would take actions to restore our compliance with applicable exchange requirements, such as stabilize our market price, improve the liquidity of our common stock, prevent our common stock from dropping below such exchange’s minimum bid price requirement, or prevent future non-compliance with such exchange’s listing requirements.

Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

The trading price of our common stock is likely to be highly volatile, and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

●	the products or product candidates we acquire for commercialization;

●	the products and product candidates we seek to pursue, and our ability to obtain rights to develop, commercialize and market those product candidates;

●	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

●	actual or anticipated adverse results or delays in our clinical trials;

●	our failure to expand the market for our currently approved products or commercialize our product candidates, if approved;

●	unanticipated serious safety concerns related to the use of any of our product candidates;

●	overall performance of the equity markets and other factors that may be unrelated to our operating performance or the operating performance of our competitors, including changes in market valuations of similar companies;

●	conditions or trends in the healthcare, biotechnology and pharmaceutical industries;

●	introduction of new products offered by us or our competitors;

●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

●	our ability to maintain an adequate rate of growth and manage such growth;

●	issuances of debt or equity securities;

●	sales of our common stock by us or our stockholders in the future, or the perception that such sales could occur;

●	trading volume of our common stock;

●	ineffectiveness of our internal control over financial reporting or disclosure controls and procedures;

●	general political and economic conditions;

●	effects of natural or man-made catastrophic events;

●	other events or factors, many of which are beyond our control;

●	adverse regulatory decisions;

●	additions or departures of key scientific or management personnel;

●	changes in laws or regulations applicable to our product candidates, including without limitation clinical trial requirements for approvals;

●	disputes or other developments relating to patents and other proprietary rights and our ability to obtain patent protection for our product candidates;

●	our dependence on third parties, including CROs and scientific and medical advisors;

●	our ability to uplist our common stock to a national securities exchange;

●	failure to meet or exceed any financial guidance or expectations regarding development milestones that we may provide to the public;

●	actual or anticipated variations in quarterly operating results;

●	and failure to meet or exceed the estimates and projections of the investment community.

In addition, the stock market in general, and the stocks of small-cap healthcare, biotechnology and pharmaceutical companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors,” could have a dramatic and material adverse impact on the market price of our common stock.

Some provisions of our charter documents and applicable Delaware law may discourage an acquisition of us by others, even if the acquisition may be beneficial to some of our stockholders.

Provisions in our Certificate of Incorporation and Amended and Restated Bylaws, as well as certain provisions of Delaware law, could make it more difficult for a third-party to acquire us, even if doing so may benefit some of our stockholders. These provisions include:

●	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	allowing for the creation of a staggered board of directors;

●	eliminating the ability of stockholders to call a special meeting of stockholders; and

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by the board of directors. This provision could have the effect of discouraging, delaying or preventing someone from acquiring us or merging with us, whether or not it is desired by or beneficial to our stockholders.

Any provision of our Certificate of Incorporation or Bylaws or of Delaware law that is applicable to us that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock in the event that a potentially beneficial acquisition is discouraged, and could also affect the price that some investors are willing to pay for our common stock.

The elimination of personal liability against our directors and officers under Delaware law and the existence of indemnification rights held by our directors, officers and employees may result in substantial expenses.

Our Certificate of Incorporation and our Bylaws eliminate the personal liability of our directors and officers to us and our stockholders for damages for breach of fiduciary duty as a director or officer to the extent permissible under Delaware law. Further, our Certificate of Incorporation and our Bylaws and individual indemnification agreements we intend to enter with each of our directors and executive officers provide that we are obligated to indemnify each of our directors or officers to the fullest extent authorized by the Delaware law and, subject to certain conditions, advance the expenses incurred by any director or officer in defending any action, suit or proceeding prior to its final disposition. Those indemnification obligations could expose us to substantial expenditures to cover the cost of settlement or damage awards against our directors or officers, which we may be unable to afford. Further, those provisions and resulting costs may discourage us or our stockholders from bringing a lawsuit against any of our current or former directors or officers for breaches of their fiduciary duties, even if such actions might otherwise benefit our stockholders.

We do not intend to pay cash dividends on our capital stock in the foreseeable future.

We have never declared or paid any dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. Any future payment of cash dividends in the future would depend on our financial condition, contractual restrictions, solvency tests imposed by applicable corporate laws, results of operations, anticipated cash requirements and other factors and will be at the discretion of our Board of Directors. Our stockholders should not expect that we will ever pay cash or other dividends on our outstanding capital stock.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of shares offered in this offering at an assumed public offering price of $1.26 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of approximately $1.15 per share. See “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase our common stock in the offering.

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that may not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus, including statements regarding our anticipated future clinical and regulatory events, future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, without limitation: the planned expanded commercialization of our products and the potential future commercialization of our product candidates; our anticipated future cash position; the assimilation into our operations of acquired assets and entities; our plan to acquire additional assets; the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials; the anticipated designs of our future clinical trials; anticipated future regulatory submissions and events; and future events under our current and potential future collaborations. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including without limitation the risks described in “Risk Factors” in this prospectus, and in the reports we filed with the Securities and Exchange Commission. These risks are not exhaustive. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We assume no obligation to update or supplement forward-looking statements, except as may be required under applicable law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock we are offering will be approximately $8.9 million (or approximately $10.3 million if the representative of the underwriters exercises in full its over-allotment option), after deducting the estimated underwriting discounts and commissions and estimated offering costs payable by us.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital to support ongoing and new commercial activities primarily related to Natesto.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

MARKET FOR COMMON STOCK

Our common stock has been listed on the NASDAQ Capital Market under the symbol “AYTU” since October 20, 2017. Prior to October 20, 2017, our common stock was quoted on the OTCQX and prior to that, on the OTCQB. The following table sets forth the range of high and low bid prices for our common stock on the OTCQX or OTCQB, or high and low sales prices on the NASDAQ Capital Market, as applicable, for the periods shown. The quotations for the OTCQX or OTCQB represent inter-dealer prices without retail markup, markdown or commission, and may not necessarily represent actual transactions. All share prices give effect to our 1-for-20 reverse stock split completed in August 2017.

Fiscal Year ended June 30, 2016	High	Low
First Quarter (ended September 30, 2015)	$1,140.00	$1,111.20
Second Quarter (ended December 31, 2015)	$1,140.00	$753.60
Third Quarter (ended March 31, 2016)	$840.00	$134.40
Fourth Quarter (ended June 30, 2016)	$146.40	$72.00

Fiscal Year ended June 30, 2017	High	Low
First Quarter (ended September 30, 2016)	$100.00	$60.20
Second Quarter (ended December 31, 2016)	$77.80	$20.40
Third Quarter (ended March 31, 2017)	$25.20	$14.82
Fourth Quarter (ended June 30, 2017)	$18.20	$10.20

Fiscal Year ended June 30, 2018	High	Low
First Quarter (ended September 30, 2017)	$12.00	$3.34
Second Quarter (ended December 31, 2017)	$6.82	$2.05
Third Quarter (ended March 31, 2018) (as of February 20, 2018)	$4.26	$1.21

As of February 1, 2018, there were 508 holders of record of our common stock.

Equity Compensation Plan Information

In June 2015, our shareholders approved the adoption of a stock and option award plan (the “2015 Plan”). At the special meeting of stockholders on July 26, 2017, the Aytu Stockholders voted to increase the plan to 3.0 million shares. The 2015 Plan permits grants of equity awards to employees, directors and consultants. The following table displays equity compensation plan information as of June 30, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by security holders	38,263	$16.31	61,737
Equity compensation plans not approved by security holders	32,641	$44.12	-

Total	70,904	$29.11	61,737

In connection with our private placement of approximately $4.7 million of common stock in 2013, we were obligated to issue to the placement agent warrants to purchase 444 shares of our common stock. The placement agent warrants have a term of five years from the date of issuance and an exercise price of $1,087.20. In connection with our private placement of approximately $5.2 million of convertible notes in July and August 2015, we were obligated to issue to the placement agents warrants for an amount of shares equal to 8% of the number of shares of our common stock issued upon conversion of the notes and any accrued interest. The placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, an exercise price equal to 100% of the price per share at which equity securities were sold in our next equity financing, and provide for cashless exercise. Those warrants were not approved by our stockholders. In connection with the conversions of the notes in February 2016 and May 2016, which were triggered by an equity financing in January 2016 and our public offering of common stock and warrants in May 2016, respectively, we issued warrants to the placement agents to purchase an aggregate of 1,115 shares of our common stock at a weighted average exercise price of $156.00 per share, and an aggregate of 1,129 shares of our common stock at an exercise price of $96.00 per share. In connection with our May 2016 public offering, we issued warrants to purchase an aggregate of 5,474 shares of common stock at an exercise price of $120.00 to the underwriters of the public offering. In July 2016, we issued warrants to purchase an aggregate of 4,402 shares of common stock at an exercise price of $80.00 to initial investors. In connection with our November 2016 public offering, we issued warrants to purchase an aggregate of 20,077 shares of common stock with an exercise price of $15.00. In March 2017, we completed a tender offer to amend and exercise certain existing warrants, in connection with which the exercise price of the placement agent warrants was reduced to $15.00.

DIVIDEND POLICY

We have not paid any cash dividends on our common stock and our Board of Directors presently intends to continue a policy of retaining earnings, if any, for use in our operations. The declaration and payment of dividends in the future, of which there can be no assurance, will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. Delaware law prohibits us from declaring dividends where, if after giving effect to the distribution of the dividend:

●	we would not be able to pay our debts as they become due in the usual course of business; or

●	our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Except as set forth above, there are no restrictions that currently materially limit our ability to pay dividends or which we reasonably believe are likely to limit materially the future payment of dividends on common stock.

Our Board of Directors has the right to authorize the issuance of preferred stock, without further stockholder approval, the holders of which may have preferences over the holders of our common stock as to payment of dividends.

DILUTION

If you purchase shares in this offering, your interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of December 31, 2017 was ($7.5) million, or $(1.54) per share of common stock (based upon 4,894,638 outstanding shares of common stock). “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.

After giving effect to the sale by us in this offering of an assumed 7,936,508 shares at an assumed public offering price of $1.26 per share (the closing price of our common stock as quoted on the NASDAQ Capital Market on February 20, 2018) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we will pay, our net tangible book value as of December 31, 2017 would have been approximately $1.4 million, or $0.11 per share of common stock. This amount represents an immediate increase in net tangible book value of $1.65 per share to existing stockholders and an immediate dilution of $1.15 per share to purchasers in this offering.

The following table illustrates the dilution:

Assumed public offering price per share	$1.26
Net tangible book value per share as of December 31, 2017	$(1.54)
Increase in net tangible book value per share attributable to this offering	$1.65
Pro forma net tangible book value per share after this offering	$0.11
Dilution per share to new investors	$1.15

The above table is based on 4,894,638 shares of common stock outstanding as of December 31, 2017, and:

●	assumes no exercise of options to purchase an aggregate of 36,795 shares of common stock issued and outstanding under our 2015 Stock Plan and outstanding and exercisable on December 31, 2017;

●	assumes no exercise of warrants to purchase 6,600,720 shares of common stock with a weighted average exercise price of $5.62 per share outstanding on December 31, 2017;

●	assumes no conversion of 1,900 outstanding shares of Series A Preferred Stock convertible into 633,333 shares of common stock; and

●	assumes no exercise by the representative of the underwriters of its over-allotment option.

If the representative of the underwriters exercises in full its option to purchase 1,190,476 additional shares, our net tangible book value per share after giving effect to this offering would be approximately $2.8 million, or $0.20 per share, which amount represents an immediate increase in net tangible book value of $1.74 and a dilution to new investors of $1.06 per share.

If we issue any additional shares in connection with outstanding options or warrants, there will be additional dilution.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2017 on:

●	an actual basis; and

●	on a pro forma basis to give effect to the sale by us in this offering of 7,936,508 shares of common stock at an assumed public offering price of $1.26 per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements for the years ended June 30, 2017 and 2016, and the related notes thereto, included in this prospectus.

	As of December 31, 2017
	Actual	Pro Forma
Cash, cash equivalents and restricted cash	$3,983,717	$12,904,217
Long-term contingent consideration	7,726,698	7,726,698
Shareholders’ equity:
Preferred Stock, par value $0.0001; 50,000,000 shares authorized; 1,900 shares of Series A issued and outstanding	1	1
Common Stock, par value $0.0001; 100,000,000 shares authorized; 4,894,638 shares issued and outstanding, actual; 12,831,146 shares issued and outstanding pro forma	489	1,283
Additional paid-in capital	80,017,545	88,937,251
Accumulated deficit	(76,987,449)	(76,987,449)
Total stockholders’ equity	3,030,586	11,951,086

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 4,894,638 shares outstanding as of December 31, 2017 and:

●	assumes no exercise of options to purchase an aggregate of 36,795 shares of common stock issued under our 2015 Stock Plan and outstanding on December 31, 2017;

●	assumes no exercise of warrants to purchase 6,600,720 shares of common stock with a weighted average exercise price of $5.62 per share outstanding on December 31, 2017;

●	assumes no conversion of 1,900 outstanding shares of Series A Preferred Stock convertible into 633,333 shares of common stock; and

●	assumes no exercise by the representative of the underwriters of its over-allotment option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview/Recent Events

We are a commercial-stage specialty life science company concentrating on developing and commercializing products with an initial focus on urological diseases and conditions. We are currently focused on addressing significant medical needs in the areas of hypogonadism, male infertility, urological cancers and female personal care.

We have financed operations through a combination of private and public debt and equity financings including net proceeds from the private placements of stock and convertible notes. Although it is difficult to predict our liquidity requirements, based upon our current operating plan, as of the date of this prospectus, we believe we will have sufficient cash to meet our projected operating requirements into the fourth quarter of fiscal 2018, at which point we anticipate the need for additional capital. See “Liquidity and Capital Resources.”

We have recently begun to generate material revenues from the commercialization of our products. We recognized approximately $1.1 million and $2.1 million in revenue from Natesto, ProstaScint, MiOXSYS and Fiera sales during the three and six months ended December 31, 2017. We have incurred accumulated net losses since our inception, and at December 31, 2017, we had an accumulated deficit of $77.0 million. Our net loss was $3.7 million and $7.9 million for the three and six months ended December 31, 2017 and we used $7.3 million of cash in operating activities during the six months ended December 31, 2017.

ACCOUNTING POLICIES

Significant Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements, and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability and useful lives of long-lived assets, stock compensation, valuation of derivative instruments, allowances and contingencies. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these critical accounting policies have a significant impact on the results we report in our consolidated financial statements. Our significant accounting policies and estimates are included in Note 2 to the audited financial statements included in this prospectus.

Newly Issued Accounting Pronouncements

Information regarding the recently issued accounting standards (adopted and pending adoption as of December 31, 2017) is combined in Note 1 to the consolidated December 31, 2017 financial statements.

Results of Operations – Three and Six Months ended December 31, 2017 Compared to December 31, 2016

Results of operations for the three months ended December 31, 2017 and the three months ended December 31, 2016 reflected losses of approximately $3.7 million and $4.8 million, respectively. These losses include, in part, non-cash charges related to stock-based compensation, depreciation, amortization and accretion, issuance of restricted stock, unrealized gain on investment, and derivative income, in the amount of $256,000 for the three months ended December 31, 2017 and $1.6 million for the three months ended December 31, 2016, respectively. The non-cash charges decreased in the three months ended 2017 primarily due to the decrease in stock-compensation expense and amortization and impairment expenses.

Results of operations for the six months ended December 31, 2017 and the six months ended December 31, 2016 reflected losses of approximately $7.9 million and $10.5 million, respectively. These losses include in part non-cash charges related to stock-based compensation, depreciation, amortization and accretion, compensation through issuance of stock, issuance of warrants to initial investors, and amortization of prepaid research and development offset by an unrealized gain on investment and warrant derivative income in the amount of $877,000 for the six months ended December 31, 2017 and $4.0 million for the six months ended December 31, 2016, respectively. The non-cash charges decreased in the six months ended 2017 primarily due to decrease in stock-compensation expense and depreciation, amortization and accretion expense.

Revenue

Product revenue

We recognized net revenue from product sales of $1.1 million and $794,000 for the three months ended December 31, 2017 and 2016, respectively. We recognized net revenue from product sales of $2.1 million and $1.5 million for the six months ended December 31, 2017 and 2016, respectively. Our product portfolio includes Natesto, ProstaScint, Primsol, Fiera, and the MiOXSYS and RedoxSYS Systems, but the majority of our revenue comes from Natesto sales. Revenue from Natesto increased 429% in the second quarter of fiscal 2018 compared to the same quarter in fiscal 2017, and increased 281% for the six months ended December 31, 2017 compared to the six months ended December 31, 2016.

As is customary in the pharmaceutical industry, our gross product sales are subject to a variety of deductions in arriving at reported net product sales. Provisions for these deductions are recorded concurrently with the recognition of gross product revenue and include discounts, chargebacks, distributor fees, processing fees, as well as allowances for returns and Medicaid rebates. Provision deductions relating to estimated amounts payable to direct customers are netted against accounts receivable and balances relating to indirect customers are included in accounts payable and accrued liabilities. The provisions recorded to reduce gross product sales to net product sales are as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Gross product revenue	$2,028,000	$1,358,000	$4,272,000	$2,284,000
Provisions to reduce gross product sales to net product sales	(977,000)	(564,000)	(2,144,000)	(792,000)
Net product revenue	$1,051,000	$794,000	$2,128,000	$1,492,000

Percentage of gross sales to net sales	51.8%	58.5%	49.8%	65.3%

Expenses

Cost of Sales

The cost of sales of $385,000 and $551,000 recognized for the three months ended December 31, 2017 and 2016, respectively, and the cost of sales of $673,000 and $743,000 recognized for the six months ended December 31, 2017 and 2016, respectively are related to Natesto, ProstaScint, Primsol, Fiera and the MiOXSYS and RedoxSYS Systems. We expect cost of sales to increase in the fiscal year 2018 due to and in line with growth in revenue from product sales.

Research and Development

Research and development costs consist of clinical trials and sponsored research, manufacturing transfer expense, sponsored research – related party and consultants and other. These costs relate solely to research and development without an allocation of general and administrative expenses and are summarized as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Clinical trials and sponsored research	$(278,000)	$262,000	$(139,000)	$493,000
Sponsored research - related party	-	48,000	-	96,000
Consultants and other	1,000	1,000	2,000	2,000
	$(277,000)	$311,000	$(137,000)	$591,000

Comparison of Three and Six Months Ended December 31, 2017 and 2016

Research and development expenses decreased $588,000, or 189.1%, for the three months ended December 31, 2017 compared to the three months ended December 31, 2016. Research and development expenses decreased $727,000, or 123.0%, for the six months ended December 31, 2017 compared to the six months ended December 31, 2016. The decline was due primarily to switching our focus and resource commitment to our commercial products; as well as our decision to discontinue sales of ProstaScint mid-fiscal 2019 upon expiration of the product, for which we reversed a previously accrued liability in the amount of $398,000. We anticipate research and development expense to decrease in fiscal 2018 as compared to fiscal 2017 as we continue to focus on our commercial products.

Selling, General and Administrative

Selling, general and administrative expenses consist of labor costs, including personnel costs for employees in executive, commercial, business development and operational functions; stock-based compensation; patents and intellectual property; professional fees including legal, auditing, accounting, investor relations, shareholder expense and printing and filing of SEC reports; occupancy, travel and other expenses including rent, governmental and regulatory compliance, insurance, and professional subscriptions; and directors fees. These costs are summarized as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Labor	$2,371,000	$1,775,000	$4,772,000	$4,030,000
Stock-based compensation	112,000	463,000	379,000	1,582,000
Patent costs	107,000	29,000	235,000	55,000
Professional fees	312,000	248,000	731,000	510,000
Occupancy, travel and other	1,611,000	1,087,000	2,975,000	3,090,000
Directors Fees	40,000	40,000	80,000	80,000
Management fee - related party	-	51,000	-	102,000
	$4,553,000	$3,693,000	$9,172,000	$9,449,000

Comparison of Three and Six Months Ended December 31, 2017 and 2016

Selling, general and administrative costs increased $860,000, or 23.3%, for the three months ended December 31, 2017, compared to the three months ended December 31, 2016. General and administrative costs decreased $277,000 or 2.9%, for the six months ended December 31, 2017 compared to the six months ended December 31, 2016. The primary increase was in labor cost, and occupancy, travel and other which was related to the increase in commercial department staffing during the six months ended December 31, 2017 as compared to the six months ended December 31, 2016. We expect selling, general and administrative expenses to be approximately flat for the remainder of fiscal 2018.

Amortization of Intangible Assets

Amortization of intangible assets was $384,000 and $437,000 for the three months ended December 31, 2017, compared to the three months ended December 31, 2016. Amortization of intangible assets was $770,000 and $874,000 for the six months ended December 31, 2017 compared to the six months ended December 31, 2016. This expense decreased due to the impairment of the ProstaScint assets in fiscal 2017, and the corresponding amortization of its finite-lived intangible assets. We expect this expense to remain flat for the remainder of 2018.

Net Cash Used in Operating Activities

During the six months ended December 31, 2017, our operating activities used $7.3 million in cash, which was less than the reported net loss of $7.9 million. Our cash use was lower than our reported net loss due to an increase in accounts payable and accrued compensation expense, with the recognition of non-cash expenses such as depreciation, amortization and accretion, and stock-based compensation. These were offset by derivative income, an increase in accounts receivable and prepaid expenses, and a decrease in accrued liabilities.

During the six months ended December 31, 2016, our operating activities used $8.2 million in cash which was less than the net loss of $10.5 million, primarily as a result of the non-cash depreciation, amortization and accretion and stock-based compensation expenses offset by an increase in accounts receivable, a decrease in accounts payable and accrued liabilities, and accrued compensation.

Net Cash Used in Investing Activities

During the six months ended December 31, 2017, we used $12,000 in investing activities to purchase fixed assets.

During the six months ended December 31, 2016, we used cash in investing activities of $2.8 million, $45,000 of which was used to purchase fixed assets, $750,000 of which was paid as the second and third installments towards the Primsol asset and $2.0 million of which was paid as the second installment payment of our Natesto licensing agreement.

Net Cash from Financing Activities

Net cash provided by financing activities in the six months ended December 31, 2017 of $10.4 million was primarily related to the private offering of $11.8 million, offset by the offering cost of $1.4 million which was paid in cash.

Net cash provided by financing activities in the six months ended December 31, 2016 of $8.2 million was primarily related to the registered offering of $8.6 million, offset by the cash offering cost of $998,000 and common stock issuance of $631,000 offset by the issuance costs of $24,000 paid to Lincoln Park.

Results of Operations—June 30, 2017 Compared to June 30, 2016

Results of operations for the year ended June 30, 2017 (“fiscal 2017”) and the year ended June 30, 2016 (“fiscal 2016”) reflected losses of approximately $22.5 million and $28.2 million, respectively.

Revenue

Product and service revenue

The total product and service revenue recognized during 2017 was $3.2 million, related to the sales of our products Natesto, ProstaScint, and Primsol, the MiOXSYS and RedoxSYS Systems, as well as products in the Fiera line. The product and service revenue in fiscal 2016 was $2.1 million, which was from the ProstaScint and Primsol product lines, as well as the RedoxSYS and MiOXSYS Systems. The increase in product revenue of over 57% from fiscal 2016 to 2017 is due to our acquisitions and ensuing sales of the Natesto and Fiera products, which occurred late in fiscal 2016 and late fiscal 2017, respectively, and expanded marketing of our commercial products.

As is customary in the pharmaceutical industry, our gross product sales are subject to a variety of deductions in arriving at reported net product sales. Provisions for these deductions are recorded concurrently with the recognition of gross product sales revenue and include discounts, chargebacks, distributor fees, processing fees, as well as allowances for returns and Medicaid rebates. Provision balances relating to estimated amounts payable to direct customers are netted against accounts receivable and balances relating to indirect customers are included in accounts payable and accrued liabilities. The provisions recorded to reduce gross product sales and net product sales are as follows:

	Year Ended June 30,
	2017	2016

Gross product and service revenue	$4,694,000	$2,657,000
Provisions to reduce gross product sales to net product and service sales	(1,472,000)	(606,000)
Net product and service revenue	$3,222,000	$2,051,000

Percentage to net sales	68.6%	77.2%

License revenue

During fiscal 2017 and fiscal 2016, we recognized $0 and $512,000, respectively, in license revenue. In 2012, we received a payment of $500,000 for our license agreement of our former product candidate Zertane with a Korean pharmaceutical company. This payment was deferred and was being recognized over 10 years. In 2014, we received a payment of $250,000 for our license agreement of Zertane with a Canadian-based supplier. This payment was deferred and was being recognized over seven years. At June 30, 2016, Aytu determined that the Zertane asset has no value as Aytu does not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. Therefore, the remaining unamortized deferred revenue of $426,000 which was outstanding as of the date it was determined not to proceed with the clinical trials was recognized as of June 30, 2016.

Expenses

Cost of Sales

The cost of sales of $1.4 million and $1.0 million recognized for fiscal 2017 and fiscal 2016, respectively, are related to the Natesto, ProstaScint and Primsol products, the MiOXSYS and RedoxSYS Systems, as well as products in the Fiera line. We expect to see cost of sales to continue to increase in the year ending June 30, 2018 (“fiscal 2018”) as we expect our sales of our current products to continue to grow.

Research and Development

Research and development costs consist of clinical trials and sponsored research, labor, stock-based compensation, sponsored research – related party and consultants and other. These costs relate solely to research and development without an allocation of general and administrative expenses and are summarized as follows:

	Year Ended June 30,
	2017	2016

Clinical trials and sponsored research	$956,000	$2,278,000
Manufacturing tech transfer	-	3,304,000
Labor	-	427,000
Stock-based compensation	-	89,000
Sponsored research - related party	388,000	192,000
Consultants and other	4,000	30,000
	$1,348,000	$6,320,000

Comparison of Years Ended June 30, 2017 and 2016

Research and development expenses decreased $5.0 million, or 78.7%, in fiscal 2017 compared to fiscal 2016. This was due primarily to placing the contract for our manufacturing tech transfer on hold for our ProstaScint product, as well as shifting our focus to our existing commercialized products. We expect that the research and development expenses will decrease in fiscal 2018 as compared to fiscal 2017 due to the fact that we will continue to focus on our existing products.

General and Administrative

General and administrative expenses consist of personnel costs for employees in executive, business development and operational functions and director fees; stock-based compensation; patents and intellectual property; professional fees including legal, auditing, accounting, investor relations, shareholder expense and printing and filing of SEC reports; occupancy, travel and other including rent, governmental and regulatory compliance, insurance, and professional subscriptions. These costs are summarized as follows:

	Year Ended June 30,
	2017	2016

Labor	$7,488,000	$3,671,000
Stock-based compensation	3,227,000	814,000
Professional fees	1,133,000	1,630,000
Occupancy, travel and other	5,267,000	2,086,000
Patent costs	168,000	303,000
Director fees	160,000	13,000
Management fee - related party	165,000	308,000
	$17,608,000	$8,825,000

Comparison of Years Ended June 30, 2017 and 2016

General and administrative costs increased $8.8 million, or 99.5%, in fiscal 2017 over fiscal 2016. The increase in labor costs, stock-based compensation, and occupancy, travel and other primarily relates to increased costs related to the increase in commercial department staffing during fiscal 2017 as compared to fiscal 2016, increased travel expense and stock options granted, as well as the continuing vesting of stock option awards granted in previous years. We expect general and administrative expenses to remain flat in fiscal 2018.

Impairment of Intangible Assets

Impairment of intangible assets was $1.3 million for fiscal 2017, which was related to the impairment of the ProstaScint product. Impairment of intangible assets was $7.5 million for fiscal 2016 related to the impairment of the Zertane in process research and development (IPRD).

Amortization of Intangible Assets

Amortization of intangible assets was $1.7 million and $665,000 for fiscal 2017 and fiscal 2016, respectively. This expense increased due to the acquisition of the Natesto and Fiera businesses in late fiscal 2016 and late fiscal 2017, respectively, and the corresponding amortization of their finite-lived intangible assets.

Net Cash Used in Operating Activities

During fiscal 2017, our operating activities used $13.8 million in cash. The use of cash was approximately $8.7 million lower than the net loss due primarily to non-cash charges for asset impairment, stock-based compensation, issuance of restricted stock, depreciation, amortization and accretion, amortization of prepaid research and development related party, common stock issued to executives, warrants issued to initial investors, and an increase in accounts payable. These charges were offset by a decrease in accrued compensation, accrued liabilities, and accounts receivable, a gain on the sale of an asset, and derivative income.

During fiscal 2016, our operating activities used $10.7 million in cash. The use of cash was approximately $17.5 million lower than the net loss due primarily to non-cash charges for asset impairment, amortization of the beneficial conversion feature, stock-based compensation, depreciation, amortization and accretion, unrecognized loss on investment, noncash interest expense, amortization of prepaid research and development related party, an increase in accounts payable and accrued liabilities and an increase accrued compensation offset by an increase to inventory and a decrease to deferred revenue.

Net Cash Used in Investing Activities

During fiscal 2017, cash was received through the sale of Primsol, the sale of our investment in Acerus and the merger with Nuelle, Inc. Cash was used to make additional required payments for Natesto and Primsol, and to purchase fixed assets.

During fiscal 2016, cash was used to acquire Natesto, our investment in Acerus common stock, Primsol, the purchase of fixed assets as well as the refund of a deposit for office space.

Net Cash from Financing Activities

Net cash of $10.2 million provided by financing activities during fiscal 2017 was primarily related to our warrant tender offer of $2.2 million offset by issuance costs of $312,000, our registered public offering of $8.6 million of common stock and warrants offset by cash issuance costs of $998,000, and the issuance of common stock to Lincoln Park Capital of $740,000 offset by issuance costs of $91,000.

Net cash of $16.7 million provided by financing activities during fiscal 2016 was primarily related to our registered public offering of $7.5 million of common stock and warrants offset by cash issuance costs of $905,000, the issuance of convertible promissory notes which reflects gross proceeds of $5.2 million offset by the cash portion of the debt issuance costs of $298,000, as well as the $5.0 million stock subscription payment from Ampio and $200,000 for a sale of stock subscriptions in January 2016 as well as the issuance costs of $30,000 related to the debt conversion.

Contractual Obligations and Commitments

Information regarding our Contractual Obligations and Commitments is contained in Note 7 to the Financial Statements.

Liquidity and Capital Resources

We are a relatively young company with substantial revenue growth expectations as demonstrated by the nearly 32% year-over-year revenue growth for the three months ended December 31, 2017. Our primary activities are focused on commercializing our approved product portfolio, including Natesto, building our commercial infrastructure, improving access to payor formularies and improving the effectiveness and reach of our sales force. As of December 31, 2017, we had cash, cash equivalents and restricted cash totaling $4.0 million and other current assets with an aggregate balance of $3.8 million available to fund our operations, offset by an aggregate of $3.7 million in accounts payable and accrued liabilities.

As of June 30, 2017, we had cash, cash equivalents and restricted cash totaling $878,000 available to fund our operations offset by an aggregate of $3.0 million in accounts payable and other and accrued liabilities.

Based on our existing cash and current asset balance and considering our trend of increasing revenue and the sequential decline in cash used by operations, we believe we have sufficient resources to fund our operations into the fourth quarter of fiscal 2018. We believe that our sales will continue to grow and that our efforts and programs designed to reduce discounting of Natesto will combine to reduce the rate of cash use. We expect to maintain research and development and selling, general and administrative costs, at levels comparable to the quarter ended December 31, 2017. With these assumptions, we believe that we have sufficient cash resources to fund operations for several months (not including any proceeds from this offering). We will seek to raise additional capital at such time as we conclude that capital is available on terms that we consider to be in the best interests of our Company and our stockholders. If we cannot raise adequate additional capital in the future when we require it, we could be required to delay, reduce the scope of, or eliminate one or more of our commercialization efforts or our research and development programs. We also may be required to relinquish greater or all rights to product candidates at less favorable terms than we would otherwise choose. This may lead to impairment or other charges, which could materially affect our balance sheet and operating results. However, since our common stock became listed on the NASDAQ stock market in October 2017, the universe of investors whose investment charters allow for an investment in us has increased. Additionally, due to recent announcements by an FDA advisory committee voting against allowing new product entries in the TRT market in which Natesto competes, we believe investor interest in us will increase.

Going Concern

As reflected in the accompanying balance sheet as of December 31, 2017, the Company had approximately $4.0 million in cash including approximately $76,000 in restricted cash (that is expected to be released in fiscal year 2018). In addition, for the quarter ended December 31, 2017, and for the most recent four quarters ended December 31, 2017, we used an average of $3.2 million of cash per quarter for operating activities. Looking forward, we expect cash used in operating activities to be in the range of historical usage rates, therefore, indicating substantial doubt about the Company’s ability to continue as a going concern. We expect to require additional capital during the fourth quarter of fiscal year 2018 to sustain operations.

With the expectation of continuing operating losses, the Company expects that its current cash resources (excluding any proceeds from the offering under this prospectus) will not be sufficient to sustain operations for a period greater than one year from the date of this prospectus. The ability of the Company to continue its operations is dependent on management's plans, which include continuing to build on the historical growth trajectory of Natesto and accessing the capital markets through the sale of our securities. Based on our ability to raise capital in the past as well as our continued growth, the Company believes additional financing will be available and will continue to be available to support current level of operations for at least the next 12 months from the date of this prospectus. There can be no assurance that such financing will be available or on terms which are favorable to the Company. While management of the Company believes that it has a plan to fund ongoing operations, there is no assurance that its plan will be successfully implemented or realized.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

Impact of Inflation

In general, we believe that our operating expenses can be negatively impacted by increases in the cost of clinical trials due to inflation and rising health care costs.

BUSINESS

We are a commercial-stage specialty life sciences company focused on acquiring, developing and commercializing novel products in the field of urology. We have multiple urology-focused products on the market, and we seek to build a portfolio of novel therapeutics that serve large medical needs in the field of urology. We are concentrating on hypogonadism, prostate cancer, male infertility and, recently, female sexual wellbeing and intimacy and plan to expand into other urological indications for which we believe there are significant medical needs.

We acquired exclusive U.S. rights to Natesto® (testosterone) nasal gel, a novel formulation of testosterone delivered via a discreet, easy-to-use nasal gel, and we launched Natesto in the United States with our direct sales force in late summer 2016. Natesto is approved by the U.S. Food and Drug Administration, or FDA, for the treatment of hypogonadism (low testosterone) in men and is the only testosterone replacement therapy, or TRT, delivered via a nasal gel. Natesto offers multiple advantages over currently available TRTs and competes in a $1.8 billion market. Importantly, as Natesto is delivered via the nasal mucosa and not the skin, there is no risk of testosterone transference to others, a known potential side effect and black box warning associated with all other topically applied TRTs, including the market leader AndroGel®.

Outside the U.S. we market MiOXSYS®, a novel in vitro diagnostic device that is currently CE marked (which generally enables it to be sold within the European Economic Area) and for which we intend to initiate a clinical trial to enable FDA clearance or approval in the U.S.  Our MiOXSYS system is a novel, point-of-care semen analysis system with the potential to become a standard of care in the diagnosis and management of male infertility. Male infertility is a prevalent and underserved condition and oxidative stress is widely implicated in its pathophysiology. MiOXSYS was developed from our core oxidation-reduction potential research platform known as RedoxSYS®. We are advancing MiOXSYS toward FDA clearance or approval, potentially via the De Novo Classification Request Process.

We currently market ProstaScint® (capromab pendetide), the only radioimaging agent indicated to detect the prostate specific membrane antigen, or PSMA, in the assessment and staging of prostate cancer. ProstaScint is approved by the FDA for use in both newly diagnosed, high-risk prostate cancer patients and patients with recurrent prostate cancer.

On May 5, 2017, we acquired Nuelle, Inc, or Nuelle, a women’s sexual health company. This transaction expanded our product portfolio with the addition of the Fiera® personal care device for women. Fiera was recently launched in the U.S. and is a proprietary, revenue-generating product scientifically proven to enhance physical arousal and sexual desire in the millions of adult women around the world impacted by changes in sexual desire. This acquisition adds a novel, commercial-stage product in a complementary adjacency readily accessible by our U.S.-based commercial infrastructure. Nuelle was previously a portfolio company of leading venture capital firm New Enterprise Associates.

In the future we may seek to acquire additional urology products, including existing products we believe can offer distinct commercial advantages. Our management team’s prior experience has involved identifying clinical assets that can be re-launched to increase value, with a focused commercial infrastructure specializing in urology.

Natesto® (testosterone) nasal gel.

On April 22, 2016, we entered into an agreement to acquire the exclusive U.S. rights to Natesto (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired on July 1, 2016. Natesto is a patented, FDA-approved testosterone replacement therapy, or TRT, and is the only nasally-administered formulation of testosterone available in the United States. Natesto is a discreet, easy-to-administer nasal gel that may be appropriate for men with active lifestyles as Natesto is small, portable, Transportation Security Administration, or TSA-compliant, and easy to use. Importantly, Natesto is not applied directly to the patient’s skin as other topically applied TRTs are. Rather, it is delivered directly into the nasal mucosa via a proprietary nasal applicator. Thus, Natesto does not carry a black box warning related to testosterone transference to a man’s female partner or children — as other topically (primarily gels and solutions) administered TRTs do by virtue of their delivery directly onto the skin. We launched Natesto in the U.S. in late summer 2016 with our direct sales force, and we are positioning Natesto as the ideal treatment solution for men with active, busy lifestyles who suffer from hypogonadism. Additionally, recently presented data suggests that Natesto possesses several unique characteristics which may further differentiate it from other TRTs.

MiOXSYS®.

MiOXSYS is a rapid in vitro diagnostic semen analysis test used in the quantitative measurement of static oxidation-reduction potential, or sORP, in human semen. MiOXSYS is a CE marked system and is an accurate, easy to use, and fast infertility assessment tool. It is estimated that 72.4 million couples worldwide experience infertility problems. In the United States, approximately 10% of couples are defined as infertile. Male infertility is responsible for between 40 – 50% of all infertility cases and affects approximately 7% of all men. Male infertility is often unexplained (idiopathic), and this idiopathic infertility is frequently associated with increased levels of oxidative stress in the semen. The November 2017 Guideline on Recurrent Pregnancy Loss from the European Society of Human Reproduction and Embryology (ESHRE) concluded that the main cause of DNA damage is oxidative stress and that such stress seems to be exacerbated by smoking, obesity and excessive exercise. As such, a rapid, easy-to-use diagnostic platform to measure oxidative stress should provide a practical way for male infertility specialists to improve semen analysis and infertility assessments without having to refer patients to outside clinical laboratories.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. The global male infertility market is expected to grow to over $300 million by 2020 with a CAGR of nearly 5% from 2014 to 2020. Oxidative stress is broadly implicated in the pathophysiology of idiopathic male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess the degree of oxidative stress and potentially enable the monitoring of patients’ responses to antioxidant therapy as a treatment regimen for infertility. The MiOXSYS System received CE marking in Europe in January 2016 and obtained Health Canada Class II Medical Device approval in March 2016. We expect to advance MiOXSYS into clinical trials in the United States in order to enable FDA clearance or approval for the system, potentially via the De Novo Classification Request process.

ProstaScint® (capromab pendetide).

We became a commercial stage company by virtue of our acquisition of ProstaScint in May 2015 and are generating sales of this FDA-approved prostate cancer imaging agent. Because prostate cancer is a condition commonly diagnosed and treated by urologists, ProstaScint complements our urology-focused product portfolio and pipeline. Prostate cancer is the second most common cancer in American men. The American Cancer Society’s estimates for prostate cancer in the United States for 2018 are: About 164,690 new cases of prostate cancer and about 29,430 deaths from prostate cancer. Further, there are more than 2.9 million men are alive with some history of prostate cancer. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. Approximately $4.4 billion is spent annually on screening, diagnosing and staging, and an additional $9.9 billion annually on treatment of prostate cancer patients, totaling nearly $15 billion per year on prostate cancer in the US alone. At June 30, 2017, the ProstaScint asset was impaired based upon sales projections that we intend to only sell this product through the end of calendar year 2018, when our existing inventory of this product expires.

Fiera® Personal Care Device

The Fiera Personal Care Device is the first hands-free wearable product for women, specifically designed to increase interest in, and physical readiness for sex, naturally. Fiera does this by creating a physically aroused state via the genitals. Co-created with healthcare professionals, Fiera is a small, discreet, fast-acting, and hands-free product that is designed to be used in advance of physical intimacy to help women feel ready and in the mood for sex. Fiera uses gentle suction coupled with stimulation to enhance blood flow to the genitals, increase lubrication, and ultimately get a woman ready for partnered intimacy in as little as 5 minutes.

With the acquisition of Nuelle, Inc., Aytu is expanding into the women’s sexual health and wellness market. Sexual wellness is inclusive of female sexual dysfunction which is a term that describes various sexual problems, such as low desire or interest, diminished arousal, orgasmic difficulties, and dyspareunia. Female sexual dysfunction is considered common, with an estimated prevalence of 43% from the U.S. National Health and Social Life Survey and similar estimates from other large, population-based surveys in the United States and the United Kingdom. In a study of over 31,000 women in the United States it was determined that 44% of women report a sexual problem. Specifically, the most common sexual problem is low desire, with a prevalence of 39%; followed by low arousal (26%) and orgasm difficulties (21%). Additionally, the incidence of sexual dysfunction is expected to increase through 2020 to effect more than 124 million women worldwide.

Fiera has been well studied and tested by health care professionals, and consumers and is scientifically proven to enhance arousal and interest in women of all ages, including pre and post-menopausal women. Recent consumer study results in women ages 25 – 75 showed that after 4 weeks of using Fiera:

●	97% of women felt physically aroused;

●	96% looked forward to being intimate with their partner;

●	93% felt excited and ready for sex;

●	89% of women felt more “in the mood”;

●	87% felt as ready for sex as their partner did;

●	86% of women felt a stronger emotional connection with their partner;

●	85% reported their orgasm felt pleasurable and intense;

●	85% thought about sex more often; and

●	85% engaged in sexual activity more often and felt satisfied in her relationship.

Previous studies also showed that 87% of women felt increased desire and 67% felt increased lubrication.

Key elements of our business strategy include:

●	Expand the commercialization of Natesto in the U.S. for the treatment of hypogonadism with our direct sales force. We launched Natesto in late summer 2016 and are targeting high prescribing TRT prescribers with a primary emphasis on urologists and male health practitioners.

●	Establish MiOXSYS worldwide as a leading in vitro diagnostic device in the assessment of male infertility.

●	Expand the commercialization in the U.S. of Fiera.

●	Maintain the availability of FDA-approved ProstaScint for the staging of both newly diagnosed high-risk and recurrent prostate cancer patients through the end of calendar year 2018.

●	Acquire additional marketed products and late-stage development assets that can be efficiently marketed through our growing commercial organization.

●	Develop a pipeline of novel products, with a focus on identifying novel products with sufficient clinical proof of concept that require modest internal R&D expense.

We may augment our core in-development and commercial assets through efficient identification of complementary therapeutics, devices, and diagnostics related to urological disorders, but we will remain opportunistic in identifying assets outside of urology. We would seek assets that are near commercial stage or already generating revenues. Further, we would seek to acquire products through asset purchases, licensing, co-development, or collaborative commercial arrangements (co-promotions, co-marketing, etc.).

Our management team has extensive experience across a wide range of business development activities and have in-licensed or acquired products from large, mid-sized, and small enterprises in the United States and abroad. Through an assertive product and business development approach, we expect that we will build a substantial portfolio of complementary urology products.

Our Strategy

We expect to create value by implementing a focused, three-pronged strategy. Our primary focus is on expanding Natesto in the U.S, growing our current, revenue-generating products, and building a complementary portfolio of aligned urology assets. In just over two years since our merger we have acquired or in-licensed three FDA-approved, marketed assets (and have since divested one asset – Primsol® Solution), launched a specialty urology sales force, advanced our lead diagnostic asset MiOXSYS to CE marking, engaged in asset purchase and licensing discussions for products aligned to our strategy, launched Natesto in the U.S. through our own sales force and acquired Nuelle Inc., a wholly owned subsidiary focused on the Fiera product.

We believe the strategy of focusing on commercializing assets prescribed by urologists is logical for several reasons. First, urology is a large yet concentrated specialty practice area that can be efficiently targeted. There are approximately 10,000 active urologists in the U.S., and we believe that this audience can be efficiently reached with a relatively small, focused sales force. Additionally, 90% of urologists practice in metropolitan areas where concentrated sales targeting can be achieved and “windshield” or sales representative driving time between targets can be minimized. Importantly, 81% of urologists practice in group practices, and over 60% are in practices of four or more physicians. Further, and important in building a balanced yet focused product portfolio, sub-specialization within large urology clinics is common whereby there is frequently individual clinical focus on specific areas within urology including prostate cancer and conditions, infertility, sexual wellness and vitality, urinary incontinence, hypogonadism, etc. This enables a company to offer multiple products to the various sub-specialties within these focused, concentrated customer targets.

Further, urologists treat a wide range of conditions and are thus appropriate targets across a broad range of clinical assets (Natesto – hypogonadism; ProstaScint – prostate cancer; MiOXSYS – male infertility; Fiera – female sexual wellness). Importantly, in urology, direct physician office purchasing of drugs, devices, and diagnostics is common. Along with this, a significant proportion of urology groups are privately-owned and often own and operate their own outpatient surgery centers and in-office laboratories. Further, large urology group practices have substantial payer influence and can have the ability to negotiate as large groups to achieve better reimbursement and coverage for favored treatments and procedures. Perhaps as important as these other factors, urologists are exposed to relatively limited promotional focus by “Big Pharma” and we believe can therefore be accessed and impacted more readily by an emerging company, such as Aytu, over time.

Aytu BioScience’s Strategic Value Drivers

The primary elements of our strategy are:

●	Expanding the commercialization of Natesto, our revenue-generating, FDA-approved product in the United States via our direct commercial infrastructure. Further commercialize Fiera in the United States, and commercialize Fiera and MiOXSYS outside the United States via a developing distribution network.

Natesto is a novel, FDA-approved testosterone replacement therapy, or TRT, indicated for the treatment of hypogonadism in men. Natesto is the only nasal formulation of testosterone and is delivered via a proprietary nasal gel to enable simple, discreet application of testosterone into the nostrils. By virtue of applying Natesto to the nasal mucosa, and not to the man’s skin, there is no risk of transference to others. As such Natesto is the only TRT that does not have a black box warning associated with this potential for transference. Additionally, Natesto is a convenient form of testosterone that does not require application to large areas of the man’s body (arms, shoulders, upper torso, under arms) as required with market-leading products AndroGel and Axiron. A convenient form of TRT, applied two-to-three times a day in the nostrils, may be an appropriate option for men with hypogonadism who have active lifestyles, travel frequently, and value having a discreet way to treat their hypogonadism.

Low testosterone is a condition that affects approximately 13 million U.S. men. Treatments for this condition generated U.S. revenues of an estimated $1.8 billion in 2017. The market is expected to grow and we believe multiple factors are in place to position Natesto favorably in gaining market share in this large, growing market. By gaining less than a 5% share of the current U.S. market (assuming similar pricing and reimbursement), a novel TRT product could achieve annual revenues in excess of $100.0 million.

The Fiera Personal Care Device is the first hands-free wearable product for women, specifically designed to increase interest in, and physical readiness for sex, naturally. Sexual wellness is inclusive of female sexual dysfunction which is a term that describes various sexual problems, such as low desire or interest, diminished arousal, orgasmic difficulties, and dyspareunia. Female sexual dysfunction is considered common, with an estimated prevalence of 43% from the U.S. National Health and Social Life Survey and similar estimates from other large, population-based surveys in the United States and the United Kingdom. In a study of over 31,000 women in the United States it was determined that 44% of women report a sexual problem. Specifically, the most common sexual problem is low desire, with a prevalence of 39%; followed by low arousal (26%) and orgasm difficulties (21%). Additionally, the incidence of sexual dysfunction is expected to increase through 2020 to effect more than 124 million women worldwide.

United States. We have a commercial infrastructure in the U.S. focused primarily on increased sales and distribution of Natesto in the U.S.; we also sell ProstaScint and Fiera in the U.S. We have a highly experienced sales force that is distinctly focused on impacting the prescribing of urologists, and through this efficient sales channel we are able to increase prescribing of our unique urology assets.

Ex-U.S. Fiera has not been previously marketed outside the U.S. until recently, therefore we believe we can realize commercial opportunities through efficient corporate partnerships in key markets around the world. With MiOXSYS now CE Marked we have started developing a distribution network to launch this first-in-class in vitro diagnostic device.

●	Developing a pipeline of novel urological therapeutics through assertive acquisition, licensing, or co-promotion, inclusive of both marketed and late-stage development assets.

In order to diversify our product portfolio and create more value, we may seek to acquire complementary products or product candidates to develop and/or commercialize, including marketed assets. Initially, our focus will be on acquiring products or product candidates for urological conditions but we may opportunistically consider other products or product candidates based on their ability to create value and complement our focus. We may pursue product acquisitions, inclusive of therapeutics, diagnostics, and devices, which we will evaluate for their strategic fit and potential for near-term and/or accretive value to us. In a little over two years from the Company’s merger in April 2015 we began generating revenue from the acquisition of Primsol Solution (which we later divested), and we later launched Natesto in July 2016 and Fiera in May 2017. We may acquire additional, complementary urology assets in the future.

●	Completing U.S. studies in male infertility with the MiOXSYS System to enable 510k clearance or approval by FDA.

With MiOXSYS now CE marked and available for sale in many markets outside the U.S., we are positioned to initiate our clinical trial in the U.S. to enable FDA clearance or approval, potentially via the De Novo Classification Request Process. We expect to receive guidance from FDA on clinical trial design and patient criteria and implement the required clinical program as soon as possible. If cleared or approved in the U.S., MiOXSYS would be the first and only semen analysis diagnostic test authorized by the FDA for the detection of oxidative stress in infertility.

Male infertility is prevalent and underserved, and oxidative stress is widely implicated in its pathophysiology. As such, we have bolstered our research focus in this area with the MiOXSYS System to complement our focus on urologic conditions. The ex-US global male infertility market is estimated at over $800 million in diagnostics, therapeutics, and procedure costs. Oxidative stress is broadly implicated in the pathophysiology of idiopathic male infertility, yet very few diagnostic tools exist to effectively measure oxidative stress levels in men. However, antioxidants are widely available and recommended to infertile men. With the introduction of the MiOXSYS System, we believe for the first time there will be an easy and effective diagnostic tool to assess degree of oxidative stress and monitor patients’ responses to antioxidant therapy and improve diagnosis of male infertility.

Through our extensive network of researchers developed at one of our predecessor companies, Luoxis, the RedoxSYS System has demonstrated the potential to have broad clinical applications inclusive of male infertility in semen analysis studies. Studies have been completed at the Cleveland Clinic, a major U.S. university and Hamad Medical Corporation, major hospital in Doha, Qatar in the evaluation of male infertility. As such, we developed the MiOXSYS System as a line extension to RedoxSYS to specifically assess oxidative stress in semen as a tool to assess male infertility. In January 2016, the MiOXSYS System received CE Marking and is now available for sale in multiple ex-U.S. markets including Europe, the Middle East, and parts of Asia. In March 2016, the MiOXSYS System obtained Health Canada Class II Medical Device approval. With Health Canada approval in place, we have begun initial marketing of the product in Canada.

Our FDA – Approved Urology Products

Two of our products have received FDA approval for marketing in the U.S.: Natesto and ProstaScint.

Natesto for Testosterone Replacement

On April 22, 2016, we entered into and closed a license and supply agreement to acquire the exclusive U.S. rights to Natesto® (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired effective on July 1, 2016. Natesto is a patented, FDA-approved testosterone replacement therapy, or TRT, and is the only nasally-administered formulation of testosterone available in the United States. Natesto is a discreet, easy-to-administer nasal gel that may be appropriate for men with active lifestyles as Natesto is small, portable, TSA-compliant, and easy to use.

Importantly, Natesto is not applied directly to the patient’s skin as other topically applied TRTs are. Rather, it is delivered directly into the nasal mucosa via a patented nasal applicator. Thus, Natesto does not carry a black box warning related to testosterone transference to a man’s female partner or children — as other topically (primarily gels) administered TRTs do by virtue of their delivery directly onto the skin.

Image of Natesto (testosterone) nasal gel

The unique delivery of Natesto also enables simple, discreet use by a single application into each nostril two to three times daily and may improve compliance over topical forms that are applied to large sections of the arms, shoulders, and other large areas of the man’s upper torso. It also offers a more discreet method of TRT administration compared to films/patches (Androderm & Testoderm, which is applied to the scrotum) and does not involve the pain, potential for site injection infections, and the administration inconvenience of the implantable and/or injectable TRTs such as Testopel and Aveed.

A concern associated with the use of the currently marketed testosterone gels is the unintentional transfer of testosterone to women (or children) by skin contact with the man’s application site. In the event of a female partner receiving inadvertent testosterone exposure due to intimate contact with her male partner, she may develop hyperandrogenism, a condition characterized by excess levels of androgens. This condition may result in women developing acne, scalp hair loss, excessive facial or body hair, breast atrophy, and other symptoms. Natesto, as it is nasally administered, does not present this potential complication of ‘transference’ and thus does not have a black box warning as is associated with the topically applied testosterone supplements.

Natesto is an androgen indicated for replacement therapy in adult males for conditions associated with a deficiency or absence of endogenous testosterone including:

●	Primary hypogonadism (congenital or acquired): testicular failure due to conditions such as cryptorchidism, bilateral torsion, orchitis, vanishing testis syndrome, orchiectomy, Klinefelter’s syndrome, chemotherapy, or toxic damage from alcohol or heavy metals. These men usually have low serum testosterone concentrations and gonadotropins (follicle-stimulating hormone [FSH] and luteinizing hormone [LH]) above the normal range.

●	Hypogonadotropic hypogonadism (congenital or acquired): gonadotropin or luteinizing hormone-releasing hormone (LHRH) deficiency or pituitary-hypothalamic injury from tumors, trauma, or radiation. These men have low serum testosterone concentrations but have gonadotropins in the normal or low range.

The U.S. Testosterone Replacement Therapy (TRT) Market

We believe we have an opportunity to increase revenue with Natesto in the U.S. Natesto competes in a large, growing market. The U.S. TRT market is large, with annual revenues in the U.S. in 2017 of $1.8 billion. At the current market size of $1.8 billion, a product with 5% market penetration could achieve sales of $90 million annually, assuming comparatively similar product pricing and reimbursement levels as seen with other TRTs.

The U.S. prescription testosterone market consists primarily of topically applied treatments in the form of gels, solutions, and patches. Testopel® and Aveed®, injectable products typically implanted directly under the skin by a physician, are also FDA-approved.

The actively marketed, FDA-approved TRTs include:

Brand Name	Form of Delivery	Company	Year Approved	Black Box Warning
Androderm®	Film/Patch	Actavis	1995	No
AndroGel®	Gel	AbbVie	2000	Yes
Aveed®	Injection	Endo Pharmaceuticals	2014	No
Axiron®	Solution	Eli Lilly & Company	2010	Yes
Fortesta®	Gel	Endo Pharmaceuticals	2010	Yes
Striant®	Extended Release Tablet	Endo Pharmaceuticals	2003	No
Testim®	Gel	Endo Pharmaceuticals	2002	Yes
Testoderm®	Film/Patch	Johnson & Johnson	1993	No
Testopel®	Injection	Endo Pharmaceuticals	1972	No
Vogelxo®	Gel	Upsher-Smith	2014	Yes

AndroGel®, marketed by AbbVie, is the leading TRT and had 2017 revenues of $1.0 billion. AndroGel had over half of the total TRT market across its 1.0% and 1.62% formulations of the product.

Importantly, however, AndroGel is now facing generic threats with the expiration of key patents for its 1.0% formulation, and is beginning to see generic equivalents to its 1.62% formulation be introduced. Other products with significant shares of the TRT market include Axiron, Testim, Fortesta, Androderm, and Testopel.

About Hypogonadism

Male hypogonadism is a condition in which the body does not produce enough testosterone — the hormone that plays a key role in masculine growth and development during puberty — or has an impaired ability to produce sperm or both. Men can be born with male hypogonadism, or it can develop later in life from injury or infection.

Hypogonadism is formally defined as deficient or absent male gonadal function that results in insufficient testosterone secretion. Hypogonadism may be caused primarily by testicular failure, or secondarily by hypothalamic-pituitary axis dysfunction, resulting in the production or release of insufficient testosterone to maintain testosterone-dependent functions and systems. It can also result from a combination of testicular failure and hypothalamic-pituitary axis dysfunction.

Hypogonadism affects an estimated 13 million men in the United States, and although it may occur in men at any age, low testosterone levels are especially common in older males. More than 60% of men over age 65 have free testosterone levels below the normal values of men aged 30 to 35. Studies suggest that hypogonadism in adult men is often underdiagnosed and under treated.

Low testosterone, as male hypogonadism is also known, is associated with a number of signs and symptoms, most notably loss of libido and erectile dysfunction (ED). Other signs of low testosterone include depressive symptoms, a decrease in cognitive abilities, irritability and lethargy or loss of energy. Deficient endogenous testosterone also has negative effects on bone mass and is a significant risk factor for osteoporosis in men. Progressive decrease in muscle mass and muscle strength and testicular dysfunction, often resulting in impaired sperm production, are also associated with low testosterone levels.

A younger patient may have pure hypogonadism as a primary event, whereas an older man may have an age-related decline in testosterone production that is a part of his ED profile. However, because both ED and loss of libido are hallmarks of hypogonadism, for a patient who presents with ED it is recommended that he have a basic hormone profile to determine if he has low testosterone. Treatments to normalize testosterone can not only improve libido, energy level and the potential to have normal erections, but can also improve the response to sildenafil, if that is deemed appropriate treatment.

Natesto Clinical Trials Demonstrating Safety and Efficacy

Natesto has been shown to be safe and effective in men with hypogonadism. It was approved by the FDA in May 2014 for marketing in the United States.

In its pivotal clinical trial, Natesto was evaluated for efficacy in a 90-day, open-label, multicenter study of 306 hypogonadal men. Eligible patients were 18 years of age and older (mean age 54 years) and had morning serum total testosterone concentrations less than 300 ng/dL. Patients were Caucasian (89%), African-American (6%), Asian (5%), or of other ethnicities (less than 1%).

Patients were instructed to self-administer Natesto (11 mg of testosterone) intranasally either two or three times daily.

The primary endpoint was the percentage of patients with an average serum total testosterone concentration (Cavg) within the normal range (300 to 1050 ng/dL) on Day 90.

The secondary endpoint was the percentage of patients with a maximum total testosterone concentration (Cmax) above three predetermined limits: greater than 1500 ng/dL, between 1800 and 2500 ng/dL, and greater than 2500 ng/dL.

A total of 78 hypogonadal men received Natesto (11 mg of testosterone) three times daily (33 mg of testosterone daily). Of these, a total of 73 hypogonadal men were included in the statistical evaluation of efficacy (total testosterone pharmacokinetics) on Day 90 based on the intent-to-treat (ITT) population with last observation carried forward (LOCF). Ninety percent of these 73 patients had a Cavg within the normal range (300 to 1050 ng/dL) on Day 90. The percentages of patients with Cavg below the normal range (less than 300 ng/dL) and above the normal range (greater than 1050 ng/dL) on Day 90 were 10% and 0%, respectively.

The table below (Table 3 from the Natesto Prescribing Information) summarizes the mean (SD) serum total testosterone concentrations on Day 90 in 69 patients who had a full pharmacokinetic sampling profile and were treated with Natesto (11 mg of testosterone) three times daily for 90 days.

Table 3: Mean (SD) Serum Total Testosterone Concentration on Day 90 Following
Administration of Natesto (11 mg of testosterone) Three Times Daily

Natesto (11 mg of testosterone) Three Times Daily (N=69)
Cavg(ng/dL)	421 (116)
Cmax(ng/dL)	1044 (378)
Cmin(ng/dL)	215 (74)

In the same clinical trial studying the safety and efficacy of Natesto, which was conducted at 39 U.S. outpatient sites, it was shown that 70% of the per protocol patients in the twice-daily ‘titration arm’ (n=141) achieved normal testosterone levels. Ninety-one percent of the per protocol patients in the thrice-daily group (n=77) achieved normal testosterone levels, demonstrating that the majority of men in both treatment groups achieved normalization of testosterone levels while taking Natesto. The efficacy of both B.I.D. (twice daily) and T.I.D. (three times daily) dosing of Natesto is demonstrated in the graphs below:

Natesto Safety and Efficacy Data

Secondary endpoints that were measured in the above-referenced pivotal trial included the impact on Natesto – over 90 days – on erectile function as well as on mood. The 90-day clinical trial demonstrated that – within 30 days of initiating treatment with Natesto – subjects exhibited a statistically significant and clinically meaningful improvement in all five domains of erectile function. Specifically, at the end of the 90-day treatment period, improvement from baseline for each domain were as follows:

●	36% improvement in erectile function

●	42% improvement in intercourse satisfaction

●	35% improvement in orgasmic function

●	31% improvement in sexual desire

●	38% improvement in overall satisfaction

In addition to demonstrating a significant improvement in erectile function, Natesto also exhibits a substantial impact on mood as measured by Positive Affect and Negative Affect Schedule (PANAS). As early as 30 days – and continuing up to day 90 – Natesto demonstrates a substantial increase in Positive Affect and a substantial decrease in Negative Affect.

In addition to efficacy parameters, safety parameters have also been examined and recently reported. Natesto restores serum testosterone to normal levels while Follicle Stimulating Hormone (FSH) and Luteinizing Hormone (LH) remained well within the reference range over 90 days. Also, hematocrit (increased blood thickness) was not significantly impacted by Natesto over 360 days of treatment. Other testosterone products alter levels of Follicle Stimulating Hormone (FSH) and Luteining Hormone (LH) and increase hematocrit.

Phase III 90-Day Clinical Trial: Select Safety Data[1]

Follicle Stimulating Hormone and Luteinizing Hormone Results[1]:

Treatment with Natesto® restored serum TT to normal levels while FSH and LH levels were reduced but remained well within the reference range.

Table 4

Follicle Stimulating Hormone (FSH) Reference FSH range in males = 1.6 - 8.0		
	b.i.d†	t.i.d
Mean Baseline (Day 0) (IU/L)	8.5	6
Mean Day 90 (IU/L)	6	3.1
Mean Change (IU/L)	-2.5	-2.9
Luteinizing Hormone (LH) Reference LH range in males = 1.5 - 9.3		
	b.i.d	t.i.d
Mean Baseline (Day 0) (IU/L)	5.4	5.3
Mean Day 90 (IU/L)	3.6	2.2
Mean Change (IU/L)	-1.8	-3.1

Hematocrit Results[1]:

Mean % Hematocrit (SD)		
	Combined BID†	Combined TID
Baseline avg (Day 0)	44.8% (3.5)	44.7% (3.5)
Day 90	43.5% (3.8)	44.6% (4.0)
180 Day Extension	45.1% (3.6)	45.9% (4.0)
360 Day Extension	45.5% (3.8)	45.2% (3.7)

- 8 subjects had hematocrit values >54% during the study (after baseline/screening): 3 (2.1%) subjects in the BID† group, and 5 (3.0%) subjects in the combined TID group.
- No hematocrit and hemoglobin value above the normal range was clinically significant.
- No post-treatment hematocrit value was above 58%.
- No subjects discontinued the study due to hematologic abnormalities.

†Claims associated with b.i.d. administration have not been evaluated by FDA.

Natesto®
(testosterone) nasal gel CIII

Please see additional Important Safety Information on page 8 and refer to accompanying complete prescribing information

Natesto Product Features and Patient Benefits

We believe Natesto has a unique opportunity to gain market share in the $1.8 billion U.S. market given the product’s novel features and patient benefits including:

●	Ease of administration; Appropriate for men with busy, active lives;

●	Established efficacy in pivotal FDA trials with a unique, low dose of testosterone; Effective in improving serum testosterone levels while using a proven, lower dose of testosterone; significant symptom improvement, notably:

●	Natesto caused statistically significant improvements in each of the 5 domains of erectile function (P < 0.0001); The majority of the effect on erectile dysfunction was evident by Day 30

●	Substantial Increase in Positive Affect and Substantial Decrease in Negative Affect (PANAS) as Early as Day 30 (P < 0.0001)

●	Discreet product presentation and ease of transport (TSA compliant); Important for men who travel frequently and desire a simple, portable solution that travels easily with them;

●	No risk of secondary exposure to testosterone due to dermal transference, an important consideration when thinking about a hypogonadal man’s partner’s or child’s safety;

●	Safety, with a lower incidence of rising PSA levels than the market leading product AndroGel; Natesto demonstrates a 5.5% rate of rising PSA levels in clinical trials, while AndroGel demonstrated a rising PSA rate of over 11% in clinical trials. This is an important consideration as physicians concerned with understanding and tracking prostate cancer risk frequently monitor PSA levels in men over 50 years of age. Additionally, Natesto restored serum testosterone to normal levels while Follicle Stimulating Hormone (FSH) and Luteinizing Hormone (LH) remained well within the reference range over 90 days. Also, hematocrit (increased blood thickness) was not significantly impacted by Natesto over 360 days of treatment.

Natesto has proven efficacy and a product profile well suited for men suffering from hypogonadism who have active, busy lifestyles who want a simple, discreet TRT option. We believe Natesto can play an important role in the treatment of hypogonadism, a condition affecting approximately 13 million U.S. men.

Recent Clinical Development

We have partnered with the University of Miami for an investigator-initiated trial that, if it is successful, would, in part, demonstrate that Natesto is the first and only TRT agent with minimal or no impact on spermatogenesis. The University of Miami serves as the sponsor of this trial and we are providing limited financial support. The study summary is below:

●	“Natesto® Effects on Testosterone, Luteinizing Hormone, Follicle Stimulating Hormone and Semen Parameters”

●	Principal Investigator: Ranjith Ramasamy, MD

●	40 patients treated for 6 months

●	Natesto administered T.I.D. for 24 months

●	Primary Efficacy Objective: Primary outcomes will be changes in LH, FSH, testosterone, estrogen, and quality of life from baseline, 14 weeks +/- 7 days and 26 weeks +/- 7 days

●	Secondary Efficacy Objective: Secondary outcomes will be changes in sperm count from baseline, 14 weeks+/- 7 days, and 26 weeks+/- 7 days after treatment, as well as monitoring for adverse effects throughout the duration of our study.

Natesto Market Opportunity

Two developments have presented a unique opportunity for Natesto that we believe will enable us to effectively compete and be well positioned in the $1.8 billion TRT market. As previously indicated, AndroGel’s patent expired in 2015 and we expect a generic entrant to begin eroding AbbVie’s market share. As a result, we expect there to be diminished promotional support in the form of fewer physician details and lower overall promotional spending by AbbVie. Concurrently, the TRT market has received increased scrutiny from the FDA.

On January 31, 2014 and subsequently on March 3, 2015, the FDA issued Safety Announcements relating to the possible increased risk of non-fatal heart attacks and strokes in patients taking testosterone. While the FDA has not concluded that the FDA-approved testosterone treatment increases the risk of stroke, heart attack, or death, this recent safety consideration has caused patient advocates and consumer groups to ask for increased scrutiny on the direct to consumer advertising associated with the leading testosterone replacement products, most notably AndroGel and Axiron. As a result, we expect decreased advertising spending in the TRT category to enable newer, less-established products like Natesto to more effectively infiltrate the market through on-label, physician-directed promotion with a direct selling effort. Although the potential safety concerns may cause a decrease in physician prescribing, we expect that physicians will continue to prescribe TRTs for patients for whom TRT treatment is appropriate.

Leading urology groups including the American Urological Association, or AUA, have strongly commented in favor of continued prescribing of TRTs for appropriate patients, and the safety data precipitating the FDA’s comments have been called into question. Importantly, the FDA has not called for discontinuation of TRTs. Rather, patients were encouraged to speak with their health care professional and not stop taking TRTs.

In the FDA’s initial statement about the potential cardiovascular risks associated with TRT treatment, the agency commented:

“Patients should not stop taking their prescribed testosterone products without first discussing their questions or concerns with their health care professionals. ... The prescribing information in the drug labels of FDA-approved testosterone products should be followed.”

Importantly, following the FDA’s statement, the AUA issued a strong response reiterating the clinical importance of low testosterone and maintaining their support for the appropriate use of testosterone replacement therapy:

“Men with hypogonadism may also experience reduced muscle mass and strength and increased body fat. Hypogonadism may also contribute to reduced bone mineral density and anemia. Testosterone therapy is appropriate treatment for patients with clinically significant hypogonadism, including those with idiopathic clinical hypogonadism that may or may not be age-related, after full discussion of potential adverse effects.”

Additional publications publicly refuted the validity of the data that precipitated the FDA’s safety concern in a subsequent statement following the 2014 annual meeting of the AUA:

“During the last several months there has been a firestorm of negative media attention regarding testosterone deficiency and its treatment, precipitated by a study reporting an increased rate of nonfatal myocardial infarction (MI) associated with testosterone prescriptions. This public judgment of T therapy demands a response. As researchers and clinicians with extensive experience with T deficiency and its treatment, we disagree that the recent study published in PLOS (Public Library of Science) One presents any credible evidence that T prescriptions increase health risks, and we find baseless the general assertion that testosterone is prescribed to men “who are simply reluctant to accept the fact that they are getting older.” We object to comments questioning whether T deficiency is real, regardless of whether it is called hypogonadism or “low T” as used in advertisements.” (Note: The PLOS is an open access online publication venue, and while peer reviewed it is not a published medical journal.)

AbbVie’s sales of AndroGel dropped 5% in the first half of 2014, following the FDA’s initial Safety Announcement and the subsequent reaction of the AUA and others. In the face of significant new competitive entrants (Aveed, Vogelxo) at that time and the FDA’s expressed safety concerns, this represents a relatively insignificant sales decline. We believe this decline speaks to a real, present need in hypogonadism and a substantial opportunity for newly marketed products like Natesto. Natesto has proven safety, a recent FDA approval that speaks to the product’s efficacy, and unique product features and patient benefits we believe will set Natesto apart from the topically administered competitive products in the $1.8 billion U.S. TRT market.

Recent Developments

Importantly, some recent developments concerning existing and potential future competitors to Natesto could positively impact Natesto uptake. Specifically, Eli Lilly announced in September 2017 that Axiron® was being discontinued and removed from the market in the U.S. and worldwide. Previously, Axiron had a sizable presence with revenues in excess of $200 million in the U.S. Additionally, three potential future competitors have received formal feedback from the FDA in recent months suggesting that each candidate may have difficulty receiving FDA approval. Specifically, Antares Pharma received a Complete Response Letter for Xyosted testosterone injection in October 2017 indicating serious concerns with its submissions. Antares Pharma’s shares price dropped by as much as 42% (compared to the intra-year high) following the announcement. On January 9, 2018, an FDA Advisory Committee voted against approval of Clarus Therapeutics’ oral testosterone, Jatenza®. The next day, another FDA Advisory Committee voted against approval of Lipocine’s oral testosterone, Tlando®. While Advisory Committee recommendations are not binding on the FDA, they are rarely not followed. Notably, Lipocine’s share price dropped by as much as 74% (compared to the intra-year high) following the announcement. These developments suggest that here may not be many – or any – near-term competitive testosterone replacement therapies approved by the FDA.

Natesto prescription sales have grown in each sequential quarter since acquiring exclusive U.S. rights on July 1, 2016. Specifically, from the quarter ending December 31, 2016 to the quarter ending December 31, 2017, Natesto prescriptions have grown from 600 to 2,501, representing over 300% growth. Factory sales units have grown similarly, with demand units increasing from 1,764 in Q3 FY17 to 7,163 units in Q2 FY18, also representing a 300% increase in demand.

Among other plans, we expect to accelerate the growth rate for Natesto through the introduction of the Natesto Support Program. This program, which was launched in February 2018, is expected to increase prescription fill rates for first time patients while yielding a higher net selling price. We expect to achieve this through the enlistment of an established patient support services provider (through a patient advocate) who will, upon receiving an enrollment authorization from a participating physician’s office, assist Natesto patients with obtaining required prior authorizations and benefit verifications from insurance providers specifically for Natesto. Following approvals, patients will be assisted in obtaining an initial prescription from his pharmacy and refill prescriptions through reminder calls, pharmacy stocking, and physician office outreach.

Through this program we expect to improve the net selling price of the initial Natesto prescription, reduce the potential for patient abandonment due to non-coverage or a cumbersome prior authorization process, and improve the patients’ refill rates on Natesto through the follow-up services performed by the patient support services provider.

MiOXSYS In Vitro Diagnostic System for Male Infertility

Male infertility is a significant medical condition that urologists and infertility specialists treat frequently in the office setting or specialized fertility centers around the world. Of all sexually active couples, approximately 10% are infertile and male infertility is the sole cause or contributing factor up to 50% of the time. The global male infertility market is large and growing. The market for male infertility diagnosis and treatments is expected to grow to more than $300 million globally by 2020, with a CAGR of nearly 5% from 2014 to 2020. Despite the prevalence of male infertility, difficulties remain in effectively diagnosing root causes. Oxidative stress assessment is considered a standard practice in complex andrology laboratories around the world, but due to various factors oxidative stress testing is not routinely employed in clinicians’ offices or standard laboratory settings.

Seminal oxidative stress has been well established throughout the peer-reviewed literature to play a substantial role in unexplained male infertility, and researchers and clinicians actively consider oxidative stress when conducting laboratory infertility assessment. While oxidative stress is well established as a leading contributing factor to male infertility, a significant proportion of male infertility remains unexplained in part because of the lack of standardized tests available to clinicians and researchers to assess oxidative stress in semen and plasma. This lack of standardization has resulted in poor implementation of semen and plasma analysis around the world. Further, current testing platforms are cost-prohibitive for small office settings or local medical laboratories and require extensive training and on-site expertise. Additionally, antioxidant supplementation is frequently recommended to patients by clinicians without an effective method of measuring treatment success. As such, we believe introducing the MiOXSYS System to assess oxidative stress levels in semen and seminal fluid represents a significant commercial opportunity and novel way for clinicians to assess male factor infertility and assess therapeutic responses of patients in a simple, reliable, and cost-effective way.

The MiOXSYS System was CE marked in January 2016, and we are now actively commercializing MiOXSYS in markets outside of the U.S.

An attractive aspect of the reproductive health market relates to reimbursement as infertility treatments and the associated diagnostic tests are generally paid directly by patients. The current infertility treatments could cost in excess of $10,000 per treatment cycle, so the addition of a moderately priced oxidative stress test would consume nominal relative costs while providing specific, actionable information needed to improve the oxidative status of infertile patients. The current infertility treatments include antioxidant supplements and lifestyle modifications that lower oxidative stress (e.g., smoking cessation, exercise, dietary changes, etc.), so the measurements reported by the MiOXSYS System could effectively guide treatment in the infertile patients.

The global male infertility market is expected to grow to more than $300 million by 2020. With a substantial base of conditions for which the MiOXSYS System may present utility, we believe there is significant revenue potential from this first-in-class system.

As part of our strategy to develop future clinical applications of the RedoxSYS System (the MiOXSYS System’s predecessor product for plasma and whole blood detection), we have conducted initial studies in male reproductive health. Male infertility is a significant medical condition in which oxidative stress is well known to play a substantial role. As such, we believe developing a clinical application to assess oxidative stress levels with the uniquely designed and programmed MiOXSYS System for semen analysis represents a significant commercial opportunity. Oxidative stress is well established as a leading contributing factor to male infertility. Further, a significant proportion of male infertility remains unexplained in part because of the lack of standardized tests available to clinicians and researchers to assess oxidative stress in semen and seminal plasma. This lack of standardization has resulted in poor implementation of semen and plasma analysis around the world. Further, currently available tests are cumbersome, time consuming to perform, and costly.

We conducted initial proof-of-concept clinical trials in male infertility with a leading research center in the United States, which demonstrated that oxidation-reduction potential effectively measures oxidative stress levels in semen and seminal plasma — and that these levels strongly correlate with established markers of infertility. Semen analysis studies are routinely conducted to assess causes of infertility, so we expect clinicians and oxidative stress researchers to readily integrate the MiOXSYS System into routine use upon the completion of more extensive studies and regulatory clearance for this use. Additional studies are now in the late planning stages that will evaluate the MiOXSYS System’s performance in the detection of oxidative stress levels and correlations with key semen parameters in both healthy and infertile males. The MiOXSYS System must receive device clearance or approval from the FDA before we can market it for clinical use in the United States. Of the $300 million male infertility market projected for 2020, the North American, Middle Eastern, and Asia Pacific markets dominate due to prevalence, awareness of treatment, and availability of treatment resources. Thus, it is important that we have already established distribution relationships and direct access to major oxidative stress researchers in many of these important markets.

Following our initial proof of concept studies with a leading center in the United States with the MiOXSYS system, we conducted our CE mark-enabling study with over 300 infertile patients. The two key studies conducted with these leading centers are presented below.

United States-Based Proof-of-Concept Clinical Trial

Fifty-one (51) male patients were seen in a national clinic for suspected infertility. In addition to standard semen analyses (WHO 5th Edition, 2010), samples were measured for oxidative stress using the MiOXSYS System. Raw sORP values were normed to sperm concentration (mv/106 sperm/mL) and compared across six semen parameters that are associated with fertility: ejaculate volume, concentration, total sperm number, total motility, progressive motility, and normal morphology. Higher sORP values are associated with a higher state of oxidative stress.

Patients with abnormally low ejaculate volume had similar sORP values as those with a normal volume. Those with an abnormally low sperm concentration or overall total number, have significantly higher sORP values than those in the normal range. Abnormally few motile sperm or few sperm with a progressive motility were also associated with significantly higher sORP values than those in the normal range. Lastly, semen samples that had fewer normal sperm had slightly, but not significantly, higher sORP values. Thus, most abnormal semen parameters appear to be associated with higher measures of oxidative stress.

When samples that achieve all six parameters of associated with fertile semen are compared to samples that fail one or more of the parameters, the samples that meet the parameters have significantly lower sORP values than those that fail one or more. A cutoff value of 1.635 mv/106 sperm/mL separated those that met fertility standards from those that did not. In the current study, 85.7% of samples that met standards fell below this cutoff value, whereas 71.8% of those that failed one or more parameters had sORP values above this cutoff. The probability that a semen sample with a measured sORP value higher than the cutoff is abnormal in at least one of the semen parameters, is 96.5%. Lastly, the more parameters that a semen sample falls within the abnormal range, the higher the sORP values, thus those that are abnormal on five or six parameters have higher sORP values than those that are abnormal on one or two.

Data derived from patients of the national clinic confirms the results obtained in an international fertility clinic. Overall, semen that falls into the abnormal range for concentration, total number, motility, and morphology have higher levels of oxidative stress as indicated by higher sORP values. These values are uniquely obtained using the MiOXSYS System for semen analysis.

In April 2016, we observed encouraging data from two prospective studies of the MiOXSYS System that demonstrated its clinical utility as a tool for measuring ORP to assess the degree of oxidative stress levels in human semen.

The first study measured sORP in the semen samples of infertile men that correlated well with the sperm concentration, motility, and morphology. The second study further suggests that sORP is an easy to determine one-step indicator of increased oxidative stress in semen samples of infertile men especially with leukocytospermia. The results are currently being validated in a larger cohort of infertile men.

International Pivotal Clinical Trial

Three-hundred sixty-six (366) male partners from couples seeking fertility advisement in an international clinic were recruited. In addition to standard semen analyses (WHO 5th Edition, 2010), samples were measured for oxidative stress using the MiOXSYS System. Raw sORP values were normed to sperm concentration (mv/106 sperm/mL) and compared across six semen parameters that are associated with fertility: ejaculate volume, concentration, total sperm number, total motility, progressive motility, and normal morphology. Higher sORP values are associated with a higher state of oxidative stress.

Patients with abnormally low ejaculate volume had similar sORP values as those with a normal volume. Those with an abnormally low sperm concentration or overall total number, have significantly higher sORP values than those in the normal range. Abnormally few motile sperm or few sperm with a progressive motility were also associated with significantly higher sORP values than those in the normal range. Lastly, semen samples that had fewer normal sperm had significantly higher sORP values than those that fell into the range of normal morphology. Thus, most abnormal semen parameters appear to be associated with higher measures of oxidative stress.

When samples that achieve all six parameters associated with fertile semen are compared to samples that fail one or more of the parameters, the samples that meet the parameters have significantly lower sORP values than those that fail one or more. A cutoff value of 1.635 mv/106 sperm/mL separated those that met fertility standards from those that did not. In the current study, 91.43% of samples that met fertility standards fell below this cutoff value whereas 59.5% of those that failed one or more had sORP values above this cutoff. The probability that a semen sample with a measured sORP value higher than the cutoff is abnormal in at least one of the semen parameters, is 98.6%. Lastly, the more parameters that a semen samples falls within the abnormal range, the higher the sORP values, thus those that are abnormal on five or six parameters have higher sORP values than those that are abnormal on one or two.

Data derived from patients at this international clinic confirms the results obtained in United States fertility clinic. Overall, semen that falls into the abnormal range for concentration, total number, motility, and morphology have higher levels of oxidative stress as indicated by higher sORP values. These values are obtained uniquely using the MiOXSYS System for semen analysis.

Proof of concept clinical trials have been conducted at the Cleveland Clinic’s Department of Urology, and two posters were presented at the 2015 American Society for Reproductive Medicine in November 2015. These abstracts are presented below.

Establishing the Oxidation-Reduction Potential in Semen and Seminal Plasma

A. Agarwal,1 S. S. Du Plessis,1,2 R. Sharma,1 L. Samanta,1,3 A. Harlev,1,4 G. Ahmad,1,5 S. Gupta,1 E. S. Sabanegh6; 1. Center For Reproductive Medicine, Cleveland Clinic, Cleveland, OH, 2. Medical Physiology, Stellenbosch University, Tygerberg, South Africa, 3. Redox Biology Laboratory, School of Life Sciences, Ravenshaw University, Orissa, India, 4. Soroka Medical Center, Ben-Gurion University, Beer Sheva, Israel, 5. Physiology and Cell Biology, University of Health Sciences, Lahore, Pakistan, 6. Department of Urology, Cleveland Clinic, Cleveland, OH

Abstract:

Objective: Oxidation-reduction potential (ORP) is a novel measure of oxidative stress or redox imbalance in biological samples. Static ORP (sORP) provides an integrated measure of the balance between total oxidants and reductants in a biological system, whereas capacity ORP (cORP) equates to the amount of antioxidant reserves. sORP has been shown to correlate well with illness and injury severity that accompanies the state of oxidative stress; cORP correlates with the ability to respond to illness or injury. Our objectives were to evaluate whether 1) ORP can be measured in semen and seminal plasma samples and 2) ORP levels correlate with sperm motility.

Design: Prospective study measuring ORP in both semen and seminal plasma.

Materials and Methods: Semen samples (n=18) from normal control subjects were divided into two fractions and the seminal plasma was isolated from one fraction (300 x g, 7min). Sperm count and motility were assessed manually. sORP (mV/106 sperm) and cORP (μC/106 sperm) were measured in both fractions (RedoxSYS®, Aytu BioScience). Values are reported as Mean ± SEM. Spearman correlation and Receiver Operating Characteristic curves (ROC) were used for statistical analysis.

Results: sORP and cORP levels in semen correlated significantly with the levels in seminal plasma. A significant negative correlation existed between sperm motility and sORP in both semen (r=-0.609; p=0.004) and seminal plasma (r=-0.690; p=0.002). Furthermore, a sORP cutoff of 4.73mV/106 sperm in semen (sensitivity = 100%, specificity = 89.5%, AUC=0.947) and 4.65mV/106 sperm in seminal plasma (sensitivity = 100%, specificity = 93.8%, AUC = 0.969) was highly predictive of abnormal sperm motility.

Conclusions: RedoxSYS® accurately measured sORP and cORP in both semen and seminal plasma samples. Based on high sensitivity as assessed by ROC analysis, sORP levels can be used to screen infertile men with oxidative stress. These results are being validated in a larger cohort of infertile men.

Effect of Time on Oxidation-Reduction Potential in Semen and Seminal Plasma

R. Sharma,1 S. S. Du Plessis,1,2 A. Agarwal,1 A. Harlev,1,3 L. Samanta,1,4 G. Ahmad,1,5 S. Gupta,1 E. S. Sabanegh6; 1. Center For Reproductive Medicine, Cleveland Clinic, Cleveland, OH, 2. Medical Physiology, Stellenbosch University, Tygerberg, South Africa, 3. Soroka Medical Center, Ben-Gurion University, Beer Sheva, Israel, 4. Redox Biology Laboratory, School of Life Science, Ravenshaw University, Orissa, India, 5. Physiology and Cell Biology, University of Health Sciences, Lahore, Pakistan, 6. Department of Urology, Cleveland Clinic, Cleveland, OH

Abstract:

Objective: Oxidation-reduction potential (ORP) is a novel measure of oxidative stress or redox imbalance in biological fluids. Reactive oxygen species (ROS) are highly reactive and have a very short half-life. ROS levels in the seminal ejaculate should be measured within an hour after collection to prevent a reduction in ROS levels over time. The traditional methods of measuring seminal ROS are time sensitive and time consuming, making it difficult to use them for diagnostic purposes. It would be highly advantageous to employ a method that is independent of semen age and provides results in real time. The objective was to assess the effect of time on static ORP (sORP), which provides a snapshot of current redox balance, and capacity ORP (cORP) which is indicative of the amount of antioxidant reserves available.

Design: Prospective study measuring ORP in semen and seminal plasma samples at time 0 and 120 minutes. Materials and Methods: The sORP and cORP of both semen (n=18) and seminal plasma (n=15) samples from normal control subjects were measured after liquefaction (time 0) and after 120 minutes of incubation at room temperature (RedoxSYS®, Aytu BioScience). Values are mean ± SEM. Spearman correlation was used for statistical analysis.

Results: A significant correlation was seen between sORP at time 0 and 120 minutes in semen and seminal plasma. Similar correlations were found for cORP values at both time intervals.

Conclusions: ORP values are not affected by the age of semen or seminal plasma for up to 120 minutes, making it easier to employ this new technology for diagnostic use.

Recently additional studies have further demonstrated the clinical utility of the MiOXSYS System in Male Infertility.

Correlation of Sperm DNA fragmentation and Seminal oxidation reduction potential in infertile men.

M. Arafa1, El Bardisi1, A. Majzoub1, S. Alsaid1, H. Al Nawasra1, K. Khalafalla1, K. Al Rumaihi1, A. Agarwal2.

1. Hamad Medical Corporation, Urology, Doha, Qatar, 2. Cleveland Clinic, American Center for reproductive medicine, Cleveland, OH.

Abstract:

Objective: To determine if Sperm DNA fragmentation is really correlated to seminal oxidative stress.

Design: Prospective study performed on 312 patients attending the male infertility clinic at a tertiary medical center between February and August, 2016. Patients receiving medical or surgical treatment for infertility prior to their presentation or who had a sperm concentration less than 5 million/ml sperm were excluded. Patients were subjected to history taking, clinical examination as well as semen analysis and SDF assessment using Halosperm kit (cut off value <30%) and static oxidation reduction potential (sORP) using MiOXSYS system. Patients were divided according to SDF result (normal/ high) and to age (<40 years / > 40 years).

Results: A total number of 312 patients were included in the study. Patients with high SDF had significantly higher age than those with normal SDF. The mean total and progressive motility was significantly higher in the normal SDF group while sORP was significantly lower in the normal SDF group compared with the high SDF group. Presence of varicocele did not significantly affect SDF level (Table 1). SDF was negatively correlated with total (-0.526, p<0.001) and progressive motility (-0.415, p<0.001) and positively correlated with abnormal morphology, sORP and age (0.351, 0.222 and 0.192, respectively, p<0.001 for all). SDF was significantly lower while total motility was significantly higher in patients <40 years compared with patients >40 years of age.

Conclusions: Sperm DNA fragmentation is positively correlated with seminal oxidative stress measured by Seminal oxidation reduction potential. Sperm DNA fragmentation and seminal oxidation reduction potential should be included in assessment of male infertility. Using ORP testing can help in detecting the target patients for antioxidant therapy.

Effect of seminal ORP value on embryo quality and clinical pregnancy rate

A. Ayaz1, B. Balaban2, S. Sikka2, A. Isiklar2, M. Tasdemir2, B. Urman2.

1. Tulane University, Department of Urology, New Orleans, LA, USA.

2. VKF American Hospital, Assisted Reproduction Unit, Istanbul, Turkey.

Abstract:

Objective: To determine whether ORP in semen of men undergoing ART affects embryo quality during IVF and plays any role in predictive value for clinical pregnancy.

Design: Prospective study was carried out in the VKF American Hospital, Assisted Reproduction Unit, Istanbul, Turkey. The study was approved by Koc University the institutional review board and patients signed a consent prior to participation. The 154 male patients who were visiting Andrology laboratory (between May 31, 2016 and Jan 1, 2017) were grouped in according to semen ORP values. IVF was performed using the semen samples by our routine established protocol. Exclusion criteria included azoospermia, presence of STD or chronic disease, use of any prescription drug or OTC medications or antioxidants. Semen samples were collected and assessed for routine parameters using the WHO-2010 guidelines. sORP was measured (mV) using the MiOXSYS system and normalized to concentration (mV/10 sperm/mL). Embryo was graded based on the quality (Grade 1 for best quality and Grade 5 is poor).

Results: All semen samples were grouped as 'High ORP” and 'Low ORP” based upon seminal ORP cut-off value of 1.36 mV/10 sperm. Mean Grade 1 embryo quality in High ORP group (n=81) and low ORP group (n=26) was 2.88 ± 1.76 and 1.33 ± 0.47 respectively. In addition, Mean Grade 2 embryo in High ORP group was 2.47 ± 1.54 and in low group was 4 ± 1.63 accordingly. Clinical pregnancy rate (Mean 0.48; 19/40) was significantly higher (p=0.006) in low ORP group compared to high ORP group (1/8) however there was no significant difference in embryo quality in both high and low ORP groups (Grade I embryo p=0.67, Grade II G2 embryo p=0.33). Also, mean mother age in two groups was not significantly different (low ORP = 37.2 years and high ORP=35.2 years; p=0.23). These data suggest that ORP may play an important role in determining the success of clinical pregnancy irrespective of oocyte quality in women >35 yrs. of age.

Conclusions: Semen ORP measurement can be used as an indicator of oxidative stress and help determine the successful embryo development during IVF. These findings may have important diagnostic and prognostic implications for couples experiencing male infertility and undergoing assisted reproductive technique (ART). Further studies are warranted to explore the mechanism of increased ORP in a subset of couples (male factor, no female factor) undergoing ART to corroborate the significance of these findings.

High levels of seminal oxidation reduction potential (ORP) in infertile men with clinical varicocele

R. Saleh1, A. Agarwal2

1. Faculty of Medicine- Sohag University, Dermatology- Venereology and Andrology, Sohag, Egypt.

2. Cleveland Clinic, American Center for reproductive medicine, Cleveland, OH.

Abstract:

Objective: To determine if seminal oxidation reduction potential (ORP) increases in infertile men with clinical varicocele.

Design: A prospective controlled pilot study was conducted on 36 men seeking medical advice for an infertility problem between October, 2016 and January, 2017. Following clinical examination, and scrotal color Doppler ultrasound, infertile men were divided into two groups. Group1: infertile men with clinical varicocele; and group 2: infertile men with idiopathic infertility (no detectable abnormality in their genital examination). Patients were examined in an infertility center by the same Andrologist. Semen analysis was performed according to the WHO manual (2010). Seminal ORP was measured using the MiOXSYS system (Aytu BioScience, Inc., Englewood, CO, USA). Absolute values of ORP, in millivolts (mV), were normalized for sperm concentrations and results were expressed as mV/10 sperm/mL. Quantitative measures were presented as median and inter-quartile range (25 and 75 centiles). P value less than 0.05 was considered significant.

Results: The study included 17 patients in group 1 and 19 in group 2. Patient's age and duration of infertility in group 1 [ 32 (30, 34) years] & [4 (1.5, 5) years] were not significantly different from group 2 [33 (30, 36.5) years] & [2 (1.25, 3.5) years] (P values = 0.64 & 0.27; respectively). Patients in group 1 had significantly lower sperm concentrations [ 20 (5, 30) × 10 /mL], and normal forms [3 (2, 4) %] as compared to those in group 2 [ 30 (20, 72.5 × 10 /mL]; and [ 4 (3, 5) %] (P values = 0.03 & 0.005; respectively). Levels of seminal ORP were significantly higher in group 1 [3.04 (1.94, 7.75) mV/10 sperm/mL] as compared to group 2 [1.12 (0.42, 2.25) mV/10 sperm/mL]. A significant inverse correlation was found between ORP and sperm concentration (= -0.531, = 0.001), total sperm count ( = -0.453, = 0.008), progressive motility ( = -0.460, = 0.007), total motility ( = -0.526, = 0.002) and normal forms ( = -0.597, < 0.001). A significant positive correlation was found between ORP and seminal leukocytes ( = 0.476, = 0.003).

Conclusions: Seminal ORP is significantly higher in infertile men with clinical varicocele as compared to those with no detectable abnormality in their genital examination (idiopathic infertility). These findings may have important diagnostic and therapeutic implications. Further studies are warranted to explore the mechanism of increased ORP in a subset of infertile men with clinical varicocele. In addition, future studies may help determine those patients who would benefit from antioxidant therapy and/or surgical repair of varicocele.

RedoxSYS System for Research Use

We completed the development of the RedoxSYS System (MiOXSYS’ predecessor product) during the two years preceding the April 2015 Merger. In 2014, we received ISO 13485 certification, demonstrating our compliance with global quality standards in medical device manufacturing. This enabled the launch of the RedoxSYS System into the research market around the world. We also received a CE marking in Europe in January 2016 and Health Canada clearance in March 2016 to begin the market development of the RedoxSYS System as a clinical diagnostic in Europe, Canada, and elsewhere around the world where CE marking is recognized. We launched sales efforts into the research market in late 2014 and since that time have placed the RedoxSYS System at a number of prominent research centers in the United States, Europe, and Israel. We expect to leverage these research relationships and build numerous applications in areas where researchers are studying oxidative stress. Currently, there are no available research platforms that measure oxidation-reduction potential in biologic fluids (i.e., blood, plasma, serum, semen, seminal fluid, cerebrospinal fluid, tissue, and cells). While oxidative stress is commonly studied in research settings around the world (both academia and industry), the current assessment methods are incomplete, time consuming, and often impractical for assessing oxidative stress completely. To position the RedoxSYS System effectively in the research market, we have placed key personnel in the United States, Europe, and Asia to develop direct research business relationships as well as distribution networks. Through these proof of concept studies and clinical exploratory studies, we identified the application of oxidation-reduction potential in male infertility assessment. Accordingly, MiOXSYS was developed specifically for assessing semen and seminal plasma ORP levels. While we expect additional clinical applications to be developed through these applications, our near-term focus is on completing the development of MiOXSYS for use in semen analysis for male infertility assessment.

Background on the MiOXSYS System

MiOXSYS is a novel, portable device that measures oxidation-reduction potential, or ORP, a global measure of oxidative stress. MiOXSYS is the first and only system that measures ORP in biologic specimens to provide a complete measure of redox balance, which is broadly implicated across a wide range of both acute and chronic conditions.

Potential Role of ORP in Diagnosing Male Infertility

Oxidation-reduction potential is defined in the published literature as follows:

“ORP in a biological system is an integrated measure of the balance between total oxidants and reductants. In plasma, many constituents contribute to the ORP. Reactive oxygen species (ROS), such as the superoxide ion, hydroxyl radical, hydrogen peroxide, nitric oxide, peroxynitrite, transition metal ions, and hypochlorous acid, contribute to the oxidative potential. Plasma reductants include thiols, vitamin C, tocopherol, β-carotene, lycopene, uric acid, bilirubin, and flavonoids. Enzymes such as superoxide dismutase, or SOD, catalase, and glutathione peroxidase, are involved in the conversion of ROS into less reactive species. ORP monitoring of plasma represents a single measurement that integrates the overall quantitative balance among the oxidants and reductants of the system.”

Given that ORP represents a single, global measure of oxidative stress in a biological system, we believe the potential for ORP to serve as a standardized marker in semen analysis and other aspects of infertility assessment is significant. A major limitation of oxidative stress assays relates to the fact that there is poor standardization in testing. As many factors contribute to oxidative stress (e.g., free radical proliferation, antioxidant depletion, DNA damage, etc.), it is important to have an integrated measure that combines all known and unknown oxidants and reductants in the respective system into one measurement. We believe ORP is an integrated measure of oxidative stress that can be easily and quickly measured with the MiOXSYS System.

In the context of infertility, having an integrated value representing all relevant biologic constituents contributing to oxidative stress will enable simple, robust analysis in a two to three minute test. There are various techniques in use to assess semen in cases of male infertility. The most commonly implemented techniques involve DNA fragmentation, oxidative stress analysis, microscopic examination, sperm penetration assays, sperm agglutination, computer assisted semen analysis, and others. The currently available oxidative stress analysis tools are widely considered expensive and cumbersome to use in routine clinical practice. In both developed countries as well as in the developing world, expensive analysis tools and recurring reagent expenses make routine testing nearly impossible to implement with regularity.

In November 2017 the European Society of Human Reproduction and Embryology (ESHRE) - and specifically the ESHRE Early Pregnancy Guideline Development Group – published a new Guideline on Recurrent Pregnancy Loss. As stated in the guideline:

“The main cause of DNA damage is Oxidative Stress and this seems to be exacerbated by smoking, obesity and excessive exercise. Testing to assess DNA damage should be offered to couples following even a single miscarriage after fertility treatment.”

This third party publication by ESHRE is an important validation of the importance of measuring oxidative stress which we believe may help to further advance the adoption of MiOXSYS.

The MiOXSYS System Overview

The MiOXSYS System is comprised of two distinct, patented components that enable a system capable of measuring the ORP and antioxidant capacity of a biological fluid: an analyzer and sensor strips. In mechanical terms, ORP is defined as the potential between a working electrode, and a reference electrode at equilibrium. The legacy RedoxSYS System has been specifically studied in human whole blood, serum, semen, seminal plasma, blood plasma, and other biological fluids.

The MiOXSYS System measures two distinct elements to determine a patient’s oxidation reduction potential:

●	Static ORP — the standard potential between a working electrode and a reference electrode with no driving current (or extremely small current). This is proportional to the balance of redox agents and is what is classically defined as ORP. Low ORP values mean that the biological sample is in the normal range of oxidative stress. Higher than normal ORP values means that the biological sample is in a higher oxidation state.

●	Capacity — the measure of antioxidant reserve available in the body’s system. High capacity values mean that the biological sample has levels of antioxidant reserves. Lower than normal capacity values means that the biological sample has below normal antioxidant reserves.

The MiOXSYS Analyzer

The MiOXSYS analyzer is a portable, lightweight desktop platform that may be used in a clinical or research laboratory or near a patient care area. The analyzer is a small device that accepts an inserted sensor that has collected a small specimen as obtained by traditional specimen collection procedures. The analyzer is battery powered and equipped with a custom 5 lead strip connector. The reader consists of a Galvanostat analog circuit with greater than 1012 MHz input impedance.

The analyzer contains a 10 MHz external crystal (internal 4X PLL for 40 MHz operation), and a programming/serial header is externally accessible. The device has internal power/heart-beat indicator LED, primary storage of 128Mbit (16Mbyte) SPI Flash (3.3V) (Bulk data storage), and secondary storage of 2Mbit (256Kbyte) SPI FRAM (3.3V) (Hi-Speed Storage).

The MiOXSYS analyzer contains a user-friendly interface that is flexibly designed to accommodate multiple endpoints depending upon the specific clinical condition being considered. The interface is LCD, 16x2, with a white backlight, variable delay auto-off time-out. Two status LED indicators are visible through front panel mounted lenses. Further, the reader contains three DPDT push-button switches (Left, Center, Right), power on button(s) for battery mode operation, switch usage switch, audible alerts, strip detection, and test completion signals.

Further, the MiOXSYS analyzer enables data transfer, has USB serial communication, and is configured for data download to a connected PC.

The MiOXSYS analyzer’s power management consists of an external 5VDC power jack with input capacitance and filtering, a boost converter supplied by external 5VDC power or internal Li-Ion battery, and provides main 5VDC digital board supply. The reader functions with or without the battery connected. The battery lasts in excess of 24 hours with continuous operation to enable prolonged use outside of a laboratory setting.

Image of the MiOXSYS Analyzer

The MiOXSYS Sensor Strips

The MiOXSYS sensor strips, via standard biological specimen collection techniques, receive 20 – 40 microliters of a specimen from which the ORP clinical analysis is performed. The ORP sensor strips are small, disposable, and biocompatible and consist of a ceramic substrate and a five-lead configuration. Significant intellectual property surrounds the design, construct, and electrochemical algorithms associated with the sensors.

Image of the MiOXSYS Sensor Strips

Regulatory Pathway

We achieved ISO 13485: 2003 in late 2013 following the successful development of a compliant medical device quality system. Following the issuance of our ISO certification, we obtained CE marking for the RedoxSYS System, which has enabled initial market development in Europe and markets that accept a CE marking. In December 2015, we achieved CE marking for MiOXSYS following technical validation and clinical study completion in male infertility. In March 2016, we obtained Health Canada Class II Medical approvals for MiOXSYS. In the United States, we intend to pursue device clearance or approval with the FDA for the MiOXSYS System, potentially via the De Novo Classification Request process.

The FDA permits commercial distribution of a new medical device only after the device has received clearance under section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, (unless the device is exempt from the 510(k) requirements), has been classified pursuant to a De Novo Classification Request, or is the subject of an approved premarket approval application, or PMA. The FDA will permit marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to another 510(k)-cleared product, referred to as a predicate device. Devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) clearance process. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA a reasonable assurance of the safety and efficacy of the device for its intended use.

If FDA has not issued a regulation classifying a particular type of device as Class I, and if there is no known predicate for a device, the device is automatically Class III, regardless of the risk the device poses. If a device is automatically/statutorily classified into Class III in this manner, a company can petition FDA to reclassify the category of devices into Class II or Class I via a process known as the De Novo Classification Request process. This direct De Novo process allows a company to request that a new product classification be established without the company first submitting a 510(k) notification for the device. When FDA agrees that the device is Class II or Class I and grants a De Novo Request, the device may then be marketed under the FDCA and can serve as a predicate for future 510(k) submissions.

The MiOXSYS System is subject to premarket review by the FDA prior to its marketing for commercial use in the United States, and to regulatory approvals beyond CE marking required by certain foreign governmental entities prior to its marketing outside the United States. FDA may require a De Novo Classification Request, a 510(k) notification, or a PMA for MiOYSYS, and we intend to obtain feedback from FDA regarding the most appropriate premarket review pathway for the device using the pre-submission program for industry.

United States Commercial Strategy

If the clinical studies to measure oxidative stress in male infertility are successful, we expect to pursue that intended use for the MiOXSYS System. If cleared or approved by the FDA (see discussion above) for the infertility intended use, we intend to seek to commercialize the MiOXSYS System as a new tool for the assessment of oxidative stress in infertility in men. We envision pursuing a direct sales effort to high priority urology/andrology laboratories, infertility clinics and reference centers across the United States. We have identified the primary, influential centers in the United States and believe our commercial deployment will be efficient through a focused sales and marketing effort. We intend to seek to sell the MiOXSYS System into individual centers and laboratories but will focus our revenue model on the repeat ordering of the disposable, single use MiOXSYS sensor strips. We expect to realize a favorable gross margin on the basis of estimated low cost of goods sold on both components of the system. We envision an average selling price for the disposable sensors of approximately $25. We envision selling the MiOXSYS analyzers for approximately $2,500 but will also pursue an instrument rental agreement model with minimum disposable sensor purchase requirements.

We also intend to leverage our urology commercialization efforts with other products with a focus on urology centers, infertility clinics, and reproductive health laboratories around the United States.

We believe a focused sales force at the onset of commercialization will enable effective representation of our products and penetration of the reproductive health market. Our sales efforts into the research markets will be enabled initially through a full-time business development professional who will focus on collaborative research and research sales to major oxidative stress centers in the United States. We expect to pursue identical pricing in the research market and the clinical diagnostics markets.

Commercial Strategy Internationally

We intend to undertake a similar strategy outside the United States for the RedoxSYS and MiOXSYS Systems while complementing our efforts in infertility and research with adjunct applications in critical care conditions. To efficiently execute across our strategy, we intend to utilize a network of established distributors in the target markets in Europe and Asia. We have already established distribution arrangements with multiple distributors in multiple countries, and through these distributors, we have sold MiOXSYS in over 20 countries around the world. We anticipate slightly reduced pricing outside the U.S. for the disposable sensors given the anticipated lower pricing observed ex-US for diagnostic and research products.

Nuelle and the Fiera® Personal Care Device

Fiera is a revenue-generating women’s personal care product marketed in the United States primarily through direct-to-consumer promotion. Fiera is the first of its kind, hands-free, personal care device for women that enhances physical arousal and interest in sex. In scientific and consumer studies conducted with hundreds of women with stated sexual desire and response concerns, Fiera has demonstrated highly consistent benefit. Importantly, Fiera is also endorsed by and receives professional recommendations from leading sexual health experts across the United States and has been studied by the same experts.

Fiera was created with OB-GYNs and has multiple scientific studies showing it works. Fiera helps women who have changing levels of arousal, interest, and vaginal dryness, enter a sexual experience with enhanced levels of excitement and interest. Fiera works naturally with a woman’s body and provides a hands-free experience thanks to the innovative design.  Fiera uses light stimulation and a gentle suction action to enhance blood flow and increase lubrication in advance of sex, in as little as 5 minutes.

Product Features of Fiera Personal Care Devices:

●	Proprietary dual-action technology enhances blood flow to the genitals

●	Small, fast-acting and hands-free, typically worn for 5-15 minutes and then removed in preparation for sexual activity

●	Features pattern and intensity settings for a customizable experience

●	Made with comfortable, body-safe materials (phthalate free)

●	Uses rechargeable battery

●	Does not require a prescription (consumer device)

The Fiera Device	The Fiera Device + Remote

The Fiera SofSense™ Rings

The Fiera SofSense™ ring refills are available and sold in two styles, for a custom fit. Each refill box contains three SofSense™ rings, and each ring is designed to be used up to five times.

United States-Based Consumer Study

Fiera has been extensively studied and tested by consumers and physicians. Fiera is scientifically proven to enhance genital arousal in women of all ages, including pre and post-menopausal women.

Consumer study results in women ages 25-75 showed that after 4 weeks of using Fiera + Remote:

●	97% of women felt physically aroused

●	96% looked forward to being intimate with their partner

●	93% felt excited and ready for sex

●	89% of women felt more “in the mood”

●	87% felt as ready for sex as their partner did

Previous studies also showed that 87% of women felt increased desire and 67% felt increased lubrication. In a separate scientific study of pre and post-menopausal women, arousal occurred on average in 5 minutes.

Clinical Data on the Fiera Personal Care Device

Fiera serves several important functions:

1.	It helps to encourage blood flow in the clitoris (vasocongestion), a key physical reaction that signals your body that you are ready for sex.

2.	It provides direct stimulation, accelerating the effect of the suction.

3.	A soft, silicone ring adheres with a gentle suction holding the product in place so that your hands are free.

Fiera is tucked under the labia and worn over the clitoris, a woman’s most sensitive sexual organ to enhance arousal through a proprietary combination of gentle suction and multi-focal stimulation. As the nerve endings in the clitoris respond, a woman begins to experience enhanced sensation to the genital area, which triggers a physical state of arousal.

Our research shows that use of Fiera regularly over a 4-week period also increases a woman’s level of sexual desire. Women also report looking forward to and enjoying sexual activity more.

A study of 14 sexually active, premenopausal women was conducted to determine the degree of engorgement – as measured by temperature change in the external genitalia – produced by Fiera. Fiera produced statistically significant increases in vulvar temperatures, which is a marker of genital blood flow and engorgement. 100% of study participants reported feeling “In the Mood” for sex after use of Fiera. Additionally, 100% of study participants experienced genital sexual arousal during use of Fiera. Another study of 12 sexually active, postmenopausal women demonstrated that Fiera produced statistically significant increases in vulvar temperature. Use of Fiera in this population of postmenopausal women produced sexual desire in 100% of the subjects while 83% experienced genital arousal.

ProstaScint for the Detection of Prostate Cancer and the Prostate Cancer Market

On May 20, 2015, we acquired ProstaScint® from Jazz Pharmaceuticals. Importantly, ProstaScint is the only FDA-approved radiopharmaceutical (for use in radioimmunoscintigraphy) specifically indicated for prostate cancer screening and is specifically highlighted in the American Cancer Society practice guidelines for prostate cancer screening and staging.

According to the American Cancer Society prostate cancer is the most common cancer among men in the United States. , The American Cancer Society’s estimates for prostate cancer in the United States for 2018 are: About 164,690 new cases of prostate cancer and about 29,430 deaths from prostate cancer. Further, there are more than 2.9 million men alive with some history of prostate cancer. The effect of prostate cancer on healthcare economics is substantial, which makes the need for accurate disease staging critical for treatment and management strategies. Approximately $4.4 billion is spent annually on screening, diagnosing and staging, and an additional $9.9 billion annually on treatment of prostate cancer patients, totaling nearly $15 billion per year on prostate cancer in the US alone.

Prostate cancer is classified into four stages based on severity: Stages 1 through 4. Stage 3 is considered “high risk” and Stage 4 is when cancer has become metastatic. Radioimmunoscintigraphy has been established as a diagnostic to stage cancer malignancy and one of the most widespread clinical uses has been for the detection of prostate cancer. Further, ProstaScint has demonstrated efficacy in patients classified as high risk or with recurrent prostate cancer. ProstaScint has been approved by the FDA and Health Canada, and significant clinical data exist demonstrating the significant predictive value in prostate cancer staging.

The ProstaScint Kit, or capromab pendetide, is a radio-labeled monoclonal antibody, which is a biologic product that targets a specific antigen. ProstaScint targets prostate specific membrane antigen, or PSMA, a protein uniquely expressed by prostate tissue. A radioactive substance called Indium (In 111) is attached to the proprietary, mouse-derived antibody. The radiolabeled antibody is infused into the patient and is taken up by prostate cancer cells which can be detected and visualized with a special nuclear medicine scan (single-photon emission tomography, or SPECT). ProstaScint has been shown to be clinically effective in determining the course of treatment for a patient who has had a prostatectomy and/or has suspected metastasis (spread of the cancer cells beyond the prostate).

In late fiscal 2017, we decided to implement a harvest strategy for the ProstaScint product, due to increased competition and the cost to continue manufacturing it. At June 30, 2017, the ProstaScint asset was impaired based upon projection that we intend to only sell this product through the end of the 2018 calendar year, when our existing supplies will expire.

Our Business Development Strategy — Identifying & Acquiring Complementary Urology Assets

During fiscal 2018, our primary focus will be on growing revenues of our current core assets – with an emphasis on Natesto - and working towards cash-flow breakeven. However, going forward an additional potential growth and value driver for our Company will be the ongoing identification and acquisition of novel urology products for commercialization. We may seek to identify unique products with urologic indications that may be non-strategic, undervalued or under-resourced by the company that currently markets the product. We believe that we may be able to acquire strategically aligned products at an appropriate valuation and grow the sales of those products via our focused sales and marketing efforts. We may also consider acquiring novel, late-stage development products that represent unique commercial opportunities and can be efficiently developed.

We will assess unique product assets to acquire based on specific attributes including but not limited to: therapeutic area/indication; growth potential; intellectual property position (patents, regulatory, manufacturing or development technicalities, etc.); valuation; strategic fit; commercial orientation and other factors. Indications of interest include products to treat conditions such as urinary incontinence, sexual wellness and vitality, hypogonadism, prostate and other urological cancers, urinary tract infections, and other urological conditions.

Government Regulation

While we do not have any pharmaceutical product candidates that we are actively developing as of the date of this prospectus, we may in the future acquire such products. Currently, we are developing two medical device candidates, the RedoxSYS and MiOXSYS Systems, for which we must receive regulatory approval before we can market them within the United States. Regulatory approval processes for our current and any future product candidates are discussed below.

Approval Process for Pharmaceutical Products

FDA Approval Process for Pharmaceutical Products

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Food, Drug, and Cosmetic Act, or the FDC Act, and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, NDAs, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties, and criminal prosecution.

Pharmaceutical product development in the United States typically involves the performance of satisfactory nonclinical, also referred to as pre-clinical, laboratory and animal studies under the FDA’s Good Laboratory Practice, or GLP, regulation, the development and demonstration of manufacturing processes, which conform to FDA mandated current good manufacturing requirements, or cGMP, including a quality system regulating manufacturing, the submission and acceptance of an IND application, which must become effective before human clinical trials may begin in the United States, obtaining the approval of Institutional Review Boards, or IRBs, at each site where we plan to conduct a clinical trial to protect the welfare and rights of human subjects in clinical trials, adequate and well-controlled clinical trials to establish the safety and effectiveness of the drug for each indication for which FDA approval is sought, and the submission to the FDA for review and approval of an NDA. Satisfaction of FDA requirements typically takes many years and the actual time required may vary substantially based upon the type, complexity, and novelty of the product or disease.

Pre-clinical tests generally include laboratory evaluation of a product candidate, its chemistry, formulation, stability and toxicity, as well as certain animal studies to assess its potential safety and efficacy. Results of these pre-clinical tests, together with chemistry, manufacturing controls and analytical data and the clinical trial protocol, which details the objectives of the trial, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated, along with other requirements must be submitted to the FDA as part of an IND, which must become effective before human clinical trials can begin. The entire clinical trial and its protocol must be in compliance with what are referred to as good clinical practice, or GCP, requirements. The term, GCP, is used to refer to various FDA laws and regulations, as well as international scientific standards intended to protect the rights, health and safety of patients, define the roles of clinical trial sponsors and assure the integrity of clinical trial data.

An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the intended conduct of the trials and imposes what is referred to as a clinical hold. Pre-clinical studies generally take several years to complete, and there is no guarantee that an IND based on those studies will become effective, allowing clinical testing to begin. In addition to FDA review of an IND, each medical site that desires to participate in a proposed clinical trial must have the protocol reviewed and approved by an independent IRB or Ethics Committee, or EC. The IRB considers, among other things, ethical factors, and the selection and safety of human subjects. Clinical trials must be conducted in accordance with the FDA’s GCP requirements. The FDA and/or IRB may order the temporary, or permanent, discontinuation of a clinical trial or that a specific clinical trial site be halted at any time, or impose other sanctions for failure to comply with requirements under the appropriate entity jurisdiction.

Clinical trials to support NDAs for marketing approval are typically conducted in three sequential phases, but the phases may overlap. In Phase 1 clinical trials, a product candidate is typically introduced either into healthy human subjects or patients with the medical condition for which the new drug is intended to be used.

The main purpose of the trial is to assess a product candidate’s safety and the ability of the human body to tolerate the product candidate. Phase 1 clinical trials generally include less than 50 subjects or patients. During Phase 2 trials, a product candidate is studied in an exploratory trial or trials in a limited number of patients with the disease or medical condition for which it is intended to be used in order to: (i) further identify any possible adverse side effects and safety risks, (ii) assess the preliminary or potential efficacy of the product candidate for specific target diseases or medical conditions, and (iii) assess dosage tolerance and determine the optimal dose for Phase 3 trials. Phase 3 trials are generally undertaken to demonstrate clinical efficacy and to further test for safety in an expanded patient population with the goal of evaluating the overall risk-benefit relationship of the product candidate. Phase 3 trials are generally designed to reach a specific goal or endpoint, the achievement of which is intended to demonstrate the candidate product’s clinical efficacy and adequate information for labeling of the approved drug.

There are three main types of NDAs, which are covered by Section 505 of the FDC Act: (1) an application that contains full reports of investigations of safety and efficacy (Section 505(b)(1)); (2) an application that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the application has not obtained a right of reference (Section 505(b)(2)); and (3) an application that contains information to show that the proposed product is identical in active ingredient, dosage form, strength, route of administration, labeling, quality, performance characteristics, and intended use, among other things, to a previously approved product (Section 505(j)). Section 505(b)(2) expressly permits the FDA to rely, for approval of an NDA, on data not developed by the applicant.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the U.S. The NDA must include the results of all pre-clinical, clinical, and other testing and a compilation of data relating to the product’s pharmacology, chemistry, manufacture, and controls. The cost of preparing and submitting an NDA is substantial. Under federal law, the submission of most NDAs is additionally subject to a substantial application user fee, currently exceeding $2.3 million and the manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees, currently approximately $100,000 per product and $600,000 per establishment. These fees are typically increased annually.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based on the FDA’s threshold determination that it is sufficiently complete to permit substantive review. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of NDAs. Most such applications for standard review drug products are reviewed within ten months; most applications for priority review drugs are reviewed in six months. Priority review can be applied to drugs that the FDA determines offer major advances in treatment, or provide a treatment where no adequate therapy exists. The review process for both standard and priority review may be extended by the FDA for three additional months to consider certain late-submitted information, or information intended to clarify information already provided in the submission. The FDA may also refer applications for novel drug products, or drug products which present difficult questions of safety or efficacy, to an advisory committee — typically a panel that includes clinicians and other experts — for review, evaluation, and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it generally follows such recommendations. Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless compliance with cGMP is satisfactory and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. The FDA has committed to reviewing such resubmissions in two or six months depending on the type of information included. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications. As a condition of NDA approval, the FDA may require a risk evaluation and mitigation strategy, or REMS, to help ensure that the benefits of the drug outweigh the potential risks.

REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use, or ETASU. ETASU can include, but are not limited to, special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring, and the use of patient registries. The requirement for a REMS can materially affect the potential market and profitability of the drug. Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug’s safety or efficacy. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

The Hatch-Waxman Act

In seeking approval for a drug through an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown through bioequivalence testing to be therapeutically equivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book that: 1) the required patent information has not been filed; 2) the listed patent has expired; 3) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or 4) the listed patent is invalid or will not be infringed by the new product. A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid, is called a Paragraph IV certification. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days of the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months, expiration of the patent, settlement of the lawsuit, or a decision in the infringement case that is favorable to the ANDA applicant.

The ANDA application also will not be approved until any non-patent exclusivity listed in the Orange Book for the referenced product has expired. Federal law provides a period of five years following approval of a drug containing no previously approved active ingredients during which ANDAs for generic versions of those drugs cannot be submitted, unless the submission contains a Paragraph IV challenge to a listed patent — in which case the submission may be made four years following the original product approval. Federal law provides for a period of three years of exclusivity during which FDA cannot grant effective approval of an ANDA based on the approval of a listed drug that contains previously approved active ingredients but is approved in a new dosage form, route of administration or combination, or for a new use; the approval of which was required to be supported by new clinical trials conducted by, or for, the applicant.

Post-Approval Regulation

Even if a product candidate receives regulatory approval, the approval is typically limited to specific clinical indications. Further, even after regulatory approval is obtained, subsequent discovery of previously unknown problems with a product may result in restrictions on its use or even complete withdrawal of the product from the market. Any FDA-approved products manufactured or distributed by us are subject to continuing regulation by the FDA, including record-keeping requirements and reporting of adverse events or experiences. Further, drug manufacturers and their subcontractors are required to register their establishments with the FDA and state agencies, and are subject to periodic inspections by the FDA and state agencies for compliance with cGMP, which impose rigorous procedural and documentation requirements upon us and our contract manufacturers. We cannot be certain that we or our present or future contract manufacturers or suppliers will be able to comply with cGMP regulations and other FDA regulatory requirements. Failure to comply with these requirements may result in, among other things, total or partial suspension of production activities, failure of the FDA to grant approval for marketing, and withdrawal, suspension, or revocation of marketing approvals.

If the FDA approves one or more of our product candidates, we and the contract manufacturers we use for manufacture of clinical supplies and commercial supplies must provide certain updated safety and efficacy information. Product changes, as well as certain changes in the manufacturing process or facilities where the manufacturing occurs or other post-approval changes may necessitate additional FDA review and approval. The labeling, advertising, promotion, marketing and distribution of a drug or biologic product or medical devices, also must be in compliance with FDA and Federal Trade Commission, or FTC, requirements which include, among others, standards and regulations for direct-to-consumer advertising, off-label promotion, industry sponsored scientific and educational activities, and promotional activities involving the Internet. The FDA and FTC have very broad enforcement authority, and failure to abide by these regulations can result in penalties, including the issuance of a warning letter directing us to correct deviations from regulatory standards and enforcement actions that can include seizures, fines, injunctions and criminal prosecution.

Approval Process for Medical Devices

In the United States, the FDCA, FDA regulations and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. The FDA regulates the design, manufacturing, servicing, sale and distribution of medical devices, including molecular diagnostic test kits and instrumentation systems. Failure to comply with applicable U.S. requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties and criminal prosecution.

Unless an exemption applies, each medical device we wish to distribute commercially in the United States will require marketing authorization from the FDA prior to distribution. The two primary types of FDA marketing authorization applicable to a device are premarket notification, also called 510k clearance, and premarket approval, also called PMA approval. The type of marketing authorization is generally linked to the classification of the device. The FDA classifies medical devices into one of three classes (Class I, II or III) based on the degree of risk the FDA determines to be associated with a device and the level of regulatory control deemed necessary to ensure the device’s safety and effectiveness. Devices requiring fewer controls because they are deemed to pose lower risk are placed in Class I or II. Class I devices are deemed to pose the least risk and are subject only to general controls applicable to all devices, such as requirements for device labeling, premarket notification and adherence to the FDA’s current Good Manufacturing Practices, or cGMP, known as the Quality System Regulations, or QSR. Class II devices are intermediate risk devices that are subject to general controls and may also be subject to special controls such as performance standards, product-specific guidance documents, special labeling requirements, patient registries or post-market surveillance. Class III devices are those for which insufficient information exists to assure safety and effectiveness solely through general or special controls and include life sustaining, life-supporting or implantable devices, devices of substantial importance in preventing impairment of human health, or which present a potential, unreasonable risk of illness or injury.

Most Class I devices and some Class II devices are exempted by regulation from the 510k clearance requirement and can be marketed without prior authorization from the FDA. Some Class I devices that have not been so exempted and Class II devices are eligible for marketing through the 510k clearance pathway. By contrast, devices placed in Class III require PMA approval prior to commercial marketing. The PMA approval process is more stringent, time-consuming and expensive than the 510k clearance process, however, the 510k clearance process has also become increasingly stringent and expensive.

If FDA has not issued a regulation classifying a particular type of device as Class I, and if there is no known predicate for a device, the device is automatically Class III, regardless of the risk the device poses. If a device is automatically/statutorily classified into Class III in this manner, a company can petition FDA to reclassify the category of devices into Class II or Class I via a process known as the De Novo Classification Request process. This direct De Novo process allows a company to request that a new product classification be established without the company first submitting a 510(k) notification for the device. When FDA agrees that the device is Class II or Class I and grants a De Novo Request, the device may then be marketed under the FDCA and can serve as a predicate for future 510(k) submissions.

The MiOXSYS System is subject to premarket review by the FDA prior to its marketing for commercial use in the United States, and to regulatory approvals beyond CE marking required by certain foreign governmental entities prior to its marketing outside the United States. FDA may require a De Novo Classification Request, a 510(k) notification, or a PMA for MiOYSYS, and we intend to obtain feedback from FDA regarding the most appropriate premarket review pathway for the device using the pre-submission program for industry.

510k Clearance. To obtain 510k clearance for a medical device, an applicant must submit a premarket notification to the FDA demonstrating that the device is “substantially equivalent” to a device legally marketed in the United States that is not subject to PMA approval, commonly known as the “predicate device.” A device is substantially equivalent if, with respect to the predicate device, it has the same intended use and has either (i) the same technological characteristics or (ii) different technological characteristics and the information submitted demonstrates that the device is as safe and effective as a legally marketed device and does not raise different questions of safety or effectiveness. A showing of substantial equivalence sometimes, but not always, requires clinical data. Generally, the 510k clearance process can exceed 90 days and may extend to a year or more.

After a device has received 510k clearance for a specific intended use, any change or modification that significantly affects its safety or effectiveness, such as a significant change in the design, materials, method of manufacture or intended use, may require a new 510k clearance or PMA approval and payment of an FDA user fee. The determination as to whether or not a modification could significantly affect the device’s safety or effectiveness is initially left to the manufacturer using available FDA guidance; however, the FDA may review this determination to evaluate the regulatory status of the modified product at any time and may require the manufacturer to cease marketing and recall the modified device until 510k clearance or PMA approval is obtained. The manufacturer may also be subject to significant regulatory fines or penalties.

Before we can submit a medical device for 510k clearance, approval, or De Novo Classification, we may have to perform a series of generally short studies over a period of months, including method comparison, reproducibility, interference and stability studies to ensure that users can perform the test successfully. Some of these studies may take place in clinical environments, but are not usually considered clinical trials. For PMA submissions, we would generally be required to conduct a longer clinical trial over a period of years that supports the clinical utility of the device and how the device will be used.

Although clinical investigations of most devices are subject to the investigational device exemption, or IDE, requirements, clinical investigations of diagnostic tests, including our products and products under development, are generally exempt from the IDE requirements. Thus, clinical investigations by intended users for intended uses of our products generally do not require the FDA’s prior approval but may require approval of an Institutional Review Board, or IRB, and written informed consent by the patient, provided the clinical evaluation testing is non-invasive, does not require an invasive sampling procedure that presents a significant risk, does not intentionally introduce energy into the subject and is not used as a diagnostic procedure without confirmation by another medically established test or procedure. In addition, our products must be labeled per FDA regulations “for research use only-RUO” or “for investigational use only-IUO,” and distribution controls must be established to assure that our products distributed for research, method comparisons or clinical evaluation studies are used only for those purposes.

Regulation after FDA Clearance or Approval

Any devices we manufacture or distribute pursuant to clearance or approval by the FDA are subject to pervasive and continuing regulation by the FDA and certain state agencies. We are required to adhere to applicable regulations setting forth detailed cGMP requirements, as set forth in the QSR, which include, among other things, testing, control and documentation requirements. Noncompliance with these standards can result in, among other things, fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspension of production, refusal of the government to grant 510k clearance or PMA approval of devices, withdrawal of marketing approvals and criminal prosecutions, fines and imprisonment. Our contract manufacturers’ facilities operate under the FDA’s cGMP requirements.

Foreign Regulatory Approval

Outside of the United States, our ability to market our product candidates will be contingent also upon our receiving marketing authorizations from the appropriate foreign regulatory authorities, whether or not FDA approval has been obtained. The foreign regulatory approval process in most industrialized countries generally encompasses risks similar to those we will encounter in the FDA approval process. The requirements governing conduct of clinical trials and marketing authorizations, and the time required to obtain requisite approvals, may vary widely from country to country and differ from those required for FDA approval.

In the European Union, we are required under the European Medical Device Directive (Council Directive 93/42/EEC) to affix the CE mark to certain of our products in order to sell the products in member countries of the European Union. The CE mark is an international symbol that represents adherence to certain essential principles of safety and effectiveness mandated in the European Medical Device Directive, which are referred to as the “essential requirements”. Once affixed, the CE mark enables a product to be sold within the European Economic Area, or EEA, which is composed of the 28 member states of the EU plus Norway, Iceland and Liechtenstein as well as other countries that accept the CE mark.

To demonstrate compliance with the essential requirements, we must undergo a conformity assessment procedure which varies according to the type of medical device and its classification. Except for low risk medical devices (Class I with no measuring function and which are not sterile) where the manufacturer can issue an EC Declaration of Conformity based on a self-assessment of the conformity of its products with the essential requirements of the Medical Devices Directive, a conformity assessment procedure requires the intervention of an organization accredited by a member state of the EEA to conduct conformity assessments, or a notified body. Depending on the relevant conformity assessment procedure, the notified body would typically audit and examine the technical file and the quality system for the manufacture, design and final inspection of our devices. The notified body issues a CE certificate of Conformity following successful completion of a conformity assessment procedure conducted in relation to the medical device and its manufacturer and their conformity with the essential requirements. This certificate entitles the manufacturer to affix the CE mark to its medical devices after having prepared and signed a related EC Declaration of Conformity.

If we modify our devices, we may need to apply for permission to affix the CE mark to the modified product. Additionally, we may need to apply for a CE mark for any new products that we may develop in the future. Certain products regulated as medical devices according to EC-Directives are subject to vigilance requirements for reporting of adverse events.

We will be subject to additional regulations in other countries in which we market, sell and import our products, including Canada. We or our distributors must receive all necessary approvals or clearance prior to marketing and/or importing our products in those markets.

The International Standards Organization, or ISO, promulgates internationally recognized standards, including those for the requirements of quality systems. To support ISO certifications, surveillance audits are conducted by a notified body yearly and recertification audits every three years that assess continued compliance with the relevant ISO standards.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in addition to the FDA, including, in the United States, the Centers for Medicare & Medicaid Services, other divisions of the Department of Health and Human Services, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments. In the United States, sales, marketing and scientific/educational programs must also comply with state and federal fraud and abuse laws. Pricing and rebate programs must comply with the Medicaid rebate requirements of the U.S. Omnibus Budget Reconciliation Act of 1990 and more recent requirements in the Health Care Reform Law, as amended by the Health Care and Education Affordability Reconciliation Act, or ACA. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. The handling of any controlled substances must comply with the U.S. Controlled Substances Act and Controlled Substances Import and Export Act. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities are also potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines, imprisonment or other penalties, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. In addition, even if a firm complies with FDA and other requirements, new information regarding the safety or effectiveness of a product could lead the FDA to modify or withdraw product approval. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

United States Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and other specific aspects of the FDA approval of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The U.S. Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, if any of our NDA’s are approved, we intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond the current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain marketing applications. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity, or NCE. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. Recently, the FDA stated that it may change its interpretation of 5-year NCE exclusivity determinations to apply to each drug substance in a fixed-combination drug product, not for the drug product as a whole. If this change is implemented, for example, a fixed-combination drug product that contains a drug substance with a single, new active moiety would be eligible for 5 year NCE exclusivity, even if the fixed-combination also contains a drug substance with a previously approved active moiety. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a Section 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication, where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the pre-clinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Orphan drug exclusivity, as described above, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Reimbursement

Natesto is covered by many commercial insurance providers and pharmacy benefit management companies and is largely dependent upon reimbursement for continued use in the U.S. market. Natesto is also covered under a Rebate Agreement between us and Centers for Medicare and Medicaid Services. This, in turn, enables states to offer public payer coverage of Natesto through their separate Medicare and public assistance programs. Additionally, privately managed Medicare Part D plans may choose to cover Natesto prescriptions through their plans’ pharmacy benefits. ProstaScint is dependent upon reimbursement for continued use in the U.S. market, and ProstaScint does have a reimbursement code as assigned by the American Medical Association. ProstaScint is currently reimbursed by Medicare, Medicaid, and various private health plans. However, reimbursement is not universally available throughout the United States for ProstaScint. We do not anticipate that the sales of the MiOXSYS System, if approved for sale in the U.S., will be heavily dependent upon reimbursement by third-party payors. Traditionally, sales of pharmaceuticals, diagnostics, ad devices that are not “lifestyle” indications depend, in part, on the extent to which products will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical products and services. The sexual wellness market is typically known as a cash payor market, and because Fiera is not classified as a pharmaceutical or a medical device by the FDA, there will be no reimbursement paid by third parties on the product.

Lack of third-party reimbursement for our product candidate or a decision by a third-party payor to not cover our product candidates could reduce physician usage of the product candidate and have a material adverse effect on our sales, results of operations and financial condition.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

DEA Regulation

Natesto, already approved by the FDA, is a “controlled substance” as defined in the Controlled Substances Act of 1970, or CSA, because it contains testosterone. As a result, the U.S. Drug Enforcement Agencies, or DEA, regulate Natesto and have listed it as a Schedule III substance.

Annual registration is required for any facility that manufactures, distributes, dispenses, imports or exports any controlled substance. The registration is specific to the particular location, activity and controlled substance schedule. For example, separate registrations are needed for import and manufacturing, and each registration will specify which schedules of controlled substances are authorized. Similarly, separate registrations are also required for separate facilities.

The DEA typically inspects a facility to review its security measures prior to issuing a registration and on a periodic basis. Reports must also be made for thefts or losses of any controlled substance, and to obtain authorization to destroy any controlled substance. In addition, special permits and notification requirements apply to imports and exports of narcotic drugs.

The DEA establishes annually an aggregate quota for how much of a controlled substance may be produced in total in the United States based on the DEA’s estimate of the quantity needed to meet legitimate scientific and medicinal needs. The DEA may adjust aggregate production quotas and individual production and procurement quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Our or our manufacturers’ quotas of an active ingredient may not be sufficient to meet commercial demand or complete clinical trials. Any delay, limitation or refusal by the DEA in establishing our or our manufacturers’ quota for controlled substances could delay or stop our clinical trials or product launches, which could have a material adverse effect on our business, financial position and results of operations.

To enforce these requirements, the DEA conducts periodic inspections of registered establishments that handle controlled substances. Failure to maintain compliance with applicable requirements, particularly as manifested in loss or diversion, can result in administrative, civil or criminal enforcement action that could have a material adverse effect on our business, results of operations and financial condition. The DEA may seek civil penalties, refuse to renew necessary registrations, or initiate administrative proceedings to revoke those registrations. In some circumstances, violations could result in criminal proceedings.

Individual states also independently regulate controlled substances. We and our manufacturers will be subject to state regulation on distribution of these products, including, for example, state requirements for licensures or registration.

Consumer Product Regulation Applicable to Fiera

Our consumer-directed sexual wellness product, Fiera, is subject to Federal and State prohibitions on false advertising and other consumer protection laws. The FTC has the authority to regulate traditional and digital advertising for most types of consumer products, including our Fiera product. FTC broadly interprets Section 5 of the Federal Trade Commission Act prohibiting un fair or deceptive acts or practices in commerce and oversees express and implied claims in advertising as well as certain promotional activities such as the use of social media influencers by advertising companies.

The FTC revised its Guides Concerning the Use of Endorsements and Testimonials in Advertising, or Guides, which became effective on December 1, 2009. Although the Guides are not binding, they explain how the FTC interprets Section 5 of the FTC Act’s prohibition on unfair or deceptive acts or practices when advertisers use experts or laypersons to endorse their products. Consequently, the FTC can bring a Section 5 enforcement action based on practices that are inconsistent with the Guides. Under the revised Guides, advertisements that feature a consumer and convey his or her atypical experience with a product or service are required to clearly disclose the results that consumers can generally expect. The revised Guides also add new examples to illustrate the long-standing principle that “material connections.” The FTC also recently issued a Native Advertising Guide for Businesses that explains the Commission’s perspectives on deceptively formatted advertisements.

Our marketing, advertising, and promotional activities for the consumer product Fiera must continually adhere to the FTC Act’s requirement for truthful, non-misleading and adequately substantiated claims. If Fiera advertising does not comply with FTC and similar State requirements, we could become subject to an investigation by FTC or a consent decree, which could have a material adverse impact on our business and reputation.

Intellectual Property

Aytu has an exclusive license from Acerus Pharmaceuticals Corporation for the United States to intellectual property related to a nasal gel drug product containing testosterone to treat hypogonadism in males, including the FDA approved product Natesto®, as well as an authorized generic version and OTC versions thereof. The license includes sublicense rights to intellectual property owned by Mattern Pharmaceuticals and exclusively licensed to Acerus by Mattern Pharmaceuticals. The sublicensed intellectual property includes four Orange Book listed patents directed at nasal gel formulations containing testosterone or methods of testosterone replacement therapy by nasal administration of the same. It further includes three patents that are not listed in the Orange Book directed at a testosterone formulation, a method of making a testosterone formulation and a method for reducing physical or chemical interactions between a nasal testosterone formulation and a plastic container.

The Acerus license also grants rights to intellectual property owned by Acerus. Intellectual Property includes at least two pending applications directed to methods for treating testosterone deficiency in men.

We have an extensive range of intellectual property for MiOXSYS, RedoxSYS, Fiera and ProstaScint. We have patent protection in the United States and several other large markets worldwide. Specifically, we have numerous patents issued and pending for the RedoxSYS/MiOXSYS systems and their use in the U.S., Europe, Canada, Israel, Japan, and China.

Our patent portfolio related to RedoxSYS/MiOXSYS is focused on the United States and core foreign jurisdictions which include Europe, Canada, Israel, Japan and China. The portfolio is supported in the United States and core foreign jurisdictions and consists of 22 issued patents and 23 pending applications.

The portfolio primarily consists of seven families filed in the United States and in core foreign jurisdictions. The first family includes seven issued patents and three pending applications with claims directed to the measurement of the oxidation-reduction potential (ORP) of a patient sample to evaluate various conditions. The standard 20-year expiration for patents in this family is in 2028. The second family includes two pending United States applications, two issued United States patents and four pending applications in core foreign jurisdictions with claims directed to the measurement of the ORP capacity of a patient sample to evaluate various conditions. The standard 20-year expiration for patents in this family is in 2033. The third family includes ten issued patents and one pending application with claims directed to devices and methods for the measurement of ORP and ORP capacity. The standard 20-year expiration for patents in this family is in 2032. The fourth family includes one pending United States application, one issued United States patent, two issued patents in core foreign jurisdictions and three pending applications in core foreign jurisdictions with claims directed to multiple layer gel test strip measurement devices and methods of making for use in measuring ORP and ORP capacity. The standard 20-year expiration for patents in this family is in 2033. The fifth family includes one pending United States application with claims directed to methods for monitoring food production and quality. The standard 20-year expiration for patents in this family is in 2035. The sixth family includes one pending United States application and six pending applications in core foreign jurisdictions with claims directed to methods for determining fertility characteristics from the ORP of a biological sample. The standard 20-year expiration for patents in this family is in 2035. The seventh family includes one pending United States application with claims directed to methods for evaluating stroke patients from the ORP characteristics of a biological sample. The standard 20-year expiration for patents in this family is in 2036.

The Fiera portfolio includes multiple utility patent families in the United States and foreign jurisdictions with claims to the Fiera device. The United States portfolio includes two issued patents and eight pending applications; the foreign portfolio includes seven issued patents and seven pending applications. In addition, Fiera is protected by a substantial design patent portfolio with four issued United States design patents and three pending United States design applications. As well, the design portfolio includes forty-one issued foreign design patents.

ProstaScint is protected by significant trade secrets and manufacturing know-how related to the production of the product and linkage of the base monoclonal antibody and imaging component. The antibody in the ProstaScint product is produced by a proprietary cell line.

We also maintain trade secrets and proprietary know-how that we seek to protect through confidentiality and nondisclosure agreements. These agreements may not provide meaningful protection or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information. If we do not adequately protect our trade secrets and proprietary know-how, our competitive position and business prospects could be materially harmed.

We expect to seek United States and foreign patent protection for drug and diagnostic products we discover, as well as therapeutic and diagnostic products and processes. We expect also to seek patent protection or rely upon trade secret rights to protect certain other technologies which may be used to discover and characterize drugs and diagnostic products and processes, and which may be used to develop novel therapeutic and diagnostic products and processes.

The patent positions of companies such as ours involve complex legal and factual questions and, therefore, their enforceability cannot be predicted with any certainty. Our issued and licensed patents, and those that may be issued to us in the future, may be challenged, invalidated or circumvented, and the rights granted under the patents or licenses may not provide us with meaningful protection or competitive advantages. Our competitors may independently develop similar technologies or duplicate any technology developed by us, which could offset any advantages we might otherwise realize from our intellectual property. Furthermore, even if our product candidates receive regulatory approval, the time required for development, testing, and regulatory review could mean that protection afforded us by our patents may only remain in effect for a short period after commercialization. The expiration of patents or license rights we hold could adversely affect our ability to successfully commercialize our pharmaceutical drugs or diagnostics, thus harming our operating results and financial position.

We will be able to protect our proprietary intellectual property rights from unauthorized use by third parties primarily to the extent that such rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. If we must litigate to protect our intellectual property from infringement, we may incur substantial costs and our officers may be forced to devote significant time to litigation-related matters. The laws of certain foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Our pending patent applications, or those we may file or license from third parties in the future, may not result in patents being issued. Until a patent is issued, the claims covered by an application for patent may be narrowed or removed entirely, thus depriving us of adequate protection. As a result, we may face unanticipated competition, or conclude that without patent rights the risk of bringing product candidates to market exceeds the returns we are likely to obtain. We are generally aware of the scientific research being conducted in the areas in which we focus our research and development efforts, but patent applications filed by others are maintained in secrecy for at least 18 months and, in some cases in the United States, until the patent is issued. The publication of discoveries in scientific literature often occurs substantially later than the date on which the underlying discoveries were made. As a result, it is possible that patent applications for products similar to our drug or diagnostic products and product candidates may have already been filed by others without our knowledge.

The biotechnology and pharmaceutical industries are characterized by extensive litigation regarding patents and other intellectual property rights, and it is possible that our development of products and product candidates could be challenged by other pharmaceutical or biotechnology companies. If we become involved in litigation concerning the enforceability, scope and validity of the proprietary rights of others, we may incur significant litigation or licensing expenses, be prevented from further developing or commercializing a product or product candidate, be required to seek licenses that may not be available from third parties on commercially acceptable terms, if at all, or subject us to compensatory or punitive damage awards. Any of these consequences could materially harm our business.

Competition

The healthcare industry is highly competitive and subject to significant and rapid technological change as researchers learn more about diseases and develop new technologies and treatments. Significant competitive factors in our industry include product efficacy and safety; quality and breadth of an organization’s technology; skill of an organization’s employees and its ability to recruit and retain key employees; timing and scope of regulatory approvals; government reimbursement rates for, and the average selling price of, products; the availability of raw materials and qualified manufacturing capacity; manufacturing costs; intellectual property and patent rights and their protection; and sales and marketing capabilities. Market acceptance of our current products and product candidates will depend on a number of factors, including: (i) potential advantages over existing or alternative therapies or tests, (ii) the actual or perceived safety of similar classes of products, (iii) the effectiveness of sales, marketing, and distribution capabilities, and (iv) the scope of any approval provided by the FDA or foreign regulatory authorities.

We are a very small life sciences company compared to other companies that we are competing against. Our current and potential competitors include large pharmaceutical, biotechnology, diagnostic, and medical device companies, as well as specialty pharmaceutical and generic drug companies. Many of our current and potential competitors have substantially greater financial, technical and human resources than we do and significantly more experience in the marketing, commercialization, discovery, development and regulatory approvals of products, which could place us at a significant competitive disadvantage or deny us marketing exclusivity rights. Specifically, our competitors will most likely have larger sales teams and have more capital resources to support their products then we do.

Accordingly, our competitors may be more successful than we may be in achieving widespread market acceptance and obtaining FDA approval for product candidates. We anticipate that we will face intense and increasing competition as new products enter the market, as advanced technologies become available and as generic forms of currently branded products become available. Finally, the development of new treatment methods for the diseases we are targeting could render our products non-competitive or obsolete.

We cannot assure you that any of our products that we acquire or successfully develop will be clinically superior or scientifically preferable to products developed or introduced by our competitors.

Our current approved products compete in highly competitive fields whereby there are numerous options available to clinicians including generics. These generic treatment options are frequently less expensive and more widely available.

Natesto

Natesto competes in a growing market. The U.S. TRT market is large, with annual revenues in the U.S. in 2017 of approximately $1.8 billion. At the current market size of approximately $1.8 billion, a product with 5% market penetration could achieve sales of approximately $90 million annually, assuming comparatively similar product pricing and reimbursement levels as seen with other TRTs.

The U.S. prescription testosterone market is comprised primarily of topically applied treatments in the form of gels, solutions, and patches. Testopel® and Aveed®, injectable products typically implanted directly under the skin by a physician, are also FDA-approved. AndroGel is the market-leading TRT and is marketed by AbbVie.

ProstaScint

Currently, there are several FDA approved imaging techniques for cancer in general, however there is only one SPECT-specific agent targeting prostate cancer — ProstaScint. The other imaging methods are F18-fluorodeoxyglucose (F18-FDG), C11-Acetate, and C11-Choline. The primary advantage of these methods is that they all use PET imaging, a technique with better resolution than SPECT. The use of PET is also a disadvantage, however, since it uses radiolabels with short half-lives necessitating the need for a local or on-site cyclotron to generate the labels. The half-life of fluorine-18 (F18) and of carbon-11 (C11) are approximately 110 and 20 minutes, respectively. The radiolabel used by ProstaScint is Indium-11, with a half-life of about 2 – 3 days. This longer time period allows the radiolabel to be made remotely and shipped to the imaging facility; however, it does use SPECT as the imaging modality.

As indicated, ProstaScint is the only radio-imaging marker that is specific for prostate specific membrane antigen (PMSA). ProstaScint is based on radiolabeling the antibody against PSMA, a protein express by prostate cells. This specificity for prostate cells is what allows ProstaScint to detect the metastases of prostate cancer regardless of location. The mechanism of labeling for F18-FDG, C11-Acetate, and C11-Choline is the intracellular accumulation of these markers in cancer cells, due to the fact that cancer cells typically have a higher cellular metabolism than non-cancerous cells. Thus, these markers can accumulate in any type of cancer cell with a high metabolism. Unfortunately for these technologies, prostate cancer cells tend to have a lower cellular metabolism resulting in higher false positives attributed to hyperplasia and prostatitis.

In a meta-analysis of 21 studies evaluating accuracy, sensitivity, specificity, positive/negative predictive values, ProstaScint using combined SPECT/CT imaging was comparable to PET/CT imaging based on F18-FDG and C11-Choline.

MiOXSYS/RedoxSYS

With respect to MiOXSYS competitive offerings, there are other oxidative stress diagnostic tests available throughout the world, although none are approved in the United States for clinical use. Diagnostic systems that are marketed for clinical use outside the United States include the FRAS 4 system (H&D srl), FREE Carpe Diem (Diacron International), and the FORM and FORMPlus systems (Callegari srl). These systems are used in both research and clinical settings but do not generate significant sales in the clinical setting. If approved in the United States for clinical use, these systems could present competition to the MiOXSYS System. However, their testing parameters differ significantly from MiOXSYS and would need to demonstrate clinical superiority to MiOXSYS in order to substantially detract from MiOXSYS prescribing and sales. Additionally, to our knowledge these systems have not demonstrated clinical feasibility in human semen or seminal plasma.

Research and Development

Our strategy is to minimize our research and development activities. When we do conduct research and development, we intend to utilize consultants with domain experience for research, development and regulatory guidance.

Our MiOXSYS System has been developed in conjunction with numerous medical device and diagnostic development consultants. Further, we have relationships with regulatory consultants who are actively assisting in the development of our regulatory strategy with the FDA. To complement our internal clinical research efforts with the MiOXSYS System, we have engaged with numerous universities around the world to identify and develop research and clinical applications for the MiOXSYS System. Through these engagements we have access to data and analyses that enable us to develop new uses for the MiOXSYS and RedoxSYS systems. Additionally, we have formal research agreements in place with two prominent U.S.-based universities and one prominent European university for which we are paying a research fee.

Manufacturing

Our business strategy is to use cGMP compliant contract manufacturers for the manufacture of clinical supplies as well as for commercial supplies if required by our commercialization plans, and to transfer manufacturing responsibility to our collaboration partners when possible.

Natesto

On April 22, 2016, we entered into a license and supply agreement with Acerus pursuant to which we will pay Acerus a supply price per unit of the greater of (i) a fixed percentage of Acerus’ cost of goods sold for Natesto, not to exceed a fixed ceiling price and (ii) a low double digit percentage of the net selling price for the first year of the agreement, that increases in each of the second and third years and remains constant after that.

ProstaScint

We have acquired a two-year supply of ProstaScint through our asset purchase agreement with Jazz Pharmaceuticals, which we project to last through fiscal 2018 and the first half of fiscal 2019.

MiOXSYS/RedoxSYS

We have completed the technical development of the RedoxSYS System by engaging contract development and manufacturing companies in the United States. We secured supply and quality agreements with manufacturers for both the RedoxSYS and MiOXSYS instruments as well as the RedoxSYS and MiOXSYS sensor strips. Both manufacturers hold long-standing ISO 13485:2003 certifications and are established medical device manufacturers. Both manufacturers have high volume manufacturing capacity such that production volumes can be easily scaled. Both manufacturers have been audited by our quality engineers and are fully compliant.

Employees

As of February 1, 2018, we had 53 full-time employees and utilized the services of a number of consultants on a temporary basis. Overall, we have not experienced any work stoppage and do not anticipate any work stoppage in the foreseeable future. None of our employees is subject to a collective bargaining agreement. Management believes that relations with our employees are good.

Properties

On August 19, 2015, Aytu entered into a 37-month non-cancellable operating lease for new office space effective September 1, 2015. The new lease has initial base rent of $8,500 per month beginning in October 2015, with the total base rent over the term of the lease of approximately $318,000 which includes rent abatements. In October 2017, the Company signed an amendment to the 37-month operating lease in Englewood, Colorado. The amendment extended the lease for an additional 24 months beginning October 1, 2018. The base rent will remain at $9,000 a month. We have also leased a 1,333 square foot office in Raleigh, North Carolina for which the lease runs until July 31, 2018. We believe our current office space is sufficient to meet our current needs.

We recognize rental expense of the facility on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent.

Legal Proceedings

We are currently not party to any material legal or administrative proceedings and are not aware of any material pending or threatened legal or administrative proceedings in which we will become involved.

Available Information

Our principal executive offices are located at 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112 USA, and our phone number is (720) 437-6580.

We maintain a website on the internet at http://aytubio.com. We make available free of charge through our website, by way of a hyperlink to a third-party site that includes filings we make with the SEC website (www.sec.gov), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 15(d) of the Exchange Act. The information on our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any other filings we make with the SEC. In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C., 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Code of Ethics

We have adopted a written code of ethics that applies to our officers, directors and employees, including our principal executive officer and principal accounting officer. We intend to disclose any amendments to, or waivers from, our code of ethics that are required to be publicly disclosed pursuant to rules of the SEC by filing such amendment or waiver with the SEC. This code of ethics and business conduct can be found in the corporate governance section of our website, http://www.aytubio.com.

MANAGEMENT

The following table sets forth the names and ages of all of our directors and executive officers. Our Board of Directors is currently comprised of five members, who are elected annually to serve for one year or until their successor is duly elected and qualified, or until their earlier resignation or removal. Executive officers serve at the discretion of the Board of Directors and are appointed by the Board of Directors.

Name	Age	Position
Joshua R. Disbrow	42	Chairman and Chief Executive Officer
Jarrett T. Disbrow	42	Chief Operating Officer
David A. Green	55	Chief Financial Officer, Secretary, and Treasurer
Michael Macaluso	66	Director
Carl C. Dockery	55	Director
John A. Donofrio, Jr.	50	Director
Gary V. Cantrell	62	Director

The following is a biographical summary of the experience of our executive officers and directors during the past five years, and an indication of directorships held by the director in other companies subject to the reporting requirements under the federal securities law.

Joshua R. Disbrow – Chairman and Chief Executive Officer

Joshua R. Disbrow has been employed by us since April 16, 2015. Prior to the closing of the Merger, Mr. Disbrow was the Chief Executive Officer of Luoxis since January 2013. Mr. Disbrow was also the Chief Operating Officer of Ampio since December 2012. Prior to joining Ampio, he served as the Vice President of Commercial Operations at Arbor Pharmaceuticals, a specialty pharmaceutical company, from May 2007 through October 2012. He joined Arbor as that company’s second full-time employee. Mr. Disbrow led the company’s commercial efforts from inception to the company’s acquisition in 2010 and growth to over $127 million in net sales in 2011. By the time Mr. Disbrow departed Arbor in late 2012, he had led the growth of the commercial organization to comprise over 150 people in sales, marketing sales training, managed care, national accounts, and other commercial functions. Mr. Disbrow has spent over 17 years in the pharmaceutical, diagnostic and medical device industries and has held positions of increasing responsibility in sales, marketing, sales management, commercial operations and commercial strategy. Prior to joining Arbor, Mr. Disbrow served as Regional Sales Manager with Cyberonics, Inc., a medical device company focused on neuromodulation therapies from June 2005 through April 2007. Prior to joining Cyberonics he was the Director of Marketing at LipoScience, an in vitro diagnostics company. Mr. Disbrow holds an MBA from Wake Forest University and BS in Management from North Carolina State University. Mr. Disbrow’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion that he should serve as a director of our Company in light of our business and structure.

Jarrett T. Disbrow – Chief Operating Officer

Jarrett Disbrow has been employed by us since April 16, 2015. Prior to the closing of the Merger, Mr. Disbrow was the Chief Executive Officer of Vyrix from November 2013. Mr. Disbrow joined Vyrix from Eurus Pharma LLC, or Eurus Pharma, where he held the position of general manager from 2011 to 2013. Prior to joining Eurus Pharma, Mr. Disbrow was the founder, president and chief executive officer of Arbor Pharmaceuticals, Inc., or Arbor Pharmaceuticals from 2006 to 2010. Following Arbor Pharmaceuticals’ acquisition in 2010, Mr. Disbrow remained with the company as vice president of commercial development. Prior to founding Arbor Pharmaceuticals in 2006, he was head of marketing for Accentia Biopharmaceuticals, Inc. from 2002 to 2006. Mr. Disbrow began his career with GlaxoWellcome, Inc. (now GlaxoSmithKline plc) from 1997 to 2001, where he held positions of increasing responsibility in sales and later marketing. Mr. Disbrow received a BS in business management from North Carolina State University in Raleigh, NC. Mr. Disbrow served on our Board of Directors from April 2015 to July 2016.

David A. Green – Chief Financial Officer, Secretary and Treasurer

Mr. Green has served as our Chief Financial Officer, Secretary and Treasurer since December 18, 2017. Prior to joining the Company, Mr. Green served as Chief Accounting Officer from May 2016 until February 2017 at Intarcia Therapeutics, Inc., a biopharmaceutical company currently engaged in late stage clinical development. Mr. Green is a Consultant at DAG Advisors, a position he has held since October 2014. From February 2012 until October 2014, he was Chief Financial Officer of Catheter Connections, a commercial-stage medical device company that was acquired by Merit Medical. Preceding Catheter Connections, Mr. Green was CFO at Specialized Health Products International, a publicly traded medical device company that was acquired by C.R. Bard. Prior to his time serving in senior financial leadership roles at commercial-stage specialty life sciences companies, Mr. Green was a Managing Director at Duff & Phelps, a global investment banking and corporate finance advisory firm for nearly a decade. Mr. Green was also a founding member of Ernst & Young's Palo Alto Center for Strategic Transactions, where he advised the firm's clients on using strategic transactions to accelerate growth. Mr. Green earned a Bachelor of Science from the State University of New York, a Master of Business Administration from the University of Rochester, and is a Certified Public Accountant.

Michael Macaluso – Director

Michael Macaluso has been a member of our Board of Directors since April 2015. Mr. Macaluso is also the Chairman and Chief Executive Officer of Ampio. Mr. Macaluso has been a member of Ampio Pharmaceuticals’ Board of Directors since March 2010 and Ampio’s Chief Executive Officer since January 2012. Mr. Macaluso served in the roles of president and Chief Executive Officer of Isolagen, Inc. (AMEX: ILE) from June 2001 until September 2004. Mr. Macaluso also served on the board of directors of Isolagen from June 2001 until April 2005. From October 1998 until June 2001, Mr. Macaluso was the owner of Page International Communications, a manufacturing business. Mr. Macaluso was a founder and principal of International Printing and Publishing, a position Mr. Macaluso held from 1989 until 1997, when he sold that business to a private equity firm. Mr. Macaluso’s experience in executive management and marketing within the pharmaceutical industry, monetizing company opportunities, and corporate finance led to the conclusion that he should serve as a director of our company in light of our business and structure.

Carl C. Dockery – Director

Carl Dockery joined our Board in April 2016. Mr. Dockery is a financial executive with 30 years of experience as an executive in the insurance and reinsurance industry and more recently in 2006 as the founder and president of a registered investment advisory firm, Alpha Advisors, LLC. Mr. Dockery’s career as an insurance executive began in 1988 as an officer and director of two related and closely held insurance companies, including serving as secretary of Crossroads Insurance Co. Ltd. of Bermuda and as vice president of Gulf Insurance Co. Ltd. of Grand Cayman. Familiar with the London reinsurance market, in the 1990s, Mr. Dockery worked at Lloyd’s and the London Underwriting Centre brokering various types of reinsurance placements. Mr. Dockery serves as a director of CytoDyn Inc. (OTCQB: “CYDY”), a biotechnology company. Mr. Dockery graduated from Southeastern University with a Bachelor of Arts in Humanities. Mr. Dockery’s financial expertise and experience, as well as his experience as a director of a publicly traded biopharmaceutical company, led to the conclusion that he should serve as a director of our company in light of our business and structure.

John A. Donofrio, Jr. – Director

John Donofrio joined our Board in July 2016. He is a Senior Finance Executive with 24 years of experience in the pharmaceutical industry across a broad range of areas, including consolidated financial reporting, international accounting and internal controls, financial systems development and implementation, cost accounting, inventory management, supply chain, transfer pricing, budget and forecast planning, integration of mergers and acquisitions and business development. He has served as the Chief Financial Officer and Head of North American Business Development for Merz North America, or Merz, since August 2013. Merz is a specialty healthcare company that develops and commercializes innovative treatment solutions in aesthetics, dermatology and neurosciences in the U.S. and Canada. At Merz, Mr. Donofrio is accountable for financial performance, cost management, business development and strategic business planning and analysis for the finance organization in North America. Prior to joining Merz, Mr. Donofrio served as Vice President, Stiefel Global Finance, U.S. Specialty Business and Puerto Rico for Stiefel, a GlaxoSmithKline plc company from July 2009 to July 2013. In that role, Mr. Donofrio was responsible for the financial strategy, management reporting, and overall control framework for the Global Dermatology Business Unit. He was also the Senior Finance Partner accountable for the U.S. Specialty Business Units of GlaxoSmithKline plc. Mr. Donofrio served as a director of Vyrix Pharmaceuticals from February 2014 to April 2015. Mr. Donofrio holds a degree in Accounting from North Carolina State University. Mr. Donofrio’s financial expertise and experience in the pharmaceutical industry, led to the conclusion that he should serve as a director of our company in light of our business and structure.

Gary V. Cantrell – Director

Gary Cantrell joined our Board in July 2016. He has 30 years of experience in the life sciences industry ranging from clinical experience as a respiratory therapist to his current business development consulting roles with several pharmaceutical companies. Mr. Cantrell served as CEO of Yasoo Health Inc., a global specialty nutritional company from 2007 through June 2016, highlighted by the sale of its majority asset AquADEKs to Actavis in March 2016. Previously, he was President of The Catevo Group, a U.S.-based healthcare consulting firm. Prior to that, he was Executive Vice President, Sales and Marketing for TEAMM Pharmaceuticals, an Accentia Biopharmaceuticals company, where he led all commercial activities for a public specialty pharmaceutical business. His previous 22 years were at GlaxoSmithKline plc where he held progressively senior management positions in sales, marketing and business development. Mr. Cantrell is a graduate of Wichita State University and serves as an advisor to several emerging life science companies. He served as a director for Yasoo Health Inc., Yasoo Health Limited and Flexible Stenting Solutions, Inc., a leading developer of next generation peripheral arterial, venous, neurovascular and biliary stents, which was sold to Cordis, while a Division of Johnson & Johnson in March 2013. Mr. Cantrell served as a director of Vyrix Pharmaceuticals from February 2014 to April 2015. Mr. Cantrell’s experience in consulting and executive management within the pharmaceutical industry led to the conclusion that he should serve as a director of our company in light of our business and structure.

Family Relationships

Jarrett T. Disbrow, our Chief Operating Officer, is the brother of Joshua R. Disbrow, our Chief Executive Officer and a director. There are no other family relationships among or between any of our current or former executive officers and directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any legal proceeding in the past 10 years that would require disclosure under Item 401(f) of Regulation S-K promulgated under the Securities Act.

Code of Ethics

We have adopted a code of ethics that is available on our website at www.aytubio.com.

Board Committees

Our Board has established an Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee consists of Mr. Donofrio (Chair), Mr. Cantrell and Mr. Dockery. Our Compensation Committee consists of Mr. Cantrell (Chair), Mr. Dockery and Mr. Donofrio. Our Nominating and Governance Committee consists of Mr. Dockery (Chair), Mr. Cantrell and Mr. Donofrio.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for these committees, which have been adopted by our Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on our website at http://www.aytubio.com under the “Investor Relations—Corporate Governance” tab.

Our Board has determined Mr. Donofrio qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Executive Compensation

In accordance with Item 402 of Regulation S-K promulgated by the SEC, we are required to disclose certain information regarding the makeup of and compensation for our company’s directors and named executive officers.

In establishing executive compensation, our Board is guided by the following goals:

●	compensation should consist of a combination of cash and equity awards that are designed to fairly pay the executive officers and directors for work required for a company of our size and scope;

●	compensation should align the executive officers’ and directors’ interests with the long-term interests of stockholders; and

●	compensation should assist with attracting and retaining qualified executive officers and directors.

Compensation of Directors

Our current compensation package for non-employee directors, effective July 1, 2017, consists of: an annual cash retainer of $40,000 for the board chair, $25,000 for each other director, $10,000 for each committee chair and $5,000 for each other committee member; a grant of 65,000 restricted shares of stock upon appointment to the board; and an annual stock option grant of 15,000 shares thereafter.

The following table provides information regarding all compensation paid to non-employee directors of Aytu during the fiscal year ended June 30, 2017.

Name	Fees Earned or Paid in Cash	Stock Option Awards (1)	All Other Compensation (2)	Total

Gary V. Cantrell (3)	$45,000	$46,860	$209,950	$301,810
Carl C. Dockery (3)	$45,000	$20,840	$209,950	$275,790
John A. Donofrio Jr. (3)	$45,000	$46,860	$209,950	$301,810
Michael E. Macaluso (3)	$25,000	$70,331	$209,950	$305,281

(1)	This column reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASC, Topic 718

(2)	This column reflects the aggregate grant date fair value of restricted stock.

(3)	As of June 30, 2017, the number of shares underlying options and restricted shares held by each non-employee director was as follows: 750 options and 3,250 restricted shares for Mr. Cantrell; 334 options and 3,250 restricted shares for Mr. Dockery; 750 options and 3,250 restricted shares for Mr. Donofrio; 1,125 options and 3,250 restricted shares for Mr. Macaluso. Gary V. Cantrell and John A. Donofrio Jr. were each appointed a director in July 2016 and therefore received no compensation or equity awards from Aytu in the fiscal year ended June 30, 2016.

Executive Officer Compensation

The following table sets forth all cash compensation earned, as well as certain other compensation paid or accrued for the years ended June 30, 2017 and 2016 to each of the following named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Award ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

Named Executive Officers

Joshua R. Disbrow
Chief Executive Officer	2017	250,000	-	614,000	189,000	-	-	-		1,053,000
since December 2012	2016	250,000	313,000	-	559,000	-	-	-		1,122,000

Jarrett T. Disbrow
Chief Operating Officer, Secretary	2017	250,000	-	533,000	189,000	-	-	-		972,000
and Treasurer	2016	250,000	288,000	-	559,000	-	-	-		1,097,000

Gregory A. Gould (2)
Chief Financial Officer	2017	10,000	-	533,000	79,000	-	-	-		622,000
since June 2014	2016	-	250,000	-	-	-	-	-		250,000

Jonathan H. McGrael (3)
VP of Commercial Operations	2017	144,000	75,000	452,000	91,000	-	-	61,000	(4)	823,000
	2016	140,000	238,000	-	186,000	-	-	13,000	(4)	577,000

(1)	Option awards are reported at fair value at the date of grant. See “Notes to the Financial Statements — Note 11 — Equity Instruments.”
(2)	Mr. Gould was appointed to Chief Financial Officer, Secretary and Treasurer full time effective June 16, 2017. Mr. Gould resigned as Chief Financial Officer, Secretary and Treasurer effective November 15, 2017.
(3)	Mr. McGrael was hired in September 2015 and he resigned in March, 2017.
(4)	Represents reimbursed relocation expenses and severance.

Our executive officers are reimbursed by us for any out-of-pocket expenses incurred in connection with activities conducted on our behalf. Executives are reimbursed for business expenses directly related to Aytu business activities, such as travel, primarily for business development as we grow and expand our product lines. On average, each executive incurs between $1,000 to $3,000 of out-of-pocket business expenses each month. The executive management team meets weekly and determines which activities they will work on based upon what we determine will be the most beneficial to our company and our shareholders. No interest is paid on amounts reimbursed to the executives.

Grants of Plan-Based Awards

The following table sets forth certain information regarding grants of plan-based awards to the Named Executive Officers during the year ended June 30, 2017:

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(1)

Named Executive Officers
Joshua R Disbrow	7/7/2016	3,000	$16.40	$188,895
Jarrett T Disbrow	7/7/2016	3,000	$16.40	$188,895
Gregory A Gould	7/7/2016	1,250	$16.40	$78,706

(1)	The amounts reported in this column represent the aggregate grant date fair value computed in accordance with FASB ASC 718, excluding the effect of any estimated forfeitures and may not correspond to the actual value that will be realized by the named executive officer.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table contains certain information concerning unexercised options for the Named Executive Officers as of June 30, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Named Executive Officers

Joshua R. Disbrow	834	1,666	-	$16.40	11/11/2025	9,500	112,100	-	-
Joshua R. Disbrow	1,000	2,000	-	$16.40	7/7/2026	-	-	-	-
Jarrett T. Disbrow	834	1,666	-	$16.40	11/11/2025	8,250	97,350	-	-
Jarrett T. Disbrow	1,000	2,000	-	$16.40	7/7/2026	-	-	-	-
Gregory A. Gould	1,042	-	-	$16.40	11/11/2025	825	97,350	-	-
Gregory A. Gould	417	833	-	$16.40	7/7/2026	-	-	-	-
Jonathan H. McGrael	834	-	-	$16.40	11/11/2025	-	-	-	-
Jonathan H. McGrael	1,167	-	-	$16.40	7/7/2026	-	-	-	-

(1)	Based on $11.80 per share which was the closing price of our common stock on OTCQX on June 30, 2017, the last trading day of that fiscal year.

Employment Agreements

We entered into an employment agreement with Joshua Disbrow in connection with his employment as our Chief Executive Officer. The agreement is for a term of 24 months beginning on April 16, 2015, subject to termination by us with or without Cause or as a result of officer’s disability, or by the officer with or without Good Reason (as discussed below). Mr. Disbrow is entitled to receive $250,000 in annual salary, plus a discretionary performance bonus with a target of 125% of his base salary. Mr. Disbrow is also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans. On April 16, 2017, we extended this agreement for another 24 months.

We entered into an employment agreement with Jarrett Disbrow, our Chief Operating Officer, in connection with his employment with us. The agreement is for a term of 24 months beginning on April 16, 2015, subject to termination by us with or without Cause or as a result of the officer’s disability, or by the officer with or without Good Reason (as discussed below). Mr. Disbrow is entitled to receive $250,000 in annual salary, plus a discretionary performance bonus with a target of 125% of his base salary. Mr. Disbrow is also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans. On April 16, 2017, we extended this agreement for another 24 months.

On June 15, 2017, we entered into an employment agreement with Gregory A. Gould, effective June 16, 2017, to serve as our Chief Financial Officer. Mr. Gould had been serving as our Chief Financial Officer on a part-time basis since April 2015.

The agreement was identical to the two-year employment agreement entered into effective April 16, 2017, with Jarrett Disbrow, our Chief Operating Officer, except for the position that Mr. Gould was to occupy. The agreement was for a term of 24 months beginning on June 16, 2017, subject to termination by us with or without Cause (as defined below) or as a result of Mr. Gould’s disability, or by Mr. Gould with or without Good Reason (as defined below). Mr. Gould was entitled to receive $250,000 in annual salary, plus a discretionary performance bonus with a target of 125% of his base salary, based on his individual achievements and company performance objectives established by the board or the compensation committee in consultation with Mr. Gould. Mr. Gould was also eligible to participate in the benefit plans maintained by us from time to time, subject to the terms and conditions of such plans. Mr. Gould resigned effective November 15, 2017.

On December 18, 2017, we entered into an employment agreement with David Green. Pursuant to the employment agreement, Mr. Green will receive a base salary at an annual rate of $250,000 and is eligible for a discretionary annual bonus of up to 50% of his base salary as determined by the Compensation Committee of the Board. As further consideration for Mr. Green’s services, the Company agreed to grant to Mr. Green, on or promptly after January 1, 2018, 75,000 restricted shares of the Company’s common stock pursuant to the Company’s 2015 Stock Option and Incentive Plan.

Mr. Green’s employment agreement may be terminated by the Company with or without Cause, as defined in the employment agreement, or as a result of Mr. Green’s Disability, as defined in the employment agreement or by Mr. Green with our without Good Reason, as defined in the employment agreement. Pursuant to the employment agreement, if the Company ends the term for Cause, as defined in the employment agreement, if Mr. Green resigns for reasons other than Good Reason, as defined in the employment agreement, or if Mr. Green dies while employed by the Company, he will be entitled to his Accrued Compensation, as defined in the employment agreement. In the event the Company terminates Mr. Green’s employment without Cause, as defined in the employment agreement, or because of Disability, as defined in the employment agreement or Mr. Green terminates employment with Good Reason, as defined in the employment agreement, he will be entitled to his Accrued Compensation, as defined in the employment agreement and a lump sum equal to 100% of this base salary as well as continued participation in our health and welfare plans for up to twelve months. In addition, Mr. Green’s Restricted Shares will vest in accordance with the terms of the restricted stock agreement.

Mr. Green’s employment agreement further provides that, upon the occurrence of a Change of Control, as defined therein, all stock options, restricted stock and other stock-based grants issued to Mr. Green will immediately and irrevocably vest and become exercisable upon the occurrence of a Change of Control.

Payments Provided Upon Termination for Good Reason or Without Cause

Pursuant to the employment agreements, in the event employment is terminated without Cause by us or the officer terminates his employment with Good Reason, we will be obligated to pay him any accrued compensation and a lump sum payment equal to two times his base salary in effect at the date of termination, as well as continued participation in the health and welfare plans for up to two years. All vested stock options shall remain exercisable from the date of termination until the expiration date of the applicable award. So long as a Change in Control is not in effect, then all options which are unvested at the date of termination Without Cause or for Good Reason shall be accelerated as of the date of termination such that the number of option shares equal to 1/24th the number of option shares multiplied by the number of full months of such officer’s employment shall be deemed vested and immediately exercisable by the officer. Any unvested options over and above the foregoing shall be cancelled and of no further force or effect, and shall not be exercisable by such officer.

“Good Reason” means, without the officer’s written consent, there is:

●	a material reduction in the officer’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in the officer’s responsibilities or authority);

●	a material reduction of the level of the officer’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the base salary be reduced below certain specified amounts); or

●	a material change in the principal geographic location at which the officer must perform his services.

“Cause”, means:

●	conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime, other than a traffic violation or a misdemeanor;

●	willful malfeasance or willful misconduct by the officer in connection with his employment;

●	gross negligence in performing any of his duties;

●	willful and deliberate violation of any of our policies;

●	unintended but material breach of any written policy applicable to all employees adopted by us which is not cured to the reasonable satisfaction of the board;

●	unauthorized use or disclosure of any proprietary information or trade secrets of us or any other party as to which the officer owes an obligation of nondisclosure as a result of the officer’s relationship with us;

●	willful and deliberate breach of his obligations under the employment agreement; or

●	any other material breach by officer of any of his obligations which is not cured to the reasonable satisfaction of the board.

Payments Provided Upon a Change in Control

In the event of a Change in Control of us, all stock options, restricted stock and other stock-based grants granted or may be granted in the future by us to the officers will immediately vest and become exercisable.

“Change in Control” means: the occurrence of any of the following events:

●	the acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (the “Acquiring Person”), other than us, or any of our Subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3- promulgated under the Exchange Act) of 50% or more of the combined voting power or economic interests of the then outstanding voting securities of us entitled to vote generally in the election of directors (excluding any issuance of securities by us in a transaction or series of transactions made principally for bona fide equity financing purposes); or

●	the acquisition of us by another entity by means of any transaction or series of related transactions to which we are party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any issuance of securities by us in a transaction or series of transactions made principally for bona fide equity financing purposes) other than a transaction or series of related transactions in which the holders of the voting securities of us outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in us held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of us or such other surviving or resulting entity (or if we or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

●	the sale or other disposition of all or substantially all of the assets of us in one transaction or series of related transactions.

Our only obligation to Joshua Disbrow, Jarrett Disbrow and Gregory A. Gould had a Change in Control occurred as of June 30, 2017, would be the acceleration of the vesting of all options held by them at that date. On June 30, 2017, the closing price of our common stock was below the exercise price for all of the options held by Joshua Disbrow, Jarrett Disbrow and Gregory A. Gould and therefore there would have been no economic benefit to them upon the acceleration of vesting of those options.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

We describe below all transactions and series of similar transactions, other than compensation arrangements, during the last three fiscal years, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and

●

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Services Agreements

In January 2013, Luoxis entered into a services agreement with Ampio whereby Ampio provides corporate overhead services and a shared facility with Luoxis in exchange for $15,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party. In January 2014, Vyrix entered into a services agreement with Ampio whereby Ampio provides corporate overhead services to Vyrix in exchange for $7,000 per month. The amount can be modified in writing upon the consent of both parties. The agreement may be terminated at any time by either party. Both agreements were assigned to us upon the closing of the Merger.

In July 2015, the prior service agreements were canceled and Aytu entered into agreements with Ampio whereby Aytu agreed to pay Ampio $30,000 per month for shared overhead which includes costs related to the shared facility, corporate staff, and other miscellaneous overhead expenses. This agreement will be in effect until it is terminated in writing by both parties. This agreement was amended periodically to reflect the amount of resources used from Ampio, the final amount was $4,000 for the month of June 2017. This agreement was cancelled in June 2017 and Ampio is no longer considered a related party.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in September 2013 and provides for Luoxis to pay $6,000 per month to TRLLC in consideration for services related to research and development of Luoxis’ RedoxSYS System. In March 2014, Luoxis also agreed to pay a sum of $615,000 which was being amortized over the contractual term of 60.5 months and was divided between current and long-term on the balance sheet; this amount had been paid in full. This agreement was set to expire March 2019 and could not be terminated prior to March 2017. This agreement was cancelled in March 2017.

Review, Approval or Ratification of Transactions with Related Persons

Effective upon its adoption in July 2016, pursuant to the Audit Committee Charter, the Audit Committee is responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties. Our policies and procedures for review and approval of transactions with related persons are in writing in our Code of Conduct and Ethics available on our website at http://www.aytubio.com under the “Investor Relations—Corporate Governance” tab.

Prior to the adoption of the Audit Committee Charter, and due to the small size of our company, we did not have a formal written policy regarding the review of related party transactions, and relied on our Board of Directors to review, approve or ratify such transactions and identify and prevent conflicts of interest. Our Board of Directors reviewed any such transaction in light of the particular affiliation and interest of any involved director, officer or other employee or stockholder and, if applicable, any such person’s affiliates or immediate family members.

Director Independence

Three of our five directors are independent under the NASDAQ Marketplace Rules. The other two directors are not independent due to (i) being an executive officer of our Company, in the case of Josh Disbrow, and (ii) the payments we made to Ampio under the services agreement with Aytu, in the case of Mr. Macaluso.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 1, 2018 for:

●	each beneficial owner of more than 5% of our outstanding common stock;

●	each of our director and named executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include common stock that can be acquired within 60 days of February 1, 2018. The percentage ownership information shown in the table is based upon 4,969,638 shares of common stock outstanding as of February 1, 2018.

Except as otherwise indicated, all of the shares reflected in the table are shares of common stock and all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and warrants held by that person that are immediately exercisable or exercisable within 60 days of February 1, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*). The information in the table below is based on information known to us or ascertained by us from public filings made by the stockholders. Except as otherwise indicated in the table below, addresses of the director, executive officers and named beneficial owners are in care of Aytu BioScience, Inc., 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
James E. Besser (8)	323,768	6.5%
Steven Boyd (9)	502,881	9.99%
Armistice Capital, LLC (9)	502,881	9.99%
Armistice Capital Master Fund Ltd. (9)	502,881	9.99%
G. Nicholas Farwell & Gale Farwell TTEE U/A 12-2-98 FBO Farwell Family Trust (10)	525,671	9.99%
Pacific Capital Mgmt LLC (11)	291,663	5.7%
Directors and Named Executive Officers:
Joshua R. Disbrow (1)	393,958	7.7%
Jarrett T. Disbrow (2)	341,052	6.7%
David A. Green (3)	75,000	1.5%
Michael Macaluso (4)	56,802	1.1%
Carl C. Dockery (5)	95,865	1.9%
John Donofrio (6)	54,000	1.1%
Gary Cantrell (7)	57,521	1.2%
All directors and executive officers as a group (seven persons)	1,074,198	20.5%

(1)	Consists of (i) 105,344 shares, (ii) 159,500 restricted shares, (iii) 2,667 vested options to purchase shares of stock, and (iv) 126,447 shares issuable upon the exercise of warrants. Does not include 2,328 shares held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.

(2)	Consists of (i) 105,135 shares, (ii) 108,250 restricted shares, (iii) shares underlying 2,667 vested options to purchase shares of common stock and (iv) 125,000 shares issuable upon the exercise of warrants. Does not include 2,328 shares held by an irrevocable trust for estate planning in which Mr. Disbrow is a beneficiary. Mr. Disbrow does not have or share investment control over the shares held by the trust, Mr. Disbrow is not the trustee of the trust (nor is any member of Mr. Disbrow’s immediate family) and Mr. Disbrow does not have or share the power to revoke the trust. As such, under Rule 16a-8(b) and related rules, Mr. Disbrow does not have beneficial ownership over the shares purchased and held by the trust.

(3)	Consists of restricted shares.

(4)	Consists of (i) 1,489 shares, (ii) 53,250 restricted shares, and (iii) shares underlying vested options to purchase 2,063 shares of common stock.

(5)	Consists of (i) 53,250 restricted shares, (ii) shares underlying vested options to purchase 750 shares of common stock, and (iii) 41,865 shares held by Alpha Venture Capital Partners, L.P Mr. Dockery is the President of the general partner of Alpha Venture Capital Partners, L.P. and therefore may be deemed to beneficially own the shares beneficially owned by Alpha Venture Capital Partners, L.P.

(6)	Consists of (i) 53,250 restricted shares, and (ii) shares underlying vested options to purchase 750 shares of common stock.

(7)	Consists of (i) 53,250 restricted shares, (ii) 3,521 shares, and (iii) vested options to purchase 750 shares of common stock.

(8)	Based on Schedule 13G/A filed with the SEC on February 14, 2018. Includes 200,000 shares directly owned by advisory clients of Manchester Management Company, LLC. Mr. Besser has shared voting and dispositive power over 200,000 shares and sole voting and dispositive power over 123,768 shares.

(9)	Based on Schedule 13G/A filed with the SEC on February 14, 2018. Represents shares issuable upon exercise of warrants held by Armistice Capital Master Fund Ltd . The warrants are not exercisable to the extent such exercise would result in the holder beneficially owning more than 9.99% of the Company’s outstanding common stock. Mr. Boyd, Armistice Capital, LLC and Armistice Capital Master Fund Ltd. each have shared voting and dispositive power over such 502,881 shares underlying the warrants.

(10)	The stockholder owns 233,334 shares of common stock and warrants to purchase 350,000 shares of common stock. The warrants may not be exercised to the extent such exercise would result in the holder beneficially owning more than 9.99% of the outstanding common stock. The number of shares deemed beneficially owned is limited accordingly. The address of G. Nicholas Farwell & Gale Farwell TTEE U/A 12-2-98 FBO Farwell Family Trust is 1240 Arbor Road, Menlo Park, California 94025.

(11)	Consists of 116,665 shares of common stock and 174,998 shares of common stock issuable upon the exercise of warrants. The address of Pacific Capital Management is 11601 Wilshire Blvd., Suite 1925, Los Angeles, California, 90025.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 100,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share.

As of February 1, 2018, a total of 4,969,638 shares of our common stock were issued and outstanding and 1,900 shares of our Series A Preferred Stock were issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our Certificate of Incorporation does not expressly prohibit cumulative voting. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Board of Directors and issued in the future.

Preferred Stock

Our Certificate of Incorporation provides our Board of Directors with the authority to divide the preferred stock into series and to fix and determine the rights and preferences of the shares of any series of preferred stock established to the full extent permitted by the laws of the State of Delaware and the Certificate of Incorporation.

We have designated 10,000 shares as Series A Preferred Stock. 1,900 shares of Series A Preferred Stock are outstanding as of February 1, 2018.

Shares of Series A Preferred Stock are convertible into a number of shares of common stock equal to the stated value of $1,000 per share divided by the conversion price of $3.00 (as adjusted for our 1-for-20 reverse stock split completed in August 2017).

Holders may not convert shares of Series A Preferred Stock to common stock to the extent such conversion would result in the holder, together with its affiliates, beneficially owning more than 9.99% of our outstanding shares of our common stock.

Except as otherwise expressly provided by law, the holders of shares of Series A Preferred Stock are entitled to vote with the common stock, as if converted into shares of common stock, provided, however, that in no event will a holder of shares of Series A Preferred Stock be entitled to vote a number of shares in excess of such holder’s beneficial ownership limitation.

Warrants

As of February 1, 2018, we had outstanding warrants to purchase an aggregate of 6,600,720 shares of our common stock, consisting of:

●	Warrants to purchase 444 shares that were originally issued by Luoxis in 2013 and, in connection with the Merger, were converted into warrants to purchase shares of our common stock at a purchase price of $1,087.20 per share. These warrants expire on May 30, 2018;

●	Warrants to purchase 686 shares of our common stock that were issued in February 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $156.00, and provide for cashless exercise;

●	Warrants to purchase 429 shares of our common stock that were issued in February 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $15.00, and provide for cashless exercise;

●	Warrants to purchase 1,129 shares of our common stock that were issued in May 2016 to the placement agents in our private placement of convertible notes that we conducted in July and August 2015. These placement agents’ warrants have a term of five years from the date of issuance of the related notes in July and August 2015, have an exercise price of $96.00, and provide for cashless exercise;

●	Warrants to purchase 27,202 shares of our common stock that were issued in the public offering of common stock and warrants we completed on May 6, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $120.00;

●	Warrants to purchase 15,279 shares of our common stock that were issued upon the closing of our public offering on May 5, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $120.00;

●	Warrants to purchase 5,474 shares of common stock issued to the underwriters of our public offering. These warrants are exercisable beginning May 2, 2017 until May 2, 2021 and have an exercise price equal to $15.00;

●	Warrants with a release to purchase 4,402 shares of common stock issued to the Luoxis stockholders. These warrants expire on July 7, 2021 and have an exercise price equal to $80.00;

●	Warrants to purchase 210,927 shares of our common stock that were issued upon the closing of our public offering on November 2, 2016. These warrants are exercisable for five years from issuance and have an exercise price equal to $37.20;

●	Warrants to purchase 20,077 shares of common stock issued to the underwriters of our public offering. These warrants are exercisable beginning May 2, 2017 until May 2, 2021 and have an exercise price equal to $15.00;

●	Warrants to purchase 5,920,002 shares of our common stock that were issued in the public offering of common stock, preferred stock and warrants we completed on August 15, 2017. These warrants are exercisable for five years from issuance and have an exercise price equal to $3.60; and

●	Warrants to purchase 394,669 shares of our common stock that were issued in August 2017 to the placement agents in our public offering of common stock, preferred stock and warrants we completed on August 15, 2017. These placement agents’ warrants have a term of five years from August 25, 2017, and have an exercise price of $3.60, and provide for cashless exercise.

Options

On June 1, 2015, our stockholders approved the 2015 Stock Option and Incentive Plan, which provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 3.0 million shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

As of February 1, 2018, we had outstanding options to purchase an aggregate of 36,795 shares of our common stock at a weighted average exercise price of $16.30 per share. Of these, an aggregate of 27,031 are exercisable.

The 9,764 options that are unvested, will vest per the following schedule: 2,342 options on November 11, 2018, 468 options on November 11, 2019, an aggregate of 104 options on August 7, 2018 and 2019, 3,426 options on July 7, 2018 and 3,424 options on July 7, 2019.

The 2015 Plan is administered by our Board or a committee designated by the Board (as applicable, the Administrator). The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Plan. The Administrator may delegate to our Chief Executive Officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Persons eligible to participate in the 2015 Plan are full or part-time officers, employees, non-employee directors, directors and other key persons (including consultants and prospective officers) of our company and its subsidiaries as selected from time to time by the Administrator in its discretion. Approximately 30 individuals are currently eligible to participate in the 2015 Plan, which includes officers, employees who are not officers, non-employee director, former employees and other individuals who are primarily consultants.

The 2015 Plan provides that upon the effectiveness of a “sale event” as defined in the 2015 Plan, except as otherwise provided by the Administrator in the award agreement, all stock options, stock appreciation rights and other awards will be assumed or continued by the successor entity and adjusted accordingly to take into account the impact of the transaction. To the extent, however, that the parties to such sale event do not agree that all stock options, stock appreciation rights or any other awards shall be assumed or continued, then such stock options and stock appreciation rights shall become fully exercisable and the restrictions and conditions on all such other awards with time-based conditions will automatically be deemed waived. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Administrator’s discretion. In addition, in the case of a sale event in which our stockholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights in exchange for the cancellation thereto.

Quotation on the NASDAQ Capital Market

Our common stock is quoted on the NASDAQ Capital Market under the symbol “AYTU”.

Transfer Agent

The transfer agent of our common stock is VStock Transfer. Their address is 18 Lafayette Place, Woodmere, NY 11598.

Delaware Anti-Takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law. We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaw. Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, these provisions include:

●	the authorization of 50,000,000 shares of “blank check” preferred stock, the rights, preferences and privileges of which may be established and shares of which may be issued by our Board of Directors at its discretion from time to time and without stockholder approval;

●	limiting the removal of directors by the stockholders;

●	allowing for the creation of a staggered board of directors;

●	eliminating the ability of stockholders to call a special meeting of stockholders; and

●	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). We have entered into an underwriting agreement dated _____, 2018 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Joseph Gunnar & Co., LLC
Fordham Financial Management
Total:

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the over-allotment option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the Representative to purchase a maximum of 1,190,476 additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the Representative exercises all or part of this option, it will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $        and the total net proceeds, before expenses, to us will be $   .

Discounts, Commissions and Reimbursement

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	We have agreed to pay a non-accountable expense allowance to the Representative equal to 1.0% of the gross proceeds received in this offering (excluding any proceeds received from exercise of the Representative’s over-allotment option).

The underwriters propose to offer the shares to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $           per share. If all of the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have paid an expense deposit of $15,000 to the Representative, which will be will be returned to the Company to the extent not actually incurred in accordance with FINRA Rule 5110(f)(2)(c).

We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of such states and foreign jurisdictions designated by the Representative; (d) the fees and expenses of the Representative’s legal counsel, not to exceed $75,000; (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (f) $20,000 of the Representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $279,500.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we and our executive officers and directors, have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months from the date of this prospectus, in the case of our directors and officers, and for a period of three months from the date of this prospectus, in the case of us and certain stockholders.

Underwriters’ Warrants

We have agreed to issue to the Representative and to Fordham Financial Management warrants to purchase up to a total of 555,555 shares of common stock (7% of the shares of common stock sold in this offering, excluding the over-allotment option). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(2) of FINRA. The underwriters (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

Our common stock is listed on the NASDAQ Capital Market under the symbol “AYTU.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

Certain of the underwriters and their affiliates have provided and may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they have received and may in the future receive customary fees. Without limiting the generality of the foregoing, Joseph Gunnar & Co. served as the lead placement for our private placement that we completed in August 2017 and as a joint book-running manager for the public offering we completed in October 2016.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societ—$$—Aga e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

•	Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sichenzia Ross Ference Kesner LLP, New York, New York. Certain legal matters in connection with this offering have been passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

The consolidated financial statements of Aytu BioScience, Inc. at June 30, 2017 and 2016, and for each of the two years in the period ended June 30, 2017, included in this prospectus have been audited by EKS&H LLLP, independent registered public accounting firm, as set forth in their report thereon appearing therein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at http://aytubio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 373 Inverness Parkway, Suite 206, Englewood, Colorado 80112, (720) 437-6580.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

AYTU BIOSCIENCE, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Aytu BioScience, Inc.

Englewood, Colorado

We have audited the accompanying consolidated balance sheets of Aytu BioScience, Inc. (the “Company”) as of June 30, 2017 and 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Aytu BioScience, Inc. as of June 30, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/EKS&H LLLP

August 31, 2017

Denver, Colorado

F-2

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	June 30,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$802,328	$8,054,190
Restricted cash	75,214	-
Accounts receivable, net	528,039	162,427
Inventory, net	1,312,221	524,707
Prepaid expenses and other	310,760	215,558
Prepaid research and development - related party (Note 11)	-	121,983
Investment in Acerus	-	1,041,362
Total current assets	3,028,562	10,120,227

Fixed assets, net	647,254	231,430
Developed technology, net	1,337,333	1,159,736
Customer contracts, net	77,667	1,353,375
Trade names, net	164,037	194,472
Natesto asset	9,231,072	10,549,797
Goodwill	238,426	221,000
Patents, net	271,278	296,611
Long-term portion of prepaid research and development - related party (Note 11)	-	213,471
Deposits	2,888	2,888
Total long-term assets	11,969,955	14,222,780

Total assets	$14,998,517	$24,343,007

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other	$2,220,400	$2,322,605
Accrued liabilities	782,536	1,197,106
Natesto payable	-	5,379,675
Accrued compensation	339,704	1,200,930
Deferred rent	6,673	4,109
Current contingent consideration	261,155	-
Total current liabilities	3,610,468	10,104,425

Contingent consideration	7,386,782	3,869,122
Deferred rent	1,451	8,215
Warrant derivative liability	-	275,992
Total liabilities	10,998,701	14,257,754

Commitments and contingencies (Note 7)

Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; none issued	-	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 824,831 in 2017 and 187,098 in 2016	82	19
Additional paid-in capital	73,069,463	56,646,659
Ampio stock subscription	-	-
Accumulated deficit	(69,069,729)	(46,561,425)
Total stockholders' equity	3,999,816	10,085,253

Total liabilities and stockholders' equity	$14,998,517	$24,343,007

The accompanying notes are an integral part of these financial statements.

F-3

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	Year Ended June 30,
	2017	2016

Revenue
Product and service revenue	$3,221,590	$2,050,838
License revenue	-	511,607
Total revenue	3,221,590	2,562,445

Operating expenses
Cost of sales	1,417,355	957,076
Research and development	959,857	6,127,772
Research and development - related party (Note 11)	387,960	191,991
Sales, general and administrative	17,442,627	8,517,592
Sales, general and administrative - related party (Note 11)	165,131	307,704
Impairment of intangible assets	1,265,125	7,500,000
Amortization of intangible assets	1,708,771	664,707
Total operating expenses	23,346,826	24,266,842

Loss from operations	(20,125,236)	(21,704,397)

Other (expense)
Interest (expense)	(2,534,358)	(5,491,486)
(Loss) on investment	(61,519)	(971,629)
Derivative income (expense)	212,809	(12,572)
Total other (expense)	(2,383,068)	(6,475,687)

Net loss	$(22,508,304)	$(28,180,084)

Weighted average number of Aytu common shares outstanding	466,024	87,057

Basic and diluted Aytu net loss per common share	$(48.30)	$(323.70)

The accompanying notes are an integral part of these financial statements.

F-4

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

	Common Stock		Additional paid-in	Ampio Stock	Accumulated	Total Stockholders'
	Shares	Amount	capital	Subscription	Deficit	Equity

Balance - June 30, 2015	59,415	$6	$38,997,787	$(5,000,000)	$(18,381,341)	$15,616,452

Ampio stock subscription	-	-	-	5,000,000	-	5,000,000
Stock subscription	1,282	-	200,000	-	-	200,000
Conversion of convertible promissory notes and interest to common stock, net of $29,754 conversion costs	48,108	5	10,090,844	-	-	10,090,849
Issuance of warrants related to the convertible promissory notes	-	-	136,828	-	-	136,828
Issuance of common stock, net of $1,202,231 in issuance costs	78,125	8	4,237,866	-	-	4,237,874
Warrants issued in connection with registered financing	-	-	2,059,895	-	-	2,059,895
Warrants issued in connection with registered offering to the placement agents for the over-allotment option	-	-	20,493	-	-	20,493
Adjustment for rounding of shares due to stock split	168	-	-	-	-	-
Stock-based compensation	-	-	902,946	-	-	902,946
Net loss	-	-	-	-	(28,180,084)	(28,180,084)

Balance - June 30, 2016	187,098	19	56,646,659	-	(46,561,425)	10,085,253

Lincoln Park stock issuance, net of issuance costs $90,924	19,309	2	648,931	-	-	648,933
Stock-based compensation	-	-	2,502,092	-	-	2,502,092
Issuance of restricted stock	50,000	5	724,608	-	-	724,613
Common stock issued to executives	7,123	-	509,996	-	-	509,996
Issurance of warrants to initial investors	-	-	596,434	-	-	596,434
Issuance of common stock, net of $997,865 in issuance costs	286,749	29	3,671,552	-	-	3,671,581
Warrants issued in connection with registered offering			3,470,646	-	-	3,470,646
Warrants issued in connection with registered offering to the placement agents for the over-allotment option	-	-	172,629	-	-	172,629
Warrants issued in connection with the registered offering to the placement agents, non-cash issuance costs	-	-	292,630	-	-	292,630
Warrant tender offer, net of $312,159 in issuance costs	149,552	15	1,931,108	-	-	1,931,123
Warrant amendments	-	-	64,690	-	-	64,690
Investment in Subsidiary	125,000	12	1,837,488	-	-	1,837,500
Net loss	-	-	-	-	(22,508,304)	(22,508,304)

Balance - June 30, 2017	824,831	$82	$73,069,463	$-	$(69,069,729)	$3,999,816

The accompanying notes are an integral part of these financial statements.

F-5

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(22,508,304)	$(28,180,084)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation, amortization and accretion	4,364,680	874,789
Asset impairment	1,265,125	7,500,000
Stock-based compensation expense	2,502,092	902,946
Issuance of restricted stock	724,613	-
Amortization of debt issuance costs	-	182,759
Amortization of beneficial conversion feature	-	4,943,073
Noncash interest expense	-	221,024
Derivative (income) expense	(212,809)	12,572
Amortization of prepaid research and development - related party (Note 11)	335,454	121,983
Loss on investment	61,519	971,629
Common stock issued to executives	509,996	-
Issuance of warrants to initial investors	596,434	-
Gain on sale of asset	(428,374)	-
Warrant amendment	1,507	-
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(355,031)	(5,369)
Decrease (increase) in inventory	195,427	(485,265)
(Increase) decrease in prepaid expenses and other	(95,202)	155,330
Increase in accounts payable and other	493,217	698,237
(Decrease) increase in accrued liabilities	(414,570)	925,232
(Decrease) increase in accrued compensation	(861,226)	1,004,427
(Decrease) increase in deferred rent	(4,200)	10,875
(Decrease) in deferred revenue	-	(511,607)
Net cash used in operating activities	(13,829,652)	(10,657,449)

Cash flows used in investing activities:
Purchases of fixed assets	(111,608)	(252,932)
Purchase of Natesto assets	(6,000,000)	(2,000,000)
Investment in Acerus	1,071,707	(2,012,991)
Sale of investment in Acerus cost	(91,864)	-
Sales of Primsol assets	1,750,000	-
Purchase of Primsol asset	(750,000)	(1,040,000)
Cash proceed from Nuelle	613,309	-
Cost related to Nuelle acquisition	(16,082)	-
Deposits	-	1,998
Net cash used in investing activities	(3,534,538)	(5,303,925)

Cash flows from financing activities:
Issuance of common stock to Lincoln Park	739,857	-
Costs related to the sale of common stock	(90,924)	-
Warrant tender offer	2,243,282	-
Warrant tender offer cost	(312,159)	-
Proceeds from convertible promissory notes, net (Note 8)	-	5,175,000
Debt issuance costs (Note 8)	-	(298,322)
Costs related to the conversion of the convertible promissory notes to equity	-	(29,754)
Ampio stock subscription payment	-	5,000,000
Registered offering	8,602,499	7,520,493
Registered offering costs	(997,865)	(904,914)
Over-allotment warrants purchased by placement agents	2,852	-
Sale of stock subscription	-	200,000
Net cash provided by financing activities	10,187,542	16,662,503

Net change in cash and cash equivalents	(7,176,648)	701,129
Cash and cash equivalents at beginning of period	8,054,190	7,353,061
Cash and cash equivalents at end of period	$877,542	$8,054,190

Non-cash transactions:
Issuance of common stock to Nuelle share holders	$1,837,500	$-
Fixed assets included in accounts payable	$10,789	$-
Warrants issued in connection with the equity financing to the placement agents	$292,630	$-
Warrants amended in connection with warrant tender offer	$63,182	$-
Warrant derivative liability related to the issuance of the convertible promissory notes (Note 8)	$-	$102,931
Primsol asset purchase included in Primsol payable, $1,250,000 less future accretion of $173,000	$-	$1,077,000
Conversion of convertible promissory notes and interest of $221,000 to common stock	$-	$5,396,024
Natesto asset purchase included in Natesto payable, $6,000,000 less future accretion of $620,325	$-	$5,379,675
Warrant derivative liability related to the issuance of the registered offering placement agent warrants (Note 8)	$-	$297,317
Reclassification of liability based warrants to equity presentation related to the convertible promissory notes	$-	$136,828
Beneficial conversion feature related to convertible promissory notes	$-	$4,943,073
Debt issuance costs related to notes that converted to equity	$-	$(218,494)

The accompanying notes are an integral part of these financial statements.

F-6

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Notes to the Financial Statements

Note 1 – Business, Basis of Presentation, Merger and Business Combinations

Business

Aytu BioScience, Inc. (“Aytu”, the “Company” or “we”) was incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado. Aytu was re-incorporated in the state of Delaware on June 8, 2015. Aytu is a commercial-stage specialty healthcare company concentrating on developing and commercializing products with an initial focus on urological diseases and conditions. Aytu is currently focused on addressing significant medical needs in the areas of hypogonadism, urological cancers, male infertility, and sexual wellness and vitality.

Basis of Presentation

Through a multi-step reverse triangular merger, on April 16, 2015, Vyrix Pharmaceuticals, Inc. (‘‘Vyrix’’) and Luoxis Diagnostics, Inc. (‘‘Luoxis’’) merged with and into our Company (herein referred to as the Merger) and we abandoned our pre-merger business plans to solely pursue the specialty healthcare market, including the business of Vyrix and Luoxis. In the Merger, we acquired the RedoxSYS, MiOXSYS and Zertane products. On June 8, 2015, we reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and effected a reverse stock split in which each common stockholder received one share of common stock for every 12.174 shares outstanding. On June 30, 2016, Aytu effected another reverse stock split in which each common stockholder received one share of common stock for every 12 shares outstanding; On August 25, 2017, Aytu effected another reverse stock split in which each common stockholder received one share of common stock for every 20 shares outstanding (herein referred to collectively as the “Reverse Stock Splits”). All share and per share amounts in this report have been adjusted to reflect the effect of these Reverse Stock Splits.

Business Combination—ProstaScint

In May 2015, Aytu entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”). Pursuant to the agreement, Aytu purchased assets related to the Jazz Pharmaceuticals’ product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the ‘‘ProstaScint Business’’), and assumed certain of Jazz Pharmaceuticals’ liabilities, including those related to product approvals and the sale and marketing of ProstaScint. The purchase price consists of the upfront payment of $1.0 million. We also agreed to pay an additional $500,000 which was paid after transfer for the ProstaScint-related product inventory and $227,000 which was paid September 30, 2015 (which represents a portion of certain FDA fees). We also will pay 8% on net sales made after October 31, 2017, payable up to a maximum aggregate payment of an additional $2.5 million. The contingent consideration was initially valued at $664,000 and was revalued as of June 30, 2017 at $54,000 using a discounted cash flow. The total fair value consideration for the purchase was $2.4 million.

The Company’s allocation on consideration transferred for ProstaScint as of the purchase date May 20, 2015 was as follows:

Estimated Fair Value
Tangible assets	$727,000
Intangible assets	1,590,000
Goodwill	74,000
Total assets acquired	$2,391,000

F-7

Included in the intangible assets at May 2015 was developed technology of $790,000, customer contracts of $720,000 and trade names of $80,000, each of which will be amortized over a ten-year period. Amortization expense of $159,000 was recognized in both fiscal 2017 and 2016.

At June 30, 2017, the ProstaScint asset was impaired based upon sales projections that we intend to only sell this product through mid-fiscal 2019, when this product expires. The value for the intangible assets were adjusted to $54,000 for developed technology, $7,000 for trade names and $0 for customer contracts. The estimated future amortization of ProstaScint after June 30, 2017 is as follows:

Total ProstaScint

2018	$47,000
2019	14,000
2020	-
2021	-
2022	-
Thereafter	-
$61,000

Business Combination—Primsol

In October 2015, Aytu entered into and closed on an Asset Purchase Agreement with FSC Laboratories, Inc. (“FSC”). Pursuant to the agreement, Aytu purchased assets related to FSC’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of FSC’s liabilities, including those related to the sale and marketing of Primsol arising after the closing.

Aytu paid $500,000 at closing for the purchase of the Primsol Business and paid an additional $142,000, of which $102,000 went to inventory and $40,000 towards the Primsol Business, for the transfer of the Primsol-related product inventory. We also agreed to pay an additional (a) $500,000 which was paid on April 1, 2016, (b) $500,000 which was paid on July 1, 2016, and (c) $250,000 which was paid in November 2016 (together, the “Installment Payments”).

The Company’s allocation on consideration transferred for Primsol as of the purchase date of October 5, 2015 was as follows:

Fair Value

Tangible assets	$182,000

Intangible assets	1,470,000

Goodwill	147,000

Total assets acquired	$1,799,000

Included in tangible assets was $102,000 of inventory and $80,000 of work-in-process inventory. Included in the intangible assets was developed technology of $520,000, customer contracts of $810,000 and trade names of $140,000, each of which was being amortized over a six-year period. Amortization expense of $184,000 and $174,000 was recognized in fiscal 2017 and fiscal 2016, respectively.

Divestiture – Primsol

In March 2017, we entered into and closed on an Asset Purchase Agreement with Allegis Holdings, LLC (the “Purchaser”). Pursuant to the agreement, we sold to the Purchaser all of our assets related to our Primsol product, including certain intellectual property and contracts, inventory, work in process and all marketing assets and materials related solely to Primsol (together, the “Primsol Asset”). We retain any liability associated with the Primsol Asset that occurred prior to the closing. The Purchaser paid us $1,750,000 at the closing for the Primsol Asset. We recognized a gain of approximately $428,000 on the sale which is included in sales, general and administrative expense on our statement of operations.

F-8

We have evaluated this transaction and concluded that it is not significant to our business and therefore the results are included in continuing operations, as the criteria to be presented as discontinued operations was not satisfied.

License and Supply Agreement—Natesto

In April, 2016, Aytu entered into and closed a license and supply agreement to acquire the exclusive U.S. rights to Natesto® (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus, which rights we acquired effective upon the expiration of the current licensee’s rights, which occurred on June 30, 2016. The licensee’s term runs for the greater of eight years or until the expiry of the latest to expire patent including claims covering Natesto and until the entry on the market of at least one AB-rated generic product.

Aytu paid Acerus an upfront fee of $2.0 million upon execution of the agreement. In October 2016, we paid an additional $2.0 million. In January 2017, Aytu paid the final upfront payment of $4.0 million. Aytu also purchased, on April 28, 2016, an aggregate of 12,245,411 shares of Acerus common stock for Cdn. $2.5 million (approximately US $2.0 million), with a purchase price per share equal to Cdn. $0.207 or approximately US $0.16 per share. These shares were a held for sale trading security and were valued at fair market value. Aytu could not dispose of these shares until after August 29, 2016. During fiscal 2017, Aytu sold all of these shares. The gross proceeds from the sales totaled $1.1 million, the cost of the sales totaled $92,000, and we recognized a loss on investment of $62,000 and $972,000 during fiscal 2017 and 2016, respectively.

In addition to the upfront payments, we must make the following one-time, non-refundable payments to Acerus within 45 days of the occurrence of the following event (provided that, the maximum aggregate amount payable under such milestone payments will be $37.5 million):

▪	$2.5 million if net sales during any four consecutive calendar quarter period equal or exceed $25.0 million (the “First Milestone”); the First Milestone payment is required to be paid even if the threshold is not met in the event that the agreement is terminated for any reason other than material breach by Acerus, bankruptcy of either party, or termination by Acerus because it believes the amounts payable to Aytu for agreed upon trial work would no longer make the agreement economically viable for Acerus;

▪	$5.0 million if net sales during any four consecutive calendar quarter period equal or exceed $50.0 million;

▪	$7.5 million if net sales during any four consecutive calendar quarter period equal or exceed $75.0 million;

▪	$10.0 million if net sales during any four consecutive calendar quarter period equal or exceed $100.0 million; and

▪	$12.5 million if net sales during any four consecutive calendar quarter period equal or exceed $125.0 million.

The fair value of the net identifiable asset acquired totaled $10.5 million which is being amortized over eight years. The amortization expense for fiscal 2017 was $1.3 million and zero for fiscal 2016. The estimated future amortization of Natesto after June 30, 2017 is as follows:

2018	1,319,000
2019	1,319,000
2020	1,319,000
2021	1,319,000
2022	1,319,000
Thereafter	2,636,000
$9,231,000

F-9

The contingent consideration was valued at $3.2 million using a Monte Carlo simulation, as of June 30, 2016. The contingent consideration accretion expense for fiscal 2017 and 2016 was $228,000, and zero respectively. As of June 30, 2017, the contingent consideration was revalued and increased to $5.7 million based on increased future estimated sales performance of Natesto using a Monte Carlo simulation.

Merger/Subsidiary

In May 2017, Aytu Women’s Health, LLC., a wholly-owned subsidiary of Aytu, acquired Nuelle, Inc., or Nuelle, a women’s sexual health company. This transaction expanded our product portfolio with the addition of the Fiera® personal care device for women.

In the Merger, (i) each share of Nuelle common stock and each option or warrant to purchase Nuelle stock was cancelled, and (ii) each share of Nuelle preferred stock was converted into the right to receive shares of our common stock. We issued to the Nuelle preferred stockholders an aggregate of 125,000 shares of our common stock.

In addition, Nuelle preferred stockholders will be entitled to revenue earn-out payments equal to a designated percentage of net sales on tiers of net sales up to $100.0 million, with an average rate for all tiers in the mid-single digit range and a maximum aggregate payout of $6.9 million.

Nuelle stockholders additionally will be entitled to milestone earn-out payments of up to a potential aggregate of $24.0 million, upon the attainment by us of designated net sales thresholds over any sequential four calendar quarter period.

The first $1.0 million of earn-out payments will be paid in shares of our common stock and all other earn-out payments will be comprised of 60% cash and 40% shares of our common stock. The stock portion of any earn-out will be calculated by dividing each Nuelle stockholder’s portion of the earn-out by the average closing price of our common stock for the 10 trading days prior to the earlier of the date we deliver notice to the Nuelle stockholders of the earn-out or any public disclosure by us of the earn-out being due and payable.

In the event that we do not make all of the required earn-out payments to the Nuelle stockholders before May 3, 2022, and we also close a divestiture before May 3, 2022 of any of the products acquired in the transaction, we will pay the Nuelle stockholders a combination of (i) cash in an amount equal to 10% of the value of all cash, securities and other property paid to us in the divestiture (cash is to be 60% of the total consideration), and (ii) shares of our common stock equal to the Nuelle stockholders’ portion of the divestiture payment divided by the average closing price of our common stock for the 10 trading days prior to the earlier of the closing date of the divestiture or the public disclosure of the divestiture (shares of common stock are to be 40% of the total consideration).

In addition to the upfront issuance of common stock, we must make the following one-time payments to the Nuelle stockholders within 90 days of the occurrence of the following events (provided that, the maximum aggregate amount payable under such milestone payments will be $24.0 million):

▪	Upon achieving the first occurrence of Net Sales of $10.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $1.0 million;

▪	Upon achieving the first occurrence of Net Sales of $17.5 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $1.8 million.

▪	Upon achieving the first occurrence of Net Sales of $25.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $2.5 million.

▪	Upon achieving the first occurrence of Net Sales of $37.5 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $3.8 million;

▪	Upon achieving the first occurrence of Net Sales of $50.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $5.0 million; and

▪	Upon achieving the first occurrence of Net Sales of $100.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $10.0 million.

F-10

The Company’s allocation on consideration transferred for Nuelle as of the purchase date May 5, 2017 is as follows:

Fair Value

Tangible assets	$2,061,000

Intangible assets	1,540,000

Goodwill	238,000

Total assets acquired	$3,839,000

Included in the intangible assets is developed technology of $1.3 million, customer contracts of $80,000 and trade names of $160,000, each of which will be amortized over a nine to twelve-year period. Amortization expense of $22,000 and $0 was recognized in fiscal 2017 and 2016, respectively.

Future amortization after the year ended June 30, 2017 is as follows:

2018	$144,000
2019	144,000
2020	144,000
2021	144,000
2022	144,000
Thereafter	798,000
$1,518,000

The contingent consideration was valued at $1.9 million using a Monte Carlo simulation, as of May 2017. The contingent consideration accretion expense for fiscal 2017 and 2016 was $12,000, and zero respectively.

Additionally, we assumed liabilities of $47,000.

Note 2 – Summary of Significant Accounting Policies

Principals of Consolidation

These consolidated financial statements include the accounts of Aytu and its wholly-owned subsidiary, Aytu Women’s Health. All material intercompany transactions and balances have been eliminated.

Cash, Cash Equivalents and Restricted Cash

Aytu considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. Restricted cash consist primarily of a certificate of deposit investment account. Aytu’s investment policy is to preserve principal and maintain liquidity. The Company periodically monitors its positions with, and the credit quality of the financial institutions with which it invests. Periodically, throughout the year, Aytu has maintained balances in excess of federally insured limits.

F-11

Revenue Recognition

License Agreements and Royalties

Payments received upon signing of license agreements are for the right to use the license and are deferred and amortized over the lesser of the license term or patent life of the licensed drug. Milestone payments relate to obtaining regulatory approval, cumulative sales targets, and other projected milestones and are recognized at the time the milestones are achieved. Royalties will be recognized as revenue when earned.

Product & Service Sales

The Company recognizes revenue only when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists,

•	Delivery has occurred or services have been performed,

•	The fee for the arrangement is fixed or determinable, and

•	Collectability is reasonably assured.

Persuasive evidence of an arrangement exists - The Company documents all terms of an arrangement in a written contract by the customer prior to recognizing revenue.

Delivery has occurred or services have been performed - The Company delivers all products prior to recognizing revenue. Equipment is considered delivered upon delivery to a customer's designated location.

Device sales are recorded when products are shipped to customers. Drug sales are recorded when the product arrives at the customer’s dock. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded and are estimated at the time of sale.

The fee for the arrangement is fixed or determinable - Prior to recognizing revenue, a customer's fee is either fixed or determinable under the terms of the written contract.

Collectability is reasonably assured - The Company determines that collectability is reasonably assured prior to recognizing revenue. Collectability is assessed on a customer-by-customer basis based on criteria outlined by management. New customers are subject to a credit review process, which evaluates the customer's financial position and ultimately its ability to pay. The Company does not enter into arrangements unless collectability is reasonably assured at the outset. Existing customers are subject to ongoing credit evaluations based on payment history and other factors. If it is determined during the arrangement that collectability is not reasonably assured, revenue is recognized on a cash basis.

Estimated Sales Returns and Allowances

Aytu records estimated reductions in revenue for potential returns of products by customers. As a result, management must make estimates of potential future product returns and other allowances related to current period product revenue. In making such estimates, management analyzes historical returns, current economic trends and changes in customer demand and acceptance of our products. If management were to make different judgments or utilize different estimates, material differences in the amount of the Company’s reported revenue could result. As of June 30, 2017 and 2016, we accrued $58,000 and $284,000, respectively, in our estimated returns allowance.

Shipping and Handling

The Company's shipping and handling costs are included in cost of goods sold for all periods presented.

Accounts Receivable

Accounts receivable are recorded at their net realized value. Aytu evaluates collectability of accounts receivable on a quarterly basis and records a valuation allowance accordingly. As of June 30, 2017 we had an allowance for doubtful accounts of $44,000, and as of June 30, 2016, there had been an allowance for doubtful accounts of $41,000.

F-12

Concentration of Business Risks

The following counterparties contributed greater than 10% of the Company's total revenue during the year ended June 30, 2017 and 2016, respectively. The revenue from these counterparties as a percentage of total revenue was as follows:

	Year Ended June 30,
	2017	2016
Customer A	34%	-
Customer B	22%	-
Customer C	18%	-
Customer D	0%	86%

The loss of one or more of the Company's significant partners or collaborators could have a material adverse effect on its business, operating results or financial condition. Although the Company is impacted by economic conditions in the biotechnology and pharmaceutical sectors, management does not believe significant credit risk exists as of June 30, 2017.

We are also subject to credit risk from our accounts receivable related to our product sales. Historically, we have not experienced significant credit losses on our accounts receivable and we do not expect to have write-offs or adjustments to accounts receivable which would have a material adverse effect on our financial position, liquidity or results of operations. As of June 30, 2017, three customers accounted for 60% of gross accounts receivable. As of June 30, 2016, one customer accounted for 69% of gross accounts receivable.

	Year Ended June 30,
	2017	2016
Customer A	25%	-
Customer B	17%	-
Customer C	18%	-
Customer D	0%	69%

Inventories

Inventories consist of raw materials, work in process and finished goods and are recorded at the lower of cost or net realizable value, with cost determined on a first-in, first-out basis. Aytu periodically reviews the composition of its inventories in order to identify obsolete, slow-moving or otherwise unsaleable items. If unsaleable items are observed and there are no alternate uses for the inventory, Aytu will record a write-down to net realizable value in the period that the impairment is first recognized. We currently have a reserve of $311,000 for slow moving inventory as of June 30, 2017 and $199,000 at June 30, 2016.

Inventory consist of the following:

	June 30,
	2017	2016
Raw materials	$442,000	$77,000
Work in process	442,000	-
Finished goods	738,000	647,000
Reserve	(310,000)	(199,000)
	$1,312,000	$525,000

Trading Securities

Trading securities are carried at fair value with realized and unrealized gains and losses recorded in earnings.

F-13

Fixed Assets

Fixed assets are recorded at cost. After being placed in service, the fixed assets are depreciated using the straight-line method over estimated useful lives. Fixed assets consist of the following:

	Estimated	June 30,
	Useful Lives in years	2017	2016

Office equipment, furniture and other	2 - 5	$405,000	$201,000
Lab equipment	3 - 5	111,000	90,000
Leasehold improvements	3	287,000	45,000
Manufacturing equipment	2 - 5	90,000	7,000
Less accumulated depreciation and amortization		(246,000)	(112,000)

Fixed assets, net		$647,000	$231,000

Aytu recorded the following depreciation expense in the respective periods:

	Year Ended June 30,
	2017	2016

Depreciation expense	$134,000	$51,000

F-14

Patents

Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The fair value of the Zertane patents, determined by an independent third party appraisal, was $500,000. The Zertane patents were acquired in connection with the 2011 acquisition of DMI BioSciences by Ampio, the former parent company of Aytu, and were being amortized over the remaining U.S. patent lives of approximately 11 years, which were to expire in March 2022. In fiscal 2016, we redirected our resources towards our commercial-stage products and the Company determined that this asset had no further value as the Company did not have the resources to complete the necessary clinical trials and bring it to market before the patents expired. The remaining fair value of the Zertane patents were expensed as of June 30, 2016.

The cost of the Luoxis patents were $380,000 when they were acquired in connection with the 2013 formation of Luoxis and are being amortized over the remaining U.S. patent lives of approximately 15 years, which expires in March 2028. Patents consist of the following:

	June 30,
	2017	2016

Patents	$880,000	$880,000
Less accumulated amortization	(609,000)	(583,000)

Patents, net	$271,000	$297,000

Aytu recorded the following amortization expense in the respective periods:

	Year Ended June 30,
	2017	2016

Amortization expense	$26,000	$332,000

Future amortization from the year ended June 30, 2017 is as follows:

2018	$25,000
2019	25,000
2020	25,000
2021	25,000
2022	25,000
Thereafter	146,000
$271,000

Business Combinations

The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations”, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquired business; and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interest in the acquiree, based on the fair value estimates as of the date of acquisition. In accordance with ASC 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

Goodwill

The Nuelle, ProstaScint and Primsol purchase price allocations were based upon an analysis of the fair value of the assets and liabilities acquired. The final purchase price may be adjusted up to one year from the date of the acquisition. Identifying the fair value of the tangible and intangible assets and liabilities acquired required the use of estimates by management, and were based upon currently available data, as noted below.

F-15

The Company allocated the excess of purchase price over the identifiable intangible and net tangible assets to goodwill. Such goodwill is not deductible for tax purposes and represents the value placed on entering new markets and expanding market share.

The Company tests its goodwill for impairment annually, or whenever events or changes in circumstances indicate an impairment may have occurred, by comparing the carrying value to its implied fair value. Impairment may result from, among other things, deterioration in the performance of the acquired business, adverse market conditions, adverse changes in applicable laws or regulations and a variety of other circumstances. If the Company determines that an impairment has occurred, it is required to record a write-down of the carrying value and charge the impairment as an operating expense in the period the determination is made. In evaluating the recoverability of the carrying value of goodwill, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the acquired assets. Changes in strategy or market conditions could significantly impact those judgments in the future and require an adjustment to the recorded balances. The goodwill was recorded as part of the acquisition of ProstaScint that occurred on May 20, 2015, Primsol that occurred on October 5, 2015 and Nuelle that occurred on May 5, 2017. There was an impairment of $74,000 related to the ProstaScint goodwill for the year ended June 30, 2017.

Use of Estimates

The preparation of financial statements in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant items subject to such estimates and assumptions include valuation allowances, stock-based compensation, warrant valuation, purchase price allocation, valuation of contingent consideration, sales returns and allowances, useful lives of fixed assets, collectability of accounts receivable, and assumptions in evaluating impairment of definite and indefinite lived assets. Actual results could differ from these estimates.

Income Taxes

Aytu has been included in the consolidated tax returns of Ampio, the former parent company of Aytu, for tax years ended on or before December 31, 2015. As of January 2016, due to the decrease in Ampio’s ownership percentage of Aytu stock, Aytu will begin to file tax returns separate from Ampio. For all consolidated tax return periods, Aytu's taxes were computed and reported on a "separate return" basis for these financial statements. Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred taxes are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The amount of income taxes and related income tax positions taken are subject to audits by federal and state tax authorities. The Company has adopted accounting guidance for uncertain tax positions which provides that in order to recognize an uncertain tax position, the taxpayer must be more likely than not of sustaining the position, and the measurement of the benefit is calculated as the largest amount that is more than 50% likely to be realized upon settlement with the taxing authority. The Company believes that it has no material uncertain tax positions. The Company's policy is to record a liability for the difference between the benefits that are both recognized and measured pursuant to FASB ASC 740-1 "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement 109" (ASC 740-10) and tax position taken or expected to be taken on the tax return. Then, to the extent that the assessment of such tax positions changes, the change in estimate is recorded in the period in which the determination is made. The Company reports tax-related interest and penalties as a component of income tax expense. During the periods reported, management of the Company has concluded that no significant tax position requires recognition under ASC 740-10.

Stock-Based Compensation

Aytu accounts for share based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. The Company determines the estimated grant fair value using the Black-Scholes option pricing model and recognizes compensation costs ratably over the period of service using the graded method.

Research and Development

Research and development costs are expensed as incurred with expenses recorded in the respective period.

Income (Loss) Per Common Share

Basic income (loss) per common share is calculated by dividing the net income (loss) available to the common shareholders by the weighted average number of common shares outstanding during that period. Diluted net loss per share reflects the potential of securities that could share in the net loss of Aytu. Basic and diluted loss per share was the same in 2017 and 2016. Although there were common stock equivalents of 367,312 and 126,239 shares outstanding at June 30, 2017 and 2016, respectively, consisting of stock options and warrants; they were not included in the calculation of the diluted net loss per share because they would have been anti-dilutive.

F-16

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other current assets and other liabilities approximate their fair value due to their short maturities. The fair value of acquisition-related contingent consideration is based on estimated discounted future cash flows and assessment of the probability of occurrence of potential future events. The fair values of marketable securities is based on quoted market prices, if available, or estimated discounted future cash flows.

Derivative Liability

Aytu accounts for liability warrants by recording the fair value of each instrument in its entirety and recording the fair value of the warrant derivative liability. The fair value of the financial instruments and related warrants were calculated using a Monte Carlo based valuation model. We recorded a derivative expense at the inception of the instrument reflecting the difference between the fair value and cash received. Changes in the fair value in subsequent periods was recorded as unrealized gain or loss on fair value of debt instruments for the financial instruments and to derivative income or expense for the warrants.

The fair value of the warrants issued to the placement agents in connection with the registered offering were valued using the Black-Scholes valuation methodology. Changes in the fair value in subsequent periods were recorded to derivative income or expense.

Adoption of Newly Issued Accounting Pronouncements

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-18, "Statement of Cash Flows: Restricted Cash."  The amendments address diversity in practice that exists in the classification and presentation of changes in restricted cash on the statement of cash flows.  ASU 2016-18 is effective for the fiscal year commencing after December 15, 2017. During fiscal 2017, the Company early adopted this pronouncement, the impact of which was minimal, which is now shown on the statements of cash flows within cash and cash equivalents.

In August 2016, the FASB issued ASU 2016-15 “Statement of Cash Flows - Classification of Certain Cash Receipts and Cash Payments,” which provides guidance on the presentation of certain cash receipts and cash payments in the statement of cash flows in order to reduce diversity in existing practice. ASU 2016-15 is effective for interim and annual periods beginning after December 15, 2017. Early adoption is permitted. During fiscal 2017, the Company early adopted this standard. The primary cash flow categorization that will impact the Company will be contingent consideration payments, however, no such payments have been made to date.

In March 2016, the FASB issued ASU 2016-09, “Compensation –Stock Compensation (Topic 718): Improvements to Employee Share Based Payment Accounting.” The standard includes multiple provisions intended to simplify various aspects of the accounting for share based payments. The amendments are expected to impact net income, earnings per share, and the statement of cash flows. Implementation and administration may present challenges to companies with significant share based payment activities. The amendments are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The Company adopted this standard during fiscal, 2017. Aytu has elected to account for forfeitures as they occur, rather than estimate expected forfeitures. Prior to adopting this standard, the Company had not estimated any forfeitures, therefore, no adjustments were necessary. Aytu is also operating at a net operating loss, therefore, there was no tax implication.

F-17

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.”  ASU 2015-11 clarifies that inventory should be held at the lower of cost or net realizable value.  Net realizable value is defined as the estimated selling price, less the estimated costs to complete, dispose and transport such inventory.  ASU 2015-11 was effective for fiscal years and interim periods beginning after December 15, 2016.  ASU 2015-11 is required to be applied prospectively.  The amendments in ASU 2015-11 were adopted by the Company during fiscal 2017. The adoption of this standard did not have an impact on the Company’s financial position or results of operations.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 is intended to define management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The amendments in this ASU are effective for reporting periods ending after December 15, 2016. The Company adopted this standard during fiscal 2017 and has included the required disclosure in the Company’s financial statements (Note 3).

Recently Issued Accounting Pronouncements, Not Adopted as of June 30, 2017

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718) Scope of Modification Accounting (ASU 2017-09).” ASU 2017-09 clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The standard is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact of its adoption of this standard on its financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350).” The amendment simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendment should be applied on a prospective basis. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not believe that adoption of this amendment will have a material impact on its financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business.” The amendment clarifies the definition of a business, which is fundamental in the determination of whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This determination is important given the diverging accounting models used for each type of transaction. The guidance is generally expected to result in fewer transactions qualifying as business combinations. The amendment is effective prospectively for public business entities for interim and annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. The Company does not expect an immediate impact on its financial statements from this codification however, if Aytu seeks to purchase additional assets in the future it could have an impact if that purchase is accounted for as a business combination or an asset purchase.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for leases for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its adoption of this standard on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Recognition and Measurement of Financial Assets and Financial Liabilities (Topic 825). ASU No. 2016-01 revises the classification and measurement of investments in certain equity investments and the presentation of certain fair value changes for certain financial liabilities measured at fair value. ASU No. 2016-01 requires the change in fair value of many equity investments to be recognized in net income. ASU No. 2016-01 is effective for interim and annual periods beginning after December 15, 2017, with early adoption permitted.  Adopting ASU No. 2016-01 may result in a cumulative effect adjustment to the consolidated statement of equity retained earnings as of the beginning of the year of adoption. The Company is currently evaluating the impact of this standard on its financial statements.

F-18

In May 2014, the FASB issued ASU 2014-09, Topic 606, Revenue from Contracts with Customers (the "New Revenue Standard"). The amendments in this ASU provide a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the new ASU is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of the New Revenue Standard. In 2016, the FASB issued ASU 2016-08, ASU 2016-10, ASU 2016-11, and ASU 2016-12 to clarify, among other things, the implementation guidance related to principal versus agent considerations, identifying performance obligations, and accounting for licenses of intellectual property. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract.  The New Revenue Standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early application is permitted for interim and annual periods beginning after December 5, 2017. The amendments in this update are to be applied on a retrospective basis, either to each prior reporting period presented or by presenting the cumulative effect of applying the update recognized at the date of initial application. The New Revenue Standard will be effective for the Company in fiscal 2019. We will adopt the standard in our third quarter of fiscal 2018 and preliminarily expect to use the modified prospective method. However, we are continuing to evaluate the impact of the standard, and our adoption method is subject to change. We currently do not anticipate these standards to have a material impact on our consolidated financial statements outside of the expanded disclosure requirements.

Note 3 – Going Concern

As reflected in the accompanying financial statements, the Company had a net loss of $22.5 million and net cash used in operations of $13.8 million, for the year ended June 30, 2017. At June 30, 2017, Aytu had $878,000 of cash, cash equivalents and restricted cash, stockholders’ equity of $4.0 million and an accumulated deficit of $69.1 million at June 30, 2017.  In addition, the Company is in the early stage of commercialization and has not yet generated any profits. These factors raised substantial doubt about the Company’s ability to continue as a going concern.

However, with the completion of the August 2017 financing of $11.8 million, the Company expects that its current cash resources plus this additional funding will be sufficient to fund operations through fiscal 2018 and into mid-fiscal 2019.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 – License Agreement/Revenue Recognition

During 2011, Ampio Pharmaceuticals, Inc., (“Ampio”), Aytu’s former parent company, entered into a license, development and commercialization agreement with a major Korean pharmaceutical company which was assigned to Vyrix when it was formed in 2013. The agreement grants the pharmaceutical company exclusive rights to market Zertane in South Korea for the treatment of premature ejaculation (“PE”) and for a combination drug to be developed, utilizing Zertane and an erectile dysfunction drug. Upon signing of the agreement, Ampio received a $500,000 upfront payment, the net proceeds of which were $418,000 after withholding of Korean tax. The upfront payment was deferred and was being recognized as license revenue over a ten-year period. Milestone payments of $3.2 million could have been earned and recognized contingent upon achievement of regulatory approvals and cumulative net sales targets, which could have taken several years. In addition, Aytu could have earned a royalty based on 25% of net sales, as defined, if the royalty exceeded the transfer price of the Zertane product. No royalties have been earned to date.

In April 2014, Vyrix entered into a Distribution and License Agreement (the “Paladin Agreement”) with Endo Ventures Limited, which acquired Paladin Labs Inc. (“Paladin”), whereby Paladin has exclusive rights to market, sell and distribute Zertane in Canada, the Republic of South Africa, certain countries in Sub Saharan Africa, Colombia and Latin America. The Paladin Agreement expires on a country by country basis upon the later of 15 years after the first commercial sale of the product in that country or expiration of market exclusivity for Zertane in that country. Paladin paid $250,000 to Vyrix upon signing the Paladin Agreement and is obligated to make milestone payments aggregating up to $3.0 million based upon achieving Canadian and South African product regulatory approval and achieving specific sales goals. The upfront payment was deferred and was being recognized as license revenue over a seven-year period. In addition, the Paladin Agreement provides that Paladin pay royalties based on sales volume.

F-19

At the end of fiscal 2016, Aytu determined that the Zertane asset had no further value as Aytu did not have the resources to complete the necessary clinical trials and bring it to market before the patents expire. The remaining deferred revenue of $426,000 was recognized as of June 30, 2016.

Note 5 – Fair Value Considerations

The carrying amounts of financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other current assets and other liabilities approximate their fair value due to their short maturities. The fair value of acquisition-related contingent consideration is based on estimated discounted future cash flows and assessment of the probability of occurrence of potential future events. The fair values of marketable securities is based on quoted market prices, if available, or estimated discounted future cash flows. The valuation policies are determined by the Chief Financial Officer and approved by the Company’s Board of Directors.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Aytu. Unobservable inputs are inputs that reflect Aytu’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to Aytu for identical assets or liabilities;

Level 2:	Inputs include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3:	Unobservable inputs that are supported by little or no market activity.

Aytu’s assets and liabilities which are measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Aytu’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer. Aytu has consistently applied the valuation techniques discussed below in all periods presented.

The following table presents Aytu’s financial liabilities that were accounted for at fair value on a recurring basis as of June 30, 2017 and 2016, by level within the fair value hierarchy:

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
June 30, 2017
ASSETS
Investment in Acerus	$-	$-	$-	$-

LIABILITIES
Warrant derivative liability	$-	$-	$-	$-
Contingent consideration	$-	$-	$7,648,000	$7,648,000

June 30, 2016
ASSETS
Investment in Acerus	$1,041,000	$-	$-	$1,041,000

LIABILITIES
Warrant derivative liability	$-	$-	$276,000	$276,000
Contingent consideration	$-	$-	$3,869,000	$3,869,000

F-20

The estimated fair value of the Company’s investment, which is classified as Level 1 (quoted price is available), was $1.0 million as of June 30, 2016. This investment was sold during fiscal 2017.

The warrant derivative liability was valued using the Black-Scholes valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. The warrants related to the warrant derivative liability are not actively traded and therefore classified as Level 3. Significant assumptions in valuing the warrant derivative liability, based on estimates of the value of Aytu common stock and various factors regarding the warrants, were as follows as of February 28, 2017, the date when the derivative instruments converted into equity, and at June 30, 2016:

	February 28, 2017	June 30, 2016
Warrants:
Volatility	160.7%	75.0%
Equivalent term (years)	4.18	4.84
Risk-free interest rate	1.87%	0.99%
Dividend yield	0.00%	0.00%

The following table sets forth a reconciliation of changes in the fair value of financial liabilities classified as Level 3 in the fair valued hierarchy:

Derivative Instruments

Balance as of June 30, 2016	$276,000
Warrant issuances	-
Change in fair value included in earnings (February 28, 2017)	(213,000)
Reclassification of warrant from liability to equity upon amendment	(63,000)
Balance as of June 30, 2017	$-

The contingent consideration was valued using the Monte-Carlo valuation methodology because that model embodies all of the relevant assumptions that address the features underlying these instruments. Contingent consideration is not actively traded and therefore classified as Level 3.

As of June 30, 2016, we had $3.9 million in contingent consideration. During fiscal 2017, this balance increased to $7.6 million as a result of $305,000 in accretion, which is included in our interest expense, as well as an increase of $1.9 million related to our Nuelle merger and adjustments of $1.5 million related to the revaluation of our ProstaScint and Natesto products.

Note 6 – Income Taxes

As previously discussed in Note 2 - Summary of Significant Accounting Policies, the Company has been included in the consolidated tax returns of Ampio for tax years ending on or before December 31, 2015. Beginning in January 2016, Aytu will file tax returns separate from Ampio. For all consolidated tax return periods, the Company's taxes have been computed and reported on a "separate return" basis. Ampio and Aytu did not have a tax sharing agreement for the consolidated return periods. Accordingly, certain tax attributes, e.g. net operating loss carryforwards, reflected in these financial statements, may or may not be available to Aytu. In January 2016, Ampio's ownership interest in Aytu fell below 80% so that Aytu will no longer be included in the Ampio consolidated tax return. The deconsolidation resulted in approximately $4.5 million of net operating loss carryforwards originating prior to the incorporation of Vyrix and Luoxis no longer being available to Aytu. Upon deconsolidation, the deferred tax asset and related valuation allowance for these pre-incorporation net operating losses have been removed.

Income tax benefit resulting from applying statutory rates in jurisdictions in which Aytu is taxed (Federal and various states) differs from the income tax provision (benefit) in the Aytu financial statements. The following table reflects the reconciliation for the respective periods.

F-21

	Year Ended June 30,
	2017		2016

Benefit at statutory rate	$(7,653,000)	(34.00)%	$(9,581,000)	(34.00)%
State income taxes, net of federal benefit	(681,000)	(3.02)%	(853,000)	(3.03)%
Stock based compensation	116,000	0.51%	7,000	0.03%
Interest on convertible debt	-	0.00%	75,000	0.27%
Offering costs	203,000	0.90%	-	0.00%
Contingent consideration	4,000	0.02%	-	0.00%
Change in tax rate	(11,000)	(0.05)%	-	0.00%
Change in valuation allowance	7,922,000	35.19%	8,672,000	30.77%
Reduction of net operating losses upon deconsolidation	-	0.00%	1,674,000	5.94%
Other	100,000	0.45%	6,000	0.02%
Net income tax provision (benefit)	$-	0.00%	$-	0.00%

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities are as follows for the respective periods:

	2017	2016
Deferred tax assets (liabilities):
Deferred revenue	$-	$-
Deferred rent	3,000	5,000
Accrued expenses	127,000	445,000
Net operating loss carry forward	15,435,000	9,202,000
Intangibles	1,559,000	606,000
Share-based compensation	1,362,000	327,000
Fixed assets	191,000	-
Unrealized loss on investment	-	360,000
Capital loss carry forward	385,000	-
Contribution carry forward	41,000	-
Warrant liability	75,000	153,000
Inventory	174,000	192,000
Allowance for doubtful accounts	17,000	15,000
Total deferred income tax assets (liabilities)	19,369,000	11,305,000
Less: Valuation allowance	(19,369,000)	(11,305,000)
Total deferred income tax assets (liabilities)	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, carry back opportunities and tax planning strategies in making the assessment. The Company believes it is more likely than not it will realize the benefits of these deductible differences, net of the valuation allowance provided. The Company has federal net operating losses of approximately $42.3 million and $24.8 million as of June 30, 2017 and June 30, 2016, respectively that, subject to limitation, may be available in future tax years to offset taxable income. The available federal net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2031 through 2036. The Company has state net operating losses of approximately $32.8 million and $17.3 million as of June 30, 2017 and June 30, 2016, respectively that, subject to limitation, may be available in future tax years to offset taxable income. The available state net operating losses, if not utilized to offset taxable income in future periods, will begin to expire in 2025 through 2036. Under the provisions of the Internal Revenue Code, substantial changes in the Company's ownership may result in limitations on the amount of NOL carryforwards that can be utilized in future years. Net operating loss carryforwards are subject to examination in the year they are utilized regardless of whether the tax year in which they are generated has been closed by statute. The amount subject to disallowance is limited to the NOL utilized. Accordingly, the Company may be subject to examination for prior NOLs generated as such NOLs are utilized.

F-22

As of June 30, 2017 and 2016, the Company has no liability for gross unrecognized tax benefits or related interest and penalties.

Aytu has made its best estimates of certain income tax amounts included in the financial statements. Application of the Company's accounting policies and estimates, however, involves the exercise of judgement and use of assumptions as to future uncertainties and, as a result, could differ from these estimates. In arriving at its estimates, factors the Company considers include how accurate the estimates or assumptions have been in the past, how much the estimates or assumptions have changed and how reasonably likely such changes may have a material impact. Aytu has been historically included in the Ampio consolidated tax return. Under the general statute of limitations, the Company would not be subject to federal or Colorado income tax examinations for tax years prior to 2013 and 2012, respectively. However, given the net operating losses generated since inception, all tax years since inception are subject to examination.

Note 7 – Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following table as of June 30, 2017:

	Total	2018	2019	2020	2021	2022	Thereafter
Prescription database	$1,342,000	$769,000	$573,000	$-	$-	$-	$-
Natesto	15,000,000	-	-	2,500,000	5,000,000	-	7,500,000
Manufacturing/commercial supply agreements	-	-	-	-	-	-	-
Office lease	175,000	145,000	30,000	-	-	-	-
	$16,517,000	$914,000	$603,000	$2,500,000	$5,000,000	$-	$7,500,000

Prescription Database

In May 2016, Aytu entered into an agreement with a company that will provide Aytu with prescription database information, whereby Aytu agreed to pay approximately $1.9 million over three years for access to the database of prescriptions written for Natesto. The payments have been broken down into quarterly payments, the first of which was made in November 2016, the second payment was made in January 2017 and the third payment was made in April 2017.

Natesto

In April 2016, the Company entered into an agreement with Acerus whereby Aytu agreed to pay $8.0 million for the exclusive U.S. rights to Natesto (see Note 1). The first payment totaling $2.0 million was paid in April, the second installment payment was paid in October 2016. The final payment totaling $4.0 million was paid in January 2017. Additionally, Aytu is required to make the first milestone payment of $2.5 million even if the milestone is not reached and anticipates making the second milestone payment of $5.0 million along with the third milestone payment of $7.5 million.

Manufacturing/Commercial Supply Agreements

In October 2015, Aytu entered into a Master Services Agreement with Biovest International, Inc. (“Biovest”). The agreement provides that Aytu may engage Biovest from time to time to provide services in accordance with mutually agreed upon project addendums and purchase orders. Aytu expects to use the agreement from time to time for manufacturing services, including without limitation, the manufacturing, processing, quality control testing, release or storage of its products for the ProstaScint product. In September 2016, Aytu entered into a Commercial Supply Agreement with Grand River Aseptic Manufacturing, Inc. (“GRAM”). The agreement provides that Aytu may engage GRAM from time to time to provide services in accordance with mutually agreed upon work orders. As of June 30, 2017, both contracts were on hold as the Company evaluates its strategic options for the ProstaScint product. If the contracts are not restarted, Aytu does not anticipate any future liability related to either contract.

Office Lease

In June 2015, Aytu entered into a 37 month operating lease for a space in Raleigh, North Carolina. This lease has initial base rent of $3,000 a month, with total base rent over the term of the lease of approximately $112,000. In September 2015, the Company entered into a 37 month operating lease in Englewood, Colorado. This lease has an initial base rent of $9,000 a month with a total base rent over the term of the lease of approximately $318,000. The Company recognizes rental expense of the facilities on a straight-line basis over the term of the lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods is as follows:

F-23

	Year Ended June 30,
	2017	2016

Rent expense	$139,000	$120,000

Note 8 – Convertible Promissory Notes

During July and August 2015, Aytu closed on note purchase agreements with institutional and high net worth individual investors for the purchase and sale of convertible promissory notes (“Notes”) with an aggregate principal amount of $5.2 million. The sale of the Notes was pursuant to a private placement. Debt issuance costs totaled $401,000, which included the $103,000 fair value of the placement agent warrants.

The Notes were an unsecured obligation. Aytu did not have the right to prepay the Notes prior to the maturity date. Interest accrued on the Notes in the following amounts: (i) 8% simple interest per annum for the first six months and (ii) 12% simple interest per annum thereafter if not converted during the first nine months. Interest accrued, was payable with the principal upon maturity, conversion or acceleration of the Notes and could have been paid in kind or in cash, in Aytu’s sole discretion.

Placement agents for the offering sold the institutional portion of the offering of the Notes. Aytu sold the balance of the Notes to individuals and entities with whom Aytu had an established relationship. For Notes sold by the placement agent, Aytu paid the placement agent 8% of the gross proceeds of Notes sold by the placement agents and was obligated to issue warrants for an amount of shares equal to 8% of the gross number of shares of the Company stock issuable upon conversion of the Notes issued to investors introduced to the Company by the private placement agents in the private placement, in addition to a previously paid non-refundable retainer fee of $20,000. The placement agent warrants have a term of five years from the date of issuance of the related notes in July and August 2015, an exercise price equal to the conversion price per share at which the Notes are converted into common stock. Change in fair value is recorded in earnings. Fair value at the grant date was recorded as a debt discount and amortized over the term of the debt.

The warrants were recorded at fair value as long-term liabilities on the Balance Sheet and upon conversion were moved to equity classification.

Upon Aytu’s adoption of ASU 2015-3, the issuance costs associated with the Notes were recorded as a long–term liability and were presented in the Balance Sheet as a direct reduction of the carrying amount of the Notes on their inception date.

Pursuant to the terms of the convertible promissory note agreements, if Aytu sold equity securities at any time while the Notes were outstanding in a financing transaction that was not a Qualified Financing (a public offering of Aytu stock resulting in gross proceeds of at least $5.0 million (excluding indebtedness converted in such financing) prior to the maturity date of the Notes), the holders of the convertible promissory notes had the option, but not the obligation, to convert the outstanding principal and accrued interest as of the closing of such financings into a number of shares of Aytu capital stock in an amount equal to 120% of the number of such shares calculated by dividing the outstanding principal and accrued interest by the lesser of (a) the lowest cash price per share paid by purchasers of shares in such financing, or (b) $92.60. As a result of Aytu’s sale of common stock on January 20, 2016, the Company was obligated to provide notice to the above-referenced noteholders of such stock sales. In accordance with the convertible note terms, noteholders had the option to convert their entire balance (inclusive of accrued but unpaid interest) into a number of shares of Aytu common stock equal to 120% of the number of shares calculated by dividing such note balance by $156.00, which was the per share purchase price paid in the equity financing described above. On February 10, 2015, the date of the conversion, an aggregate of $4.1 million of principal and $143,000 of accrued interest on the Notes converted into an aggregate of 32,830 shares of Aytu’s common stock under the original terms of the agreement.

In May 2016, Aytu completed a registered public offering which was considered a Qualified Financing and all outstanding Notes were automatically converted on the same terms as in the offering. At the insistence of the underwriters of the offering, all outstanding noteholders had signed lockup agreements which granted them an extra 10% on the conversion, increasing it to 130% of shares calculated by dividing such Note balance by $96.00, which was the per share purchase price in the registered offering. On May 6, 2016, the date of conversion, an aggregate of $1.1 million of principal and $78,000 of accrued interest on the Notes converted into an aggregate of 15,279 shares of Aytu’s common stock and 15,279 warrants.

In connection with the conversion of the Aytu Notes, Aytu was obligated to issue to the placement agents for the convertible note offering warrants for an amount of shares equal to 8% of the number of shares of Aytu’s common stock for the Notes sold by the placement agents issued upon conversion of the Notes. As a result of the optional note conversion, on February 10, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 1,113 shares of common stock at an exercise price of $156.00 per share. As a result of the second Note conversion, on May 6, 2016, Aytu issued warrants to the placement agents to purchase an aggregate of 1,129 shares of common stock at an exercise price of $96.00 per share. These warrants are exercisable for five years from the date of issuance of the related Notes in July and August 2015. The warrants have a cashless exercise feature.

F-24

Also in connection with the conversion of the Notes, Aytu recorded a beneficial conversion feature of $4.9 million which was recorded as a debt discount; this amount represents that carrying amount of the Notes at the date of conversion. The beneficial conversion feature was expensed upon conversion of the Notes to interest expense.

Note 9 – Common Stock

Capital Stock

At June 30, 2017 and June 30, 2016, Aytu had 824,831 and 187,098 common shares outstanding, respectively, and no preferred shares outstanding at either June 30, 2017 or June 30, 2016. The Company has 100.0 million shares of common stock authorized with a par value of $0.0001 per share and 50.0 million shares of preferred stock authorized with a par value of $0.0001 per share.

In May 2016, Aytu raised gross proceeds of approximately $7.5 million through a public offering of 78,125 Units. Offering costs totaled $1.2 million resulting in net proceeds of $6.3 million. Each Unit consisted of one share of Aytu common stock and a warrant to purchase one share of Aytu common stock. The common stock issued had a relative fair value of $4.2 million. The warrants have an exercise price of $120.00 per share and will expire five years from the date of issuance. These warrants have a relative fair value of $2.1 million. We also granted the underwriters a 45-day option (the Over-Allotment Option) to purchase up to an additional 11,719 shares of common stock and/or warrants. The underwriters exercised 8,542 of this over-allotment option for the warrants and paid $2.40 per over-allotment warrant resulting in proceeds of $20,000. These warrants have the same terms as the warrants sold in the registered offering.

In July 2016, we entered into a purchase agreement (the ‘‘Purchase Agreement’’), together with a registration rights agreement (the ‘‘Registration Rights Agreement’’), with Lincoln Park Capital Fund, LLC (‘‘Lincoln Park’’). Upon signing the Purchase Agreement, Lincoln Park agreed to purchase 6,684 shares of our common stock for $500,000 as an initial purchase under the agreement. We also issued as a commitment fee to Lincoln Park of 2,625 shares of common stock. Between September 2016 and June 2017, Lincoln Park purchased an additional 10,000 shares for $240,000, the issuance costs related to these purchases totaled $91,000, resulting in net proceeds of $649,000. We terminated the Purchase Agreement effective August 16, 2017.

In July 2016, we issued 50,000 shares of restricted stock as compensation to certain executive officers and directors, which vest in July 2026. This expense is included in sales, general and administrative. For the year ended June 30, 2017, the expense was $725,000. The original fair value of the restricted stock was $3.2 million. As of June 30, 2017, the remaining unrecognized expense is $2.5 million. During fiscal 2017, one of the Company’s executive officers resigned and his restricted stock vested in full upon this event. This resulted in the Company recognizing the remainder of the expense related to this executive’s restricted stock grant of $430,000.

In August 2016, we issued an aggregate of 7,123 shares of common stock as bonuses for performance in 2016 to three executive officers.

In November 2016, we raised gross proceeds of approximately $8.6 million through a public offering of 286,749 Units. Offering costs totaled $1.0 million resulting in net cash proceeds of $7.6 million. We also issued underwriter warrants in connection with the offering with a fair value of $293,000, resulting in net proceeds of $7.3 million. Each Unit consisted of one share of Aytu common stock and a warrant to purchase one share of Aytu common stock. The common stock issued had a relative fair value of $3.7 million and a fair value of $4.4 million. The investor warrants have an exercise price of $37.20 per share and will expire five years from the date of issuance. These investor warrants have a relative fair value of $3.5 million and a fair value of $4.2 million. We also granted the underwriters a 45-day option (the Over-Allotment Option) to purchase up to an additional 43,013 shares of common stock and/or warrants. The underwriters purchased 14,263 of this Over-Allotment Option for the warrants and paid $0.20 per over-allotment warrant. These warrants have the same terms as the warrants sold in the registered offering. These warrants have a relative fair value of $173,000, a fair value of $208,000, and proceeds of $3,000, which was the purchase price per the underwriting agreement.

In February 2017, the Company consummated its warrant tender offer to exercise, at a temporarily reduced exercise price of $15.00 per share, (i) outstanding warrants to purchase 86,667 shares of common stock with an exercise price of $120.00 per share, which were originally issued to investors in the Company’s May 2016 financing (the “May 2016 Warrants”), and (ii) outstanding warrants to purchase 301,013 shares of common stock with an exercise price of $37.20 per share, which were originally issued to investors in the Company’s October 2016 financing (the “October 2016 Warrants” and together with the May 2016 Warrants, the “Original Warrants”). Original warrants to purchase an aggregate of 149,552 shares of common stock were tendered and exercised in the warrant tender offer, for aggregate gross proceeds to the Company of approximately $2.2 million. Original warrants that were not tendered and exercised remain in effect at the pre-tender offer exercise prices of $120.00 per share and $37.20 per share, respectively (see Note 11).

F-25

In May 2017, we entered into a Merger Agreement with Nuelle, Inc. and its stockholders, pursuant to which Nuelle would become our wholly owned subsidiary (the “Merger”). The Merger closed on May 5, 2017. As part of the Merger, we issued to the Nuelle preferred stockholders an aggregate of 125,000 shares of our common stock.

Note 10 – Equity Instruments

Stock Option Repricing

In March 2017, our Board of Directors approved a common stock option repricing program whereby all previously granted and unexercised options were repriced on a one-for-one basis to $16.40 per share which represented the closing price of our common stock as of the date of the repricing. There was no other modification to the vesting schedule of the previously issued options. As a result, 36,864 unexercised options originally granted to purchase common stock at prices ranging from $64.60 to $1,111.20 per share were repriced under this program.

We treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in an incremental stock-based compensation expense of $34,000. The full expense was recognized during fiscal 2017.

In July 2016, our Board of Directors approved a common stock option repricing program whereby previously granted and unexercised options held by our then current employees, consultants and directors with exercise prices above $120.00 per share were repriced on a one-for-one basis to $64.60 per share which represented the per share fair value of our common stock as of the date of the repricing. There was no other modification to the vesting schedule of the previously issued options. As a result, 15,803 unexercised options originally granted to purchase common stock at prices ranging from $134.40 to $362.40 per share were repriced under this program.

We treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in an incremental stock-based compensation expense of $318,000. Expense related to vested shares was expensed on the repricing date and expense related to unvested shares is being amortized over the remaining vesting period of such stock options.

Options

On June 1, 2015, Aytu’s stockholders approved the 2015 Stock Option and Incentive Plan (the “2015 Plan”), which, as amended in November 2016, provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 100,000 shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan.

Pursuant to the 2015 Stock Plan, 100,000 shares of its common stock, are reserved for issuance. The fair value of options granted was calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. Aytu estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The assumptions used for the year ended June 30, 2017 are as follows:

F-26

	Year Ended June 30,
	2017	2016

Expected volatility	178% - 185%	75%
Risk free interest rate	0.97% - 1.88%	1.16% - 1.90%
Expected term (years)	5.0 -6.5	3.75 - 6.25
Dividend yield	0%	0%

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2015	-	$-	-
Granted	16,340	$360.20
Exercised	-	$-
Forfeited/Cancelled	(209)	$362.40
Outstanding June 30, 2016	16,131	$360.20	9.33
Granted	23,608	$18.20
Exercised	-	$-
Forfeited	(1,408)	$83.20
Cancelled	(68)	$64.60
Outstanding June 30, 2017	38,263	$16.31	8.40
Exercisable at June 30, 2017	19,341	$16.40	7.95
Available for grant at June 30, 2017	61,737

The following table details the options outstanding at June 30, 2017 by range of exercise prices:

Range of Exercise Prices	Number of Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life of Options Outstanding	Number of Options Exercisable	Weighted Average Exercise Price
$14.00	1,500	$14.00	9.85	-	$14.00
$16.40	36,763	$16.40	8.34	19,341	$16.40
	38,263	$16.31	8.40	19,341	$16.40

F-27

Stock-based compensation expense related to the fair value of stock options was included in the statements of operations as research and development expenses and sales, general and administrative expenses as set forth in the table below. Aytu determined the fair value as of the date of grant using the Black-Scholes option pricing model and expenses the fair value ratably over the vesting period. The following table summarizes stock-based compensation expense for the years ended June 30, 2017 and 2016:

	Year Ended June 30,
	2017	2016
Research and development expenses
Stock-based compensation	$-	$89,000
Selling, general and administrative expenses
Stock-based compensation	2,502,000	814,000
	$2,502,000	$903,000

Unrecognized expense at June 30, 2017	$775,000

Weighted average remaining years to vest	1.81

Warrants

A summary of all warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2015	444	$1,087.20	2.92
Warrants issued to placement agents for convertible promissory notes	1,115	$156.00
Warrants issued to investors in connection with the registered offering	86,667	$120.00
Warrants issued to placement agents for convertible promissory notes	1,129	$96.00
Warrants issued to placement agents for the registered offering	5,474	$120.00
Warrants issued to convertible note holders who converted May 5, 2016	15,279	$120.00
Outstanding June 30, 2016	110,108	$124.02	4.71

Issuance of settlement warrants to initial investors	4,402	$80.00
Warrants issued to investors in connection with the registered offering	301,014	$37.20
Warrants issued to placement agents for the registered offering	20,077	$15.00
Warrants exercised	(149,552)	$15.00

Outstanding June 30, 2017	286,049	$50.29	4.23

In connection with our private placement of approximately $5.2 million of convertible notes in July and August 2015, the Company was obligated to issue to the placement agents’ warrants for an amount of shares equal to 8% of the number of shares of our common stock issued upon conversion of the notes and any accrued interest. The placement agents warrants have a term of five years from the date of issuance of the related notes in July and August 2015, an exercise price equal to 100% of the price per share at which equity securities were sold in our next equity financing, and provide for cashless exercise.

In connection with the conversions of the notes in February 2016 and May 2016, which were triggered by an equity financing in January 2016 and our public offering of common stock and warrants in May 2016, respectively, we issued warrants to the placement agents to purchase an aggregate of 1,115 shares of our common stock at an exercise price of $156.00 per share, and an aggregate of 1,129 shares of our common stock at an exercise price of $96.00 per share. These warrants have a fair value of $87,000 and $50,000, respectively.

F-28

Also in connection with the conversion of the notes in May 2016, the noteholders that converted also received 15,279 warrants (see Note 9). These warrants have a term of five years with an exercise price of $120.00 per share. These warrants are accounted for under equity treatment and have a fair value of $480,000.

In connection with our May 2016 public offering, we issued warrants to purchase an aggregate of 5,474 shares of common stock at an exercise price of $120.00 and a term of five years to the underwriters of the public offering. These warrants are accounted for under liability accounting and are fair valued at each reporting period (see Note 6).

Also in connection with our May 2016 public offering, we issued to investors warrants to purchase an aggregate of 86,667 shares of common stock, which includes the over-allotment warrants, at an exercise price of $120.00 with a term of five years. These warrants are accounted for under equity treatment (see Note 10).

Included in the warrant balance at June 30, 2016 are warrants to purchase of 5,474 shares of common stock issued to the underwriters of our May registered offering. These warrants were accounted for under liability accounting and were fair valued at each reporting period (see Note 7). On February 28, 2017, these warrants had a fair value of $63,000. Upon the amendment to these warrant agreements, in connection with the closing of our warrant tender offer, this value was reclassified from liability accounting to equity after we removed any provision in the amendment that could cause this to be paid in cash.

Included in the warrant balance at June 30, 2016 are warrants to purchase of 429 shares of common stock issued to the bankers that assisted us with our Notes (see Note 9). In March 2017, the Company reduced the exercise price of $156.00 to $15.00. This modification resulted in an expense of $1,500 which was recognized during the quarter ended March 31, 2017 in sales, general and administrative.

During fiscal 2017, Aytu issued warrants to purchase 4,402 shares of common stock to initial investors of the Company at an exercise price of $80.00 and a term of five years from July 2016. These warrants generated a non-cash expense of $596,000 for the year ended June 30, 2017, which is included in sales, general and administrative expense. These warrants are accounted for under equity treatment.

In connection with our November 2016 public offering, we issued to the underwriters of the public offering warrants to purchase an aggregate of 20,077 shares of common stock at an exercise price of $37.20 and a term of five years. These warrants are accounted for under equity treatment. In February, we reduced the exercise price of these warrants to $15.00.

Also in connection with our November 2016 public offering, we issued to investors warrants to purchase an aggregate of 301,014 shares of common stock, which includes the over-allotment warrants, at an exercise price of $37.20 with a term of five years. These warrants are accounted for under equity treatment (see Note 10).

In February 2017, the Company consummated its warrant tender offer to exercise, at a temporarily reduced exercise price of $15.00 per share, (i) outstanding warrants to purchase 86,667 shares of common stock with an exercise price of $120.00 per share, which were originally issued to investors in the Company’s May 2016 financing (the “May 2016 Warrants”), and (ii) outstanding warrants to purchase 301,014 shares of common stock with an exercise price of $37.20 per share, which were originally issued to investors in the Company’s October 2016 financing (the “October 2016 Warrants” and together with the May 2016 Warrants, the “Original Warrants”). Original Warrants to purchase an aggregate of 149,552 shares of common stock were tendered and exercised in the warrant tender offer, for aggregate gross proceeds to the Company of approximately $2.2 million. Original warrants that were not exercised remain in effect at the pre-tender offer exercise prices of $120.00 per share and $37.20 per share, respectively. The incremental fair value, which had no book impact, was $178,000.

The Company also reduced the exercise prices of an aggregate of 25,541 warrants to purchase shares of common stock, which were originally issued as underwriters’ compensation in the May 2016 and October 2016 financings, from $120.00 per share and $37.20 per share, respectively, to $15.00 per share. The amended warrants related to the May 2016 financing adjusted the accounting for these warrants from liability classification to equity. The incremental fair value of these warrant modifications, which had no book impact, was $23,000.

F-29

All warrants were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the selling price or fair market value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing a weighted average of comparable published volatilities of peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. During fiscal 2017, Aytu modified 175,522 warrants. We used the value of $15.20 per the valuation of our common stock issued in March 2017.

Significant assumptions in valuing the warrants issued and modified during the year ended June 30, 2017 were as follows:

	Year Ended June 30,
	2017	2016
Expected volatility	156.64% - 169.22%	75%
Risk free interest rate	1.63% - 1.87%	1.07 - 1.76%
Contractual term (years)	3.46 - 4.67	4.2 - 5.0
Dividend yield	0%	0%

Note 11 – Related Party Transactions

Services Agreement

In July 2015, Aytu entered into an agreement with Ampio, whereby Aytu agreed to pay Ampio a set amount per month for shared overhead, which includes costs related to the shared corporate staff and other miscellaneous overhead expenses. This agreement was amended in November 2015, April 2016, July 2016, and again in January 2017 resulting in an amount of $12,000 per month. This agreement was terminated in June 2017.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement, which was amended in January 2015 and provided for Luoxis (now Aytu) to pay $6,000 per month to TRLLC in consideration for services related to research and development of the Oxidation Reduction Potential platform. In March 2014, Luoxis also agreed to pay a sum of $615,000 which was being amortized over the contractual term of 60.5 months and was divided between current and long-term on the balance sheet; as of September 2014, this amount had been paid in full. This agreement was terminated in March 2017.

F-30

Note 12 – Segment Information

Aytu manages our Company and aggregated our operational and financial information in accordance with two reportable segments: Aytu and Aytu Women’s Health. The Aytu segment consists of our core male urology products. The Aytu Women’s Health segment contains our women’s health platform which consists of sexual wellness platform. Select financial information for these segments is as follows:

	Year Ended June 30,
	2017	2016
Revenue:
Aytu	$3,175,000	$2,562,000
Aytu Women's Health	47,000	-

Consolidated revenue	$3,222,000	$2,562,000

Consolidated net loss:
Aytu	$(22,349,000)	$(28,180,000)
Aytu Women's Health	(159,000)	-

Consolidated net loss	$(22,508,000)	$(28,180,000)

Total assets:
Aytu	$11,779,000	$24,343,000
Aytu Women's Health	3,220,000	-

Total assets	$14,999,000	$24,343,000

Note 13 – Employee Benefit Plan

Aytu has a 401(k) plan that allows participants to contribute a portion of their salary, subject to eligibility requirements and annual IRS limits. The Company matches 50% of the first 6% contributed to the plan by employees. In fiscal 2017, the Company’s match was $99,000.

Note 14 – Subsequent Events

In July 2017, our stockholders approved an amendment to our 2015 Stock Option and Incentive Plan to (i) increase the number of authorized shares of common stock reserved for issuance thereunder from 2.0 million to 3.0 million, (ii) increase the number of shares that may be issued as incentive stock options from 2.0 million to 3.0 million, (iii) increase the maximum number of shares of common stock (A) underlying stock options or stock appreciation rights that may be granted to any one individual during any calendar year period, and (B) granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, for any performance cycle from 1.0 million to 2.0 million, and (iv) in the event that we effect a reverse stock split prior to November 14, 2018 (or such other date that is one year after the date of our 2018 annual meeting of stockholders), immediately after the effective time of such reverse stock split, (A) the maximum number of shares reserved under the Plan will be automatically increased to 3.0 million, (B) the maximum number of shares that may be issued pursuant to any type of award will be automatically increased to 3.0 million, (C) the number of shares that may be granted to any one individual during any one calendar year period as stock options or stock appreciation rights will be automatically increased to 2.0 million, and (D) the number of shares that may be issued in the form of incentive stock options will be automatically increased to 3.0 million.

F-31

In July 2017, our stockholders also approved an amendment to our Certificate of Incorporation to effect a reverse stock split at a ratio of any whole number up to 1-for-20, as determined by our board of directors, at any time before November 14, 2018 (or such other date that is one year after the date of our 2018 annual meeting of stockholders), if and as determined by our board of directors.

August 11, 2017, our board of directors approved a reverse stock split in which each common stockholder received one share of common stock for every 20 shares outstanding, which was effected on August 25, 2017. This adjustment is reflected in this Annual Report.

On August 11, 2017, we entered into a Securities Purchase Agreement with various investors pursuant to which we agreed to sell Class A and Class B equity units for gross proceeds of approximately $11.8 million. Class A units consist of one (1) share of common stock and a warrant to purchase one and one-half (1.5) shares of common stock and were sold at a negotiated price of $3.00 per unit. Class B units consist of one (1) share of our newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase one and one-half (1.5) shares of common stock for each share of common stock into which the Series A Preferred Stock is convertible and were sold at a negotiated price of $1,000.00 per unit to those purchasers who, together with their affiliates and certain related parties, would beneficially own more than 9.99% of our outstanding common stock following the offering. These Series A Preferred Shares concert into common shares at $3.00 per share, which when fully exercised will increase the common shares outstanding by 750,000 shares. The offering closed on August 15, 2017.

In the offering, we issued an aggregate of 3,196,665 shares of our common stock, 2,250 shares of Series A Preferred Stock and warrants to purchase up to an aggregate of 5,919,998 shares of our common stock.

We incurred certain expenses related to this transaction to attorneys and underwriters inclusive of a 9% cash fee and warrants to purchase 10% of the aggregate number of shares issued in the transaction.

In connection with the closing of the financing, we terminated the Purchase Agreement, dated as of July 27, 2016, by and between us and Lincoln Park Capital Fund, LLC. The termination was effective on August 16, 2017.

F-32

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(unaudited)

	December 31,	June 30,
	2017	2017

Assets
Current assets
Cash and cash equivalents	$3,908,183	$802,328
Restricted cash	75,534	75,214
Accounts receivable, net	1,377,436	528,039
Inventory, net	1,379,806	1,312,221
Prepaid expenses and other	1,003,766	310,760
Total current assets	7,744,725	3,028,562

Fixed assets, net	560,624	647,254
Developed technology, net	1,254,309	1,337,333
Customer contracts, net	74,667	77,667
Trade names, net	152,438	164,037
Natesto asset, net	8,571,710	9,231,072
Goodwill	238,426	238,426
Patents, net	258,611	271,278
Deposits	2,888	2,888
Total long-term assets	11,113,673	11,969,955

Total assets	$18,858,398	$14,998,517

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and other	$3,414,854	$2,220,400
Accrued liabilities	257,631	782,536
Accrued compensation	837,290	339,704
Deferred rent	4,787	6,673
Current contingent consideration	286,339	261,155
Total current liabilities	4,800,901	3,610,468

Long-term contingent consideration	7,726,698	7,386,782
Long-term deferred rent	-	1,451
Warrant derivative liability	3,300,213	-
Total liabilities	15,827,812	10,998,701

Commitments and contingencies (Note 6)

Stockholders’ equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; shares issued and outstanding 1,900 and 0, respectively as of December 31, 2017 and June 30, 2017	1	-
Common Stock, par value $.0001; 100,000,000 shares authorized; shares issued and outstanding 4,894,638 and 824,831, respectively as of December 31, 2017 and June 30, 2017	489	82
Additional paid-in capital	80,017,545	73,069,463
Accumulated deficit	(76,987,449)	(69,069,729)
Total stockholders’ equity	3,030,586	3,999,816

Total liabilities and stockholders’ equity	$18,858,398	$14,998,517

 The accompanying notes are an integral part of these consolidated financial statements.

F-33

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Product revenue	$1,051,154	$794,172	$2,127,522	$1,492,152
Total revenue	1,051,154	794,172	2,127,522	1,492,152

Operating expenses
Cost of sales	385,411	551,293	672,612	743,217
Research and development	(277,486)	263,457	(136,532)	495,479
Research and development - related party (Note 9)	-	47,998	-	95,996
Sales, general and administrative	4,553,366	3,642,332	9,171,769	9,347,082
Sales, general and administrative - related party (Note 9)	-	50,772	-	101,544
Amortization and impairment of intangible assets	383,811	437,014	769,652	874,029
Total operating expenses	5,045,102	4,992,866	10,477,501	11,657,347

Loss from operations	(3,993,948)	(4,198,694)	(8,349,979)	(10,165,195)

Other income (expense)
Interest expense	(196,781)	(388,085)	(385,526)	(803,465)
Derivative income	518,051	266,757	817,785	196,148
Unrealized (loss) gain on investment	-	(497,164)	-	230,936
Total other income (expense)	321,270	(618,492)	432,259	(376,381)

Net loss	$(3,672,678)	$(4,817,186)	$(7,917,720)	$(10,541,576)
Weighted average number of Aytu common shares outstanding	4,113,256	392,540	2,481,110	295,546

Basic and diluted Aytu net loss per common share	$(0.89)	$(12.27)	$(3.19)	$(35.67)

The accompanying notes are an integral part of these consolidated financial statements.

F-34

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Statement of Stockholders’ Equity

(unaudited)

	Preferred Stock		Common Stock		Additional paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Equity

Balance - June 30, 2017	-	$-	824,831	$82	$73,069,463	$(69,069,729)	$3,999,816

Stock-based compensation (unaudited)	-	-	-	-	275,688	-	275,688
Issuance of restricted stock (unaudited)	-	-	692,000	69	103,566	-	103,635
Earn-out payment to Nuelle shareholders (unaudited)	-	-	64,150	6	249,994	-	250,000
Issuance of preferred and common stock, net of $1,402,831 in cash issuance costs (unaudited)	2,250	1	3,196,665	320	6,318,846	-	6,319,167
Preferred stocks converted in common stock (unaudited)	(350)		116,666	12	(12)	-	-
Adjustment for rounding of shares due to stock split (unaudited)	-	-	326	-	-	-	-
Net loss (unaudited)	-	-	-	-	-	(7,917,720)	(7,917,720)

Balance - December 31, 2017 (unaudited)	1,900	$1	4,894,638	$489	$80,017,545	$(76,987,449)	$3,030,586

The accompanying notes are an integral part of these consolidated financial statements.

F-35

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended December 31,
	2017	2016

Cash flows from operating activities
Net loss	$(7,917,720)	$(10,541,576)
Adjustments to reconcile net loss to cash provided by (used in) operating activities
Stock-based compensation expense	275,688	1,425,133
Issuance of restricted stock	103,635	156,814
Depreciation, amortization and accretion	1,315,063	1,722,965
Derivative (income)	(817,785)	(196,148)
Amortization of prepaid research and development - related party (Note 9)	-	60,992
Unrealized (gain) on investment	-	(230,936)
Compensation through issuance of stock	-	509,996
Issuance of warrants to initial investors	-	596,434
Adjustments to reconcile net loss to net cash used in operating activities:
(Increase) in accounts receivable	(849,397)	(419,966)
(Increase) decrease in inventory	(67,585)	85,741
(Increase) in prepaid expenses and other	(454,595)	(221,015)
Increase (decrease) in accounts payable and other	1,124,558	(195,836)
(Decrease) in accrued liabilities	(524,905)	(238,395)
Increase (decrease) in accrued compensation	497,586	(681,432)
(Decrease) in deferred rent	(3,337)	(1,350)
Net cash used in operating activities	(7,318,794)	(8,168,579)

Cash flows used in investing activities
Purchases of property and equipment	(12,195)	(44,876)
Installment payment for Natesto asset	-	(2,000,000)
Installment payment for Primsol asset	-	(750,000)
Net cash used in investing activities	(12,195)	(2,794,876)

Cash flows from financing activities
Issuance of preferred, common stock and warrants	11,839,995	-
Issuance costs related to preferred, common stock and warrants	(1,402,831)	-
Issuance of common stock to Lincoln Park Capital	-	631,481
Costs related to sale of common stock	-	(24,247)
Registered offering of common stock and warrants	-	8,602,500
Registered offering costs	-	(997,865)
Over-allotment warrants purchased by placement agents	-	2,852
Net cash provided by financing activities	10,437,164	8,214,721

Net change in cash, cash equivalents and restricted cash	3,106,175	(2,748,734)
Cash, cash equivalents and restricted cash at beginning of period	877,542	8,054,190
Cash, cash equivalents and restricted cash at end of period	$3,983,717	$5,305,456

Non-cash transactions:
Warrants issued to investors and underwriters (see Note 5)	$4,117,997	$-
Revenue share payment to Jazz	$7,385	$-
Earn-out payment to Nuelle Shareholders	$250,000	$-
Fixed assets included in accounts payable	$62,512	$61,241
Warrants issued in connection with the equity financing to the placement agents	$-	$292,630

The accompanying notes are an internal part of these consolidated financial statements.

F-36

AYTU BIOSCIENCE, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

(unaudited)

Note 1 – Business, Basis of Presentation, Business Combinations, Divestitures, License/Supply Agreement and Merger

Business

Aytu BioScience, Inc. (“Aytu”, the “Company” or “we”) was incorporated as Rosewind Corporation on August 9, 2002 in the State of Colorado. Aytu was re-incorporated in the state of Delaware on June 8, 2015. Aytu is a commercial-stage specialty life sciences company concentrating on developing and commercializing products with an initial focus on urological diseases and conditions. Aytu is currently focused on addressing significant medical needs in the areas of hypogonadism, male infertility, and sexual wellness and vitality.

Basis of Presentation

These unaudited consolidated financial statements represent the financial statements of Aytu and its subsidiary, Aytu Women’s Health, LLC. These unaudited consolidated financial statements should be read in conjunction with Aytu’s Annual Report on Form 10-K for the year ended June 30, 2017, which included all disclosures required by generally accepted accounting principles (“GAAP”). In the opinion of management, these unaudited consolidated financial statements contain all adjustments necessary to present fairly the financial position of Aytu for the balance sheet, the results of operations and cash flows for the interim periods presented. The results of operations for the period ended December 31, 2017 are not necessarily indicative of expected operating results for the full year. The information presented throughout this report as of and for the period ended December 31, 2017 and 2016 is unaudited.

Through a multi-step reverse triangular merger in April 2015, Vyrix Pharmaceuticals, Inc. (“Vyrix’’) and Luoxis Diagnostics, Inc. (“Luoxis’’) merged with and into our Company (herein referred to as the Merger) and we abandoned our pre-merger business plans to solely pursue the specialty healthcare market, including the business of Vyrix and Luoxis. In the Merger, we acquired the RedoxSYS, MiOXSYS and Zertane products. On June 8, 2015, we reincorporated as a domestic Delaware corporation under Delaware General Corporate Law and changed our name from Rosewind Corporation to Aytu BioScience, Inc., and effected a reverse stock split in which each common stockholder received one share of common stock for every 12.174 shares held. On June 30, 2016, Aytu effected another reverse stock split in which each common stockholder received one share of common stock for every 12 shares held. On August 25, 2017, Aytu effected a third reverse stock split in which each common stockholder received one share of common stock for every 20 shares held (herein referred to collectively as the “Reverse Stock Splits”). All share and per share amounts in this report have been adjusted to reflect the effect of these Reverse Stock Splits.

Business Combination—ProstaScint

In May 2015, Aytu entered into and closed on an asset purchase agreement with Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”). Pursuant to the agreement, Aytu purchased assets related to the Jazz Pharmaceuticals’ product known as ProstaScint® (capromab pendetide), including certain intellectual property and contracts, and the product approvals, inventory and work in progress (together, the “ProstaScint Business’’), and assumed certain of Jazz Pharmaceuticals’ liabilities, including those related to product approvals and the sale and marketing of ProstaScint. The purchase price consisted of an upfront payment of $1.0 million. We also agreed to pay an additional $500,000, which was paid after the transfer of the ProstaScint-related product inventory, and $227,000 which was paid September 30, 2015 (which represents a portion of certain FDA fees). The total fair value consideration for the purchase was $2.4 million. We will also pay 8% on net sales made after October 2017, payable up to a maximum aggregate payment of an additional $2.5 million. The contingent consideration was initially valued at $664,000 and was revalued as of June 30, 2017 at $54,000 using the discounted cash flow methodology. As of December 31, 2017, the contingent consideration increased by $13,000 due to accretion.

Pursuant to the asset purchase agreement, we are required to make our first revenue share payment to Jazz Pharmaceuticals in the upcoming quarter, which is approximately $7,400.

F-37

The Company’s allocation of consideration transferred for ProstaScint as of the purchase date of May 20, 2015 was as follows:

Fair Value

Tangible assets	$727,000
Intangible assets	1,590,000
Goodwill	74,000
Total assets acquired	$2,391,000

The intangible assets for ProstaScint were originally recognized upon the closing of the acquisition and included developed technology of $790,000, customer contracts of $720,000 and trade names of $80,000, each of which began amortizing over a ten-year period. At June 30, 2017, the ProstaScint asset was determined to be impaired based upon sales projections at that time and because we decided to discontinue sales of ProstaScint mid-fiscal 2019 upon expiration of the product. The value for the intangible assets were adjusted to $54,000 for developed technology, $7,000 for trade names and $0 for customer contracts. The amortization expense was $12,000 and $40,000 for the three months ended December 31, 2017 and 2016, respectively. The amortization expense was $24,000 and $80,000 for the six months ended December 31, 2017 and 2016, respectively.

Business Combination—Primsol

In October 2015, Aytu entered into and closed on an Asset Purchase Agreement with FSC Laboratories, Inc. (“FSC”). Pursuant to the agreement, Aytu purchased assets related to FSC’s product known as Primsol® (trimethoprim solution), including certain intellectual property and contracts, inventory, work in progress and all marketing and sales assets and materials related solely to Primsol (together, the “Primsol Business”), and assumed certain of FSC’s liabilities, including those related to the sale and marketing of Primsol arising after the closing.

Aytu paid $500,000 at closing for the purchase of the Primsol Business, and paid an additional $142,000, of which $102,000 was for inventory and $40,000 for the Primsol Business, for the transfer of the Primsol-related product inventory. We also agreed to pay an additional (a) $500,000 which was paid in April 2016, (b) $500,000 which was paid in July 2016, and (c) $250,000 which was paid in November 2016 (together, the “Installment Payments”).

The Company’s allocation of consideration transferred for Primsol as of the purchase date of October 5, 2015 was as follows:

Fair Value

Tangible assets	$182,000
Intangible assets	1,470,000
Goodwill	147,000
Total assets acquired	$1,799,000

Included in tangible assets was $102,000 of inventory and $80,000 of work-in-process inventory. Included in the intangible assets was developed technology of $520,000, customer contracts of $810,000 and trade names of $140,000, each of which was being amortized over a six-year period. Amortization expense of $0 and $61,000 was recognized in the three months ended December 31, 2017 and 2016, respectively. The amortization expense was $0 and $122,000 for the six months ended December 31, 2017 and 2016, respectively.

Divestiture – Primsol

In March 2017, we entered into and closed on an Asset Purchase Agreement with Allegis Holdings, LLC (the “Purchaser”). Pursuant to the agreement, we sold to the Purchaser all of the assets related to our product known as Primsol, including certain intellectual property and contracts, inventory, work in process and all marketing assets and materials related solely to Primsol (together, the “Primsol Asset”). We retain any liability associated with the Primsol Asset that occurred prior to the closing. The Purchaser paid us $1,750,000 in cash at the closing for the Primsol Asset. We recognized a gain of approximately $428,000 on the sale which is included in selling, general and administrative expense on our statement of operations.

Based on our evaluation of the transaction, and because the Primsol Asset was not a material part of our business, the criteria for discontinued operations was not met. Therefore, the gain is included in continuing operations.

F-38

License and Supply Agreement—Natesto

In April 2016, Aytu entered into and closed a license and supply agreement to acquire the exclusive U.S. rights to distribute Natesto® (testosterone) nasal gel from Acerus Pharmaceuticals Corporation, or Acerus. The rights we acquired effective upon the expiration of the former licensee’s rights, which occurred on June 30, 2016. The license’s term runs for the greater of eight years or until the expiry of the latest to expire patent including claims covering Natesto and until the entry on the market of at least one AB-rated generic product.

Aytu made an upfront payment of $2.0 million to Acerus upon execution of the agreement. In October 2016, we paid an additional $2.0 million, and in January 2017, Aytu paid the final upfront payment of $4.0 million. Aytu also purchased, on April 28, 2016, an aggregate of 12,245,411 shares of Acerus common stock for Cdn. $2.5 million (approximately US $2.0 million), with a purchase price per share equal to Cdn. $0.207 or approximately US $0.16 per share. These shares were a held for sale security and were recognized at fair market value. Aytu agreed to refrain from disposing these shares until after August 29, 2016. During the second half of fiscal 2017, Aytu sold all of these shares. The gross proceeds from the sales were $1.1 million, the cost of the sales were $92,000, and we recognized a loss on investment of $1.0 million.

In addition to the upfront payments, we agreed to make the following one-time, non-refundable milestone payments to Acerus within 45 days of the occurrence of the below events. The maximum aggregate amount payable under such milestone payments is $37.5 million.

●	$2.5 million if net sales during any four consecutive calendar quarter period equal or exceed $25.0 million (the “First Milestone”); the First Milestone payment is required to be paid even if the threshold is not met in the event that the agreement is terminated for any reason other than material breach by Acerus, bankruptcy of either party, or termination by Acerus because it believes the amounts payable to Aytu for agreed upon trial work would no longer make the agreement economically viable for Acerus;

●	$5.0 million if net sales during any four consecutive calendar quarter period equal or exceed $50.0 million;

●	$7.5 million if net sales during any four consecutive calendar quarter period equal or exceed $75.0 million;

●	$10.0 million if net sales during any four consecutive calendar quarter period equal or exceed $100.0 million; and

●	$12.5 million if net sales during any four consecutive calendar quarter period equal or exceed $125.0 million.

The fair value of the net identifiable Natesto asset acquired was determined to be $10.5 million, which is being amortized over eight years. The amortization expense for each of the three months ended December 31, 2017 and 2016 was $330,000. The amortization expense for the six months ended December 31, 2017 and 2016 was $659,000.

The contingent consideration for Natesto was valued at $3.2 million using a Monte Carlo simulation, as of June 30, 2016. As of June 30, 2017, the contingent consideration was revalued and increased to $5.7 million using a Monte Carlo simulation and was based on an increase in estimated future sales of Natesto. The contingent consideration accretion expenses for the three months ended December 31, 2017 and 2016 was $169,000 and $58,000, respectively. The contingent consideration accretion expense for the six months ended December 31, 2017 and 2016 was $330,000 and $104,000, respectively, resulting in the contingent consideration value of $6.0 million as of December 31, 2017.

Merger/Subsidiary

In May 2017, Aytu Women’s Health, LLC., a wholly-owned subsidiary of Aytu, acquired Nuelle, Inc., or Nuelle, a women’s sexual health company. This transaction expanded our product portfolio with the addition of the Fiera® personal care device for women.

In the Merger, (i) each share of Nuelle common stock and each option or warrant to purchase Nuelle stock were cancelled, and (ii) each share of Nuelle preferred stock was converted into the right to receive shares of Aytu common stock. At the closing, Nuelle preferred stockholders exercised their conversion right, and we issued to the Nuelle preferred stockholders an aggregate of 125,000 shares of our common stock.

Nuelle preferred stockholders are entitled to revenue earn-out payments equal to a designated percentage of net sales on tiers of net sales up to $100.0 million, with an average rate for all tiers in the mid-single digit range, and a maximum aggregate payout of $6.9 million.

F-39

The first $1.0 million of earn-out payments will be paid in shares of our common stock and all other earn-out payments will be comprised of 60% cash and 40% shares of our common stock. The stock portion of any earn-out will be calculated by dividing each Nuelle stockholder’s portion of the earn-out by the average closing price of our common stock for the 10 trading days prior to the earlier of the date we deliver notice to the Nuelle stockholders of the earn-out or any public disclosure by us of the earn-out being due and payable.

In addition to the upfront issuance of common stock and revenue earn-out payments, we agreed to make the following one-time payments to the Nuelle stockholders within 90 days of the occurrence of the following events (provided that, the maximum aggregate amount payable under such milestone payments will be $24.0 million):

●	Upon achieving the first occurrence of Net Sales of $10.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $1.0 million;

●	Upon achieving the first occurrence of Net Sales of $17.5 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $1.8 million;

●	Upon achieving the first occurrence of Net Sales of $25.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $2.5 million;

●	Upon achieving the first occurrence of Net Sales of $37.5 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $3.8 million;

●	Upon achieving the first occurrence of Net Sales of $50.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $5.0 million; and

●	Upon achieving the first occurrence of Net Sales of $100.0 million over any sequential four calendar quarter period, Aytu will make a one-time payment to the Nuelle security holders of an amount equal to $10.0 million.

In the event that we do not make all of the required earn-out payments to the Nuelle stockholders before May 3, 2022, and we also complete a divestiture before May 3, 2022 of any of the products acquired in the transaction, we agreed to pay the Nuelle stockholders a combination of (i) cash in an amount equal to 10% of the value of all cash, securities and other property paid to us in the divestiture (cash is to be 60% of the total consideration), and (ii) shares of our common stock equal to the Nuelle stockholders’ portion of the divestiture payment divided by the average closing price of our common stock for the 10 trading days prior to the earlier of the closing date of the divestiture or the public disclosure of the divestiture (shares of common stock are to be 40% of the total consideration).

The Company’s allocation of consideration transferred for Nuelle as of the purchase date May 5, 2017 is as follows:

Fair Value

Tangible assets	$2,061,000
Intangible assets	1,540,000
Goodwill	238,000
Total assets acquired	$3,839,000

Included in the intangible assets is developed technology of $1.3 million, customer contracts of $80,000 and trade names of $160,000, each of which will be amortized over a nine to twelve-year period. Amortization expense of $36,000 and $0 was recognized for the three months ended December 31, 2017 and 2016, respectively. Amortization expense of $74,000 and $0 was recognized for the six months ended December 31, 2017 and 2016, respectively.

Upon the closing of the merger, we assumed liabilities of $47,000.

The contingent consideration was valued at $1.9 million using a Monte Carlo simulation, as of May 2017. The contingent consideration accretion expense for the three months ended December 31, 2017 and 2016 was $21,000, and $0, respectively. The contingent consideration accretion expense for the six months ended December 31, 2017 and 2016 was $41,000, and $0, respectively.

During the quarter ended September 30, 2017, we paid the first revenue earn-out payment to Nuelle shareholders of $12,000 issued in Aytu common stock, which represented the revenue earn-out payment for fiscal 2017.

During the quarter ended December 31, 2017, we made a $238,000 prepayment, issued in Aytu common stock, which represented the revenue earn-out payment for fiscal 2018.

F-40

Recently Issued Accounting Pronouncements, Not Adopted as of December 31, 2017

In May 2014, the FASB issued ASU 2014-09, Topic 606, Revenue from Contracts with Customers (the “New Revenue Standard”). The amendments in this ASU provide a single model for use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance, including industry-specific revenue guidance. The core principle of the new ASU is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. In August 2015, the FASB issued ASU 2015-14 which deferred the effective date of the New Revenue Standard. In 2016, the FASB issued ASU 2016-08, ASU 2016-10, ASU 2016-11, and ASU 2016-12 to clarify, among other things, the implementation guidance related to principal versus agent considerations, identifying performance obligations, and accounting for licenses of intellectual property. The New Revenue Standard is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted. The amendments in this update are to be applied on a retrospective basis, either to each prior reporting period presented or by presenting the cumulative effect of applying the update recognized at the date of initial application. We will adopt this standard on July 1, 2018, using the modified retrospective method. The Company has begun its evaluation and assessment to determine the effect of adoption on our existing revenue arrangements. We are also currently evaluating the potential changes to our current policies and processes to ensure we are able to meet the incremental disclosure requirements of the new standard.

In May 2017, the FASB issued ASU No. 2017-09, “Compensation-Stock Compensation (Topic 718) Scope of Modification Accounting (ASU 2017-09).” ASU 2017-09 clarifies which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. The standard is effective for interim and annual reporting periods beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact of its adoption of this standard on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350).” The amendment simplifies the subsequent measurement of goodwill by removing the second step of the two-step impairment test. The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The amendment should be applied on a prospective basis. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not believe that adoption of this amendment will have a material impact on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, “Business Combinations (Topic 805) Clarifying the Definition of a Business.” The amendment clarifies the definition of a business, which is fundamental in the determination of whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This determination is important given the diverging accounting models used for each type of transaction. The guidance is generally expected to result in fewer transactions qualifying as business combinations. The amendment is effective prospectively for public business entities for annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is permitted. The Company does not expect an immediate impact from this codification however, if Aytu seeks to purchase additional assets in the future it could have an impact if that purchase is accounted for as a business combination or an asset purchase.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses” to require the measurement of expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable forecasts. The main objective of this ASU is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. This ASU is effective for private companies and emerging growth companies beginning after December 15, 2020; the ASU allows for early adoption as of the beginning of an interim or annual reporting period beginning after December 15, 2018. The Company is currently assessing the impact that ASU 2016-13 will have on its consolidated financial statements but does not anticipate there to be a material impact.

F-41

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for leases for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of its adoption of this standard on its consolidated financial statements.

Note 2 – Fixed Assets

Fixed assets are recorded at cost and, once placed in service, are depreciated on a straight-line basis over the estimated useful lives. Leasehold improvements are amortized over the shorter of the estimated economic life or related lease term. Fixed assets consist of the following:

	Estimated Useful Lives	As of December 31,	As of June 30,
	in years	2017	2017

Manufacturing equipment	2 - 5	$423,000	$405,000
Leasehold improvements	3	111,000	111,000
Office equipment, furniture and other	2 - 5	344,000	287,000
Lab equipment	3 - 5	90,000	90,000
Less accumulated depreciation and amortization		(407,000)	(246,000)
Fixed assets, net		$561,000	$647,000

The depreciation and amortization expense was as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Depreciation and amortization expense	$81,000	$26,000	$161,000	$45,000

Note 3 – Patents

The cost of the Luoxis patents were $380,000 when they were acquired in connection with the 2013 formation of Luoxis and are being amortized over the remaining U.S. patent lives of approximately 15 years, which expires in March 2028. Patents consist of the following:

	As of December 31,	As of June 30,
	2017	2017

Patents	$380,000	$380,000
Less accumulated amortization	(121,000)	(109,000)
Patents, net	$259,000	$271,000

F-42

The amortization expense was as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Amortization expense	$6,000	$6,000	$12,000	$13,000

Note 4 – Income Taxes

On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law by the President of the United States. The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from 35% to 21% effective January 1, 2018. GAAP requires that the impact of tax legislation be recognized in the period in which the law was enacted. As a result of the Tax Reform Act, the Company recorded a tax expense of $6.6 million due to a re-measurement of deferred tax assets and liabilities at a blended rate in the three months ended December 31, 2017, which is fully offset by a reduction in valuation allowance. The tax expense is a provisional amount and the Company’s current best estimate. Any adjustments recorded to the provisional amounts will be included in income from operations as an adjustment to tax expense, net of any related valuation allowance. The provisional amount incorporates assumptions made based upon the Company’s current interpretation of the Tax Reform Act and may change as the Company receives additional clarification and implementation guidance.

Note 5 – Fair Value Considerations

Aytu’s financial instruments include cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, and warrant derivative liability. The carrying amounts of financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other current assets and other liabilities approximate their fair value due to their short maturities. The fair value of acquisition-related contingent consideration is based on estimated discounted future cash flows and periodic assessments of the probability of occurrence of potential future events. The valuation policies are determined by the Chief Financial Officer and the Company’s Board of Directors is informed of any policy change.

Authoritative guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of Aytu. Unobservable inputs are inputs that reflect Aytu’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on reliability of the inputs as follows:

Level 1:	Inputs that reflect unadjusted quoted prices in active markets that are accessible to Aytu for identical assets or liabilities;

Level 2:	Inputs that include quoted prices for similar assets and liabilities in active or inactive markets or that are observable for the asset or liability either directly or indirectly; and

Level 3:	Unobservable inputs that are supported by little or no market activity.

Aytu’s assets and liabilities which are measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement. Aytu’s policy is to recognize transfers in and/or out of fair value hierarchy as of the date in which the event or change in circumstances caused the transfer. Aytu has consistently applied the valuation techniques discussed below in all periods presented.

F-43

The following table presents Aytu’s financial liabilities that were accounted for at fair value on a recurring basis as of December 31, 2017, by level within the fair value hierarchy.

	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
December 31, 2017
LIABILITIES
Warrant derivative liability	$-	$-	$3,300,000	$3,300,000
Contingent consideration	$-	$-	$8,013,000	$8,013,000

June 30, 2017
LIABILITIES
Warrant derivative liability	$-	$-	$-	$-
Contingent consideration	$-	$-	$7,648,000	$7,648,000

The warrant derivative liability was valued using the lattice valuation methodology because that model embodies the relevant assumptions that address the features underlying these instruments. The warrants related to the warrant derivative liability are not actively traded and are, therefore, classified as Level 3 liabilities. Significant assumptions in valuing the warrant derivative liability, based on estimates of the value of Aytu common stock and various factors regarding the warrants, were as follows as of issuance and as of December 31, 2017:

	December 31, 2017	At Issuance
Warrants:
Volatility	177.1%	188.0%
Equivalent term (years)	4.63	5.00
Risk-free interest rate	2.16%	1.83%
Dividend yield	0.00%	0.00%

The following table sets forth a reconciliation of changes in the fair value of the derivative financial liabilities classified as Level 3 in the fair value hierarchy:

Derivative Instruments

Balance as of June 30, 2017	$-
Warrant issuances	4,118,000
Change in fair value included in earnings	(818,000)
Balance as of December 31, 2017	$3,300,000

We classify our contingent consideration liability in connection with the acquisition of ProstaScint, Natesto and Fiera within Level 3 as factors used to develop the estimated fair value are unobservable inputs that are not supported by market activity. We estimate the fair value of our contingent consideration liability based on projected payment dates, discount rates, probabilities of payment, and projected revenues. Projected contingent payment amounts are discounted back to the current period using a discounted cash flow methodology. There was no change in the fair value of the contingent consideration during the period ended December 31, 2017.

The following table sets forth a summary of changes in the contingent consideration for the period ended December 31, 2017:

Contingent Consideration

Balance as of June 30, 2017	$7,648,000
Increase due to accretion	384,000
Decrease due to contractual payment	(19,000)
Balance as of December 31, 2017	$8,013,000

F-44

Note 6 – Commitments and Contingencies

Commitments and contingencies are described below and summarized by the following as of December 31, 2017:

		Remaining
	Total	2018	2019	2020	2021	2022	Thereafter
Prescription Database	$1,071,000	$498,000	$573,000	$-	$-	$-	$-
Natesto	15,000,000	-	-	2,500,000	5,000,000	-	7,500,000
Office Lease	318,000	72,000	111,000	108,000	27,000	-	-
	$16,389,000	$570,000	$684,000	$2,608,000	$5,027,000	$-	$7,500,000

Prescription Database

In May 2016, Aytu entered into an agreement with a vendor that will provide Aytu with prescription information. Aytu agreed to pay approximately $1.9 million over three years for access to the database of prescriptions written for Natesto. The payments have been broken down into quarterly payments.

Natesto

In April 2016, the Company entered into an agreement with Acerus, whereby Aytu agreed to pay $8.0 million for the exclusive U.S. rights to Natesto (see Note 1). The first payment totaling $2.0 million was paid in April 2016, the second installment payment was paid in October 2016. The final payment totaling $4.0 million was paid in January 2017. Additionally, Aytu is required to make milestone payments to Acerus. The first milestone payment of $2.5 million must be paid even if the milestone is not reached. As of the date of this report, Aytu anticipates making the second milestone payment of $5.0 million, along with the third milestone payment of $7.5 million upon reaching the milestones.

Office Lease

In June 2015, Aytu entered into a 37-month operating lease for office space in Raleigh, North Carolina. This lease has initial base rent of $3,000 a month, with total base rent over the term of the lease of approximately $112,000. In September 2015, the Company entered into a 37-month operating lease in Englewood, Colorado. This lease has an initial base rent of $9,000 a month with a total base rent over the term of the lease of approximately $318,000. In October 2017, the Company signed an amendment to the 37-month operating lease in Englewood, Colorado. The amendment extended the lease for an additional 24 months beginning October 1, 2018. The base rent will remain at $9,000 a month. The Company recognizes rent expense on a straight-line basis over the term of each lease. Differences between the straight-line net expenses on rent payments are classified as liabilities between current deferred rent and long-term deferred rent. Rent expense for the respective periods was as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016

Rent expense	$35,000	$35,000	$70,000	$70,000

Note 7 – Common Stock

Capital Stock / Restricted Stock

At December 31, 2017 and June 30, 2017, Aytu had 4,894,638 and 824,831 common shares outstanding, respectively, and 1,900 and 0 preferred shares outstanding, respectively. The Company has 100.0 million shares of common stock authorized with a par value of $0.0001 per share and 50.0 million shares of preferred stock authorized with a par value of $0.0001 per share, of which 10,000 were designated Series A Convertible Preferred Stock. Included in the common stock outstanding are 735,000 shares of restricted stock issued to executives, directors, employees and consultants.

On August 11, 2017, we entered into a Securities Purchase Agreement with various investors pursuant to which we agreed to sell Class A and Class B equity units for gross proceeds of approximately $11.8 million. Class A units consist of one (1) share of common stock and a warrant to purchase one and one-half (1.5) shares of common stock and were sold at a negotiated price of $3.00 per unit. Class B units consist of one (1) share of our newly created Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and warrants to purchase one and one-half (1.5) shares of common stock for each share of common stock into which the Series A Preferred Stock is convertible and were sold at a negotiated price of $1,000.00 per unit to those purchasers who, together with their affiliates and certain related parties, would beneficially own more than 9.99% of our outstanding common stock following the offering. These Series A Preferred stock converts into common shares at $3.00 per common share, which when fully exercised will increase the common shares outstanding by 750,000 shares. The offering was completed on August 15, 2017.

F-45

In the offering, we issued an aggregate of 3,196,665 shares of our common stock, 2,250 shares of Series A Preferred Stock and warrants to purchase up to an aggregate of 6,314,671 shares of our common stock, which included 394,669 warrants issued to the underwriters as compensation for the transaction.

We incurred certain expenses related to this transaction to attorneys and underwriters inclusive of a 9% cash fee and warrants to purchase 10% of the aggregate number of shares issued in the transaction.

In connection with the closing of the financing, we terminated the Purchase Agreement, dated as of July 27, 2016, by and between us and Lincoln Park Capital Fund, LLC. The termination was effective on August 16, 2017.

In September 2017, Aytu issued 200,000 shares of restricted stock to employees pursuant to the Aytu BioScience 2015 Stock Option and Incentive Plan, which vest in September 2027. In November 2017, 3,000 of these restricted shares were cancelled. Also in November 2017, Aytu issued 495,000 shares of restricted stock to executives, directors and consultants pursuant to the Aytu BioScience 2015 Stock Option and Incentive Plan, which vest in November 2027. The fair value of the 695,000 shares of restricted stock was $1.4 million on the grant dates. The expense associated with the restricted shares granted will be recognized using the straight-line method over the 10-year vesting period. The unrecognized expense related to these shares was $1,372,000 as of December 31, 2017. For the six months ended December 31, 2017, the compensation expense related to both grants was $26,000.

Aytu previously issued 43,000 shares of restricted stock outside the Aytu BioScience 2015 Stock Option and Inventive Plan, which vest in July 2026. The unrecognized expense related to these shares was $1,912,000 as of December 31, 2017 and will be recognized over the 10-year vesting period. During the six months ended December 31, 2017, the expense related to these awards was $78,000. During the quarter ended December 31, 2017, we modified 8,250 shares of restricted stock for accelerated vesting and recognized a reduction in aggregate stock compensation expense of $36,000.

In September 2017, Aytu issued 3,018 shares of common stock in connection with the Nuelle earn-out (see Note 1). In October 2017, we made a $238,000 prepayment in Aytu common stock toward the revenue earn-out payment for fiscal 2018.

In October 2017, investors holding Aytu Series A Preferred shares exercised their right to convert 350 Aytu Series A Preferred shares into 116,666 shares of Aytu common stock.

Note 8 – Equity Instruments

Options

On June 1, 2015, Aytu’s stockholders approved the Aytu BioScience 2015 Stock Option and Incentive Plan (the “2015 Plan”), which, as amended in July 2017, provides for the award of stock options, stock appreciation rights, restricted stock and other equity awards for up to an aggregate of 3.0 million shares of common stock. The shares of common stock underlying any awards that are forfeited, canceled, reacquired by Aytu prior to vesting, satisfied without any issuance of stock, expire or are otherwise terminated (other than by exercise) under the 2015 Plan will be added back to the shares of common stock available for issuance under the 2015 Plan. As of December 31, 2017, we have 2,271,205 shares that are available for grant under the 2015 Plan.

Pursuant to the 2015 Stock Plan, 3.0 million shares of the Company’s common stock, are reserved for issuance. The fair value of options granted has been calculated using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, the risk-free interest rate, volatility, expected dividend yield and the expected option life. Changes to the assumptions could cause significant adjustments to valuation. Aytu estimates the expected term of granted options based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

F-46

Stock option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2017	38,263	$16.31	8.40
Granted	-	$-
Exercised	-	$-
Forfeited/Cancelled	(1,468)	$16.40
Outstanding December 31, 2017	36,795	$16.30	7.58
Exercisable at December 31, 2017	27,031	$16.27	7.33

Stock-based compensation expense related to the fair value of stock options and restricted stock was included in the statements of operations as selling, general and administrative expenses as set forth in the table below. Aytu determined the fair value of stock compensation as of the date of grant using the Black-Scholes option pricing model and expenses the fair value ratably over the vesting period. The following table summarizes stock-based compensation expense for the stock option and restricted stock issuances for the three and six months ended December 31, 2017 and 2016:

	Three Months Ended December 31,		Six Months Ended December 31,
Selling, general and administrative:	2017	2016	2017	2016

Stock options	$81,000	$381,000	$276,000	$1,425,000

Restricted Stock	32,000	82,000	104,000	157,000
Total share-based compensation expense	$113,000	$463,000	$380,000	$1,582,000

As of December 31, 2017, there was $390,000 of total unrecognized share-based compensation expense related to non-vested stock options. The Company expects to recognize this expense over a weighted-average period of 1.37 years.

Warrants

A summary of all warrants is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
Outstanding June 30, 2017	286,049	$50.29	4.23

Warrants issued in connection with the August 2017 private offering	5,920,002	$3.60
Warrants issued to underwriters in connection with the August 2017 private offering	394,669	$3.60
Outstanding December 31, 2017	6,600,720	$5.62	4.61

In connection with our August 2017 private offering, we issued warrants to purchase an aggregate of 6,314,671 shares of common stock at an exercise price of $3.60 and a term of five years to investors and underwriters. These warrants are accounted for using derivative liability treatment (see Note 5).

All warrants issued in fiscal 2018 were valued using the lattice option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made, including the selling price or fair market value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and contractual life. Changes to the assumptions could cause significant adjustments to valuation. The Company estimated a volatility factor utilizing a weighted average of comparable published betas of peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

Significant assumptions in valuing the warrants issued during the December 31, 2017 quarter are included in Note 5.

F-47

Note 9 – Related Party Transactions

Executive Stock Purchases

Two Aytu executive officers, Joshua Disbrow and Jarrett Disbrow, participated in the August 2017 offering. Each officer purchased 83,333 units.

Services Agreement

In July 2015, Aytu entered into an agreement with Ampio, whereby Aytu agreed to pay Ampio a set amount per month for shared overhead, which included costs related to a shared corporate staff and other miscellaneous overhead expenses. This agreement as amended in November 2015, April 2016, July 2016, January 2017 required a monthly payment of $12,000. This agreement was terminated in June 2017.

Sponsored Research Agreement

In June 2013, Luoxis entered into a sponsored research agreement with TRLLC, an entity controlled by Ampio’s director and Chief Scientific Officer, Dr. Bar-Or. The agreement was amended in January 2015 and provided for Luoxis (now Aytu) to pay $6,000 per month to TRLLC in consideration for services related to research and development of the Oxidation Reduction Potential platform. In March 2014, Luoxis also agreed to pay a sum of $615,000 which was being amortized over the contractual term of 60.5 months and was divided between current and long-term on the balance sheet; as of September 2014, this amount had been paid in full. This agreement was terminated in March 2017.

Note 10 – Segment Information

Aytu manages our Company and aggregates our operational and financial information in two reportable segments: Aytu and Aytu Women’s Health. The Aytu segment consists of our core male urology products. The Aytu Women’s Health segment contains our women’s health products. Select financial information for these segments is as follows:

	Three Months Ended December 31		Six Months Ended December 31
	2017	2016	2017	2016
Consolidated revenue:
Aytu	$985,000	$794,000	$1,957,000	$1,492,000
Aytu Women's Health	66,000	-	171,000	-

Consolidated revenue	$1,051,000	$794,000	$2,128,000	$1,492,000

Consolidated net loss:
Aytu	$(3,151,000)	$(4,817,000)	$(6,876,000)	$(10,542,000)
Aytu Women's Health	(522,000)	-	(1,042,000)	-

Consolidated net loss	$(3,673,000)	$(4,817,000)	$(7,918,000)	$(10,542,000)

Total consolidated assets:
Aytu	$15,842,000	$21,506,000	$15,842,000	$21,506,000
Aytu Women's Health	3,016,000	-	3,016,000	-

Total consolidated assets	$18,858,000	$21,506,000	$18,858,000	$21,506,000

F-48

Note 11 – Going Concern

As reflected in the accompanying balance sheet as of December 31, 2017, the Company had approximately $4.0 million in cash including approximately $76,000 in restricted cash (that is expected to be released in fiscal year 2018). In addition, for the quarter ended December 31, 2017, and for the most recent four quarters ended December 31, 2017, we used an average of $3.2 million of cash per quarter for operating activities. Looking forward, we expect cash used in operating activities to be in the range of historical usage rates, therefore, indicating substantial doubt about the Company’s ability to continue as a going concern. We expect to require a cash infusion during the fourth quarter of fiscal year 2018 to sustain operations.

With the expectation of continuing operating losses, the Company expects that its current cash resources will not be sufficient to sustain operations for a period greater than one year from the date of this report. The ability of the Company to continue its operations is dependent on management's plans, which include continuing to build on the historical growth trajectory of Natesto and accessing the capital markets through the sale of our securities. Based on our ability to raise capital in the past as well as our continued growth, the Company believes additional financing will be available and will continue to be available to support current level of operations for at least the next 12 months from the date of this report. There can be no assurance that such financing will be available or on terms which are favorable to the Company. While management of the Company believes that it has a plan to fund ongoing operations, there is no assurance that its plan will be successfully implemented or realized.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 12 – Subsequent Events

On January 2, 2018, Aytu issued 75,000 restricted shares to one of its executive officers pursuant to his employment agreement. The shares are subject to certain vesting conditions.

F-49

7,936,508 Shares

Common Stock

PROSPECTUS

Sole Book-Running Manager
Joseph Gunnar & Co.
Lead Manager
Fordham Financial Management

                 , 2018

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses paid or payable by us in connection with the sale of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities Exchange Commission, or SEC, registration fee.

Expense	Amount Paid or to be Paid
SEC registration fee	$1,541
FINRA filing fee	2,356
Printing expenses	10,000
Legal fees and expenses	100,000
Accounting fees and expenses	15,000
Miscellaneous expenses	11,103
Expense reimbursement to underwriters	139,500
Total	$279,500

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

II-1

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

The following transactions give effect to the 1-for-12.174 reverse stock split effected on June 8, 2015, the 1-for-12 reverse stock split effected on June 30, 2016 and the 1-for-20 reverse split effected on August 25, 2017.

Rosewind

●	On March 3, 2015, Rosewind accepted a cash investment from two irrevocable trusts for estate planning of which Joshua Disbrow and Jarrett Disbrow are beneficiaries. None of such persons have or share investment control over our shares held by such trusts. None of such persons, nor members of their respective immediate families, are trustees of such trusts. None of such persons have or share power to revoke such trusts. Accordingly, under Rule 16a-8(b) and related rules, none of such persons has beneficial ownership over our shares purchased and held by such trusts.

●	On April 16, 2015, Rosewind issued an aggregate of 52,764 shares of common stock to the stockholders of Vyrix and Luoxis in the merger of Vyrix and Luoxis with subsidiaries owned by Rosewind.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The offers, sales and issuances of the securities described in this section were exempt from registration either (a) under Section 4(a)(2) of the Securities Act in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(2), (b) Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans or contracts relating to compensation or (c) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. All recipients had adequate access, through their relationships with Rosewind to information about Rosewind. The sales of these securities were made without any general solicitation or advertising.

Aytu BioScience, Inc.

●	In July and August 2015, we issued $5,175,000 of convertible notes in a private placement under Section 506 of Regulation D. In connection with the private placement, pursuant to the exemption from registration provided by Section 4(a)(2), we issued to the placement agents a warrant to purchase an amount of shares of our common stock equal to 8% of the gross number of shares of our common stock issuable upon conversion of the convertible notes and all accrued interest thereon. The placement agents’ warrant has a term of five years from the date of issuance of the related notes in July and August 2015, will have an exercise price equal to 100% of the price per share at which equity securities are sold in our next equity financing, and provides for cashless exercise.

●	On February 10, 2016, we completed the conversion of $4,125,000 in convertible notes and $143,000 of accrued interest. The notes were issued in financings that closed in July and August 2015. Upon the conversion, we issued an aggregate of 32,830 shares common stock. After this conversion, an aggregate of $1,050,000 of principal of convertible notes remained outstanding.

●	On May 5, 2016, as an inducement to enter into lock up agreements with the underwriters of our public offering, we issued 15,278 shares of common stock and warrants to purchase 15,278 shares of common stock to holders of convertible notes that automatically converted into shares of common stock and warrants to purchase common stock, which conversion was triggered by the closing of our public offering of common stock and warrants on May 6, 2016.

●	On July 27, 2016, we issued 2,625 shares of common stock to Lincoln Park Capital Fund, LLC as a commitment fee and sold 6,684 shares of common stock to Lincoln Park Capital Fund, LLC, both pursuant to the Purchase Agreement dated July 27, 2016 between us and Lincoln Park Capital Fund, LLC. Between September 2016 and June 2017, Lincoln Park purchased an additional 10,000 shares.

●	On May 3, 2017, we issued 125,000 shares of common stock to the preferred stockholders of Nuelle, Inc. pursuant to the Merger Agreement dated May 3, 2017 between us and Nuelle, Inc.

●	On August 11, 2017, we issued an aggregate of 3,196,682 shares of common stock, 2,250 shares of Series A Preferred Stock and warrants to purchase up to an aggregate of 5,920,001 shares of common stock to investors pursuant to the Securities Purchase Agreement dated August 11, 2017 between us and various investors.

The offers, sales and issuances of the securities described in this section were exempt from registration under Section 4(a)(2) of the Securities Act, and where noted above, pursuant to Rule 506 of Regulation D, in that the transactions were between an issuer and sophisticated investors and did not involve any public offering within the meaning of Section 4(a)(2). The sales of these securities were made without any general solicitation or advertising.

II-2

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith	Previously Filed

1.1	Form of Underwriting Agreement by and between the Company and Joseph Gunnar & Co., LLC as representative of the several underwriters named therein (to be filed by amendment)

3.1	Certificate of Incorporation	8-K	6/09/15	3.1

3.2	Certificate of Amendment of Certificate of Incorporation effective June 1, 2016	8-K	6/02/16	3.1

3.3	Certificate of Amendment of Certificate of Incorporation, effective June 30, 2016	8-K	7/01/16	3.1

3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed on August 11, 2017.	8-K	8/16/17	3.1

3.5	Certificate of Amendment of Certificate of Incorporation, effective August 25, 2017	8-K	8/29/17	3.1

3.6	Bylaws	8-K	6/09/15	3.2

4.1	Form of Placement Agent Warrant issued in 2015 Convertible Note Financing	8-K	7/24/15	4.2

4.2	Warrant Agent Agreement, dated May 6, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	5/6/16	4.1

4.3	First Amendment to May 6, 2016 Warrant Agent Agreement between Aytu BioScience, Inc. and VStock Transfer LLC.	S-1	9/21/16	4.5

4.4	Warrant Agent Agreement, dated November 2, 2016 by and between Aytu BioScience, Inc. and VStock Transfer, LLC.	8-K	11/2/16	4.1

4.5	Form of Amended and Restated Underwriters’ Warrant (May 2016 Financing)	8-K	3/1/17	4.1

4.6	Form of Amended and Restated Underwriters’ Warrant (October 2016 Financing)	8-K	3/1/17	4.2

4.7	Form of Common Stock Purchase Warrant issued on August 15, 2017.	8-K	8/16/17	4.1

5.1	Opinion of Sichenzia Ross Ference Kesner LLP (to be filed by amendment)

10.1†	Form of Indemnification Agreement between the Registrant and its directors and officers	8-K	4/22/15	10.1

10.2#	Manufacturing and Supply Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Ethypharm S.A., dated September 10, 2012	8-K/A	6/08/15	10.5

10.4	License, Development and Commercialization Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Daewoong Pharmaceuticals Co., Ltd., effective as of August 23, 2011	8-K/A	10/2/2011	10.1

II-3

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith	Previously Filed

10.5#	Distribution Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and FBM Industria Farmaceutica, Ltda., dated as of March 1, 2012	8-K/A	6/08/15	10.7

10.6#	Distribution and License Agreement between the Registrant (as assigned to it by Ampio/Vyrix) and Endo Ventures Limited, dated April 9, 2014	8-K/A	6/08/15	10.8

10.7#	Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated September 1, 2009	8-K/A	6/08/15	10.9

10.8#	Addendum No. 4 to Sponsored Research Agreement between the Registrant (as assigned to it by Ampio/Luoxis) and Trauma Research LLC, dated March 17, 2014	8-K/A	6/08/15	10.10

10.9	Voting Agreement between the Registrant and Ampio, dated April 21, 2015	8-K	4/22/2015	10.1

10.10	Master Services Agreement between Biovest International, Inc. and Aytu BioScience, Inc., entered into on October 8, 2015, and effective October 5, 2015	8-K	10/13/15	10.19

10.11	Form of Subscription Agreement for January 2016 common stock purchases	8-K	1/20/16	10.1

10.12	License and Supply Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.1

10.13	Subscription Agreement between the Registrant and Acerus Pharmaceuticals Corporation, dated April 22, 2016	8-K	4/25/16	10.2

10.14	First Amendment, dated May 15, 2016, to Employment Agreement dated September 16, 2015 between Aytu BioScience, Inc. and Jonathan McGrael	8-K	5/16/16	10.1

10.15	Purchase Agreement, dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC.	8-K	7/28/16	10.1

10.16	Registration Rights Agreement dated July 27, 2016, by and between Aytu BioScience, Inc. and Lincoln Park Capital Fund, LLC.	8-K	7/28/16	10.2

10.17†	Employment Agreement, effective as of April 16, 2017, between Aytu BioScience, Inc. and Joshua R. Disbrow.	8-K	4/18/17	10.1

10.18†	Employment Agreement, effective as of April 16, 2017, between Aytu BioScience, Inc. and Jarrett T. Disbrow.	8-K	4/18/17	10.2

10.19	Asset Purchase Agreement, dated March 31, 2017, between Allegis Holdings, LLC and Aytu BioScience, Inc.	10-Q	5/11/17	10.1

10.20†	Merger Agreement, dated May 3, 2017, between Nuelle, Inc. and Aytu BioScience, Inc.	10-K/A	10/19/17	10.25

II-4

Exhibit No.	Description	Registrant’s Form	Date Filed	Exhibit Number	Filed Herewith	Previously Filed

10.21†	Employment Agreement, effective as of June, 2017, between Aytu BioScience, Inc. and Gregory A. Gould.	8-K	6/19/17	10.1

10.22†	2015 Stock Option and Incentive Plan, as amended on July 26, 2017.	8-K	7/27/17	10.1

10.24	Securities Purchase Agreement, dated August 11, 2017, between Aytu BioScience, Inc. and the investors named therein.	8-K	8/16/17	10.1

10.25	Registration Rights Agreement, dated August 11, 2017, between Aytu BioScience, Inc. and the investors named therein.	8-K	8/16/17	10.2

10.26	Employment Agreement, dated December 18, 2017 between Aytu BioScience, Inc. and David A. Green	8-K	12/19/2017	10.1

21.1	Subsidiaries					X

23.1	Consent of EKS&H LLLP, Independent Registered Public Accounting Firm.					X

23.2	Consent of Sichenzia Ross Ference Kesner LLP (included as part of Exhibit 5.1) (to be filed by amendment)

24.1	Power of Attorney (included on signature page)					X

101.INS	XBRL Instance Document					X

101.SCH	XBRL Taxonomy Extension Schema Document					X

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document					X

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document					X

101.LAB	XBRL Taxonomy Extension Label Linkbase Document					X

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document					X

†	Indicates is a management contract or compensatory plan or arrangement.

#	The company has received confidential treatment of certain portions of this agreement. These portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(b) Financial statement schedule.

None.

II-5

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, or SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)	For purposes of determining liability under the Securities Act, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)

if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(4)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on February 23, 2018.

AYTU BIOSCIENCE, INC.

By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ Joshua R. Disbrow	Chairman and Chief Executive Officer	February 23, 2018
	Joshua R. Disbrow	(Principal Executive Officer)

	/s/ David A. Green	Chief Financial Officer	February 23, 2018
	David A. Green	(Principal Financial and Accounting Officer)

	/s/ Michael Macaluso *	Director	February 23, 2018
Michael Macaluso

	/s/ Gary Cantrell *	Director	February 23, 2018
Gary V. Cantrell

	/s/ Carl C. Dockery *	Director	February 23, 2018
Carl C. Dockery

	/s/ John Donofrio, Jr. *	Director	February 23, 2018
John A. Donofrio, Jr.

* By:	/s/ Joshua R. Disbrow
Attorney-in-fact

II-7